As filed with the Securities and Exchange Commission on February 10, 2011

Registration No. 333-171296

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Entech Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8711	33-0123045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13301 Park Vista Boulevard, Suite 100

Fort Worth, Texas 76177

(817) 224-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Gelbaum

Chief Executive Officer

Entech Solar, Inc.

13301 Park Vista Boulevard, Suite 100

Fort Worth, Texas 76177

(817) 224-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laurie A. Cerveny, Esq.

Bingham McCutchen LLP

One Federal Street

Boston, MA

02110

617-951-8000

Fax: 617-951-8736

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee *
Common Stock, $.001 par value per share issuable upon the exercise of warrants (2)	84,375,000 shares	$ .08	$6,750,000	$481.28
Total

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the aggregate maximum offering price of all securities to be registered.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such determinate amount of additional shares of common stock as may be issuable upon exercise of warrants as a result of stock splits, stock dividends or similar transactions.
*	Of this amount, $469.61 was previously paid with respect registration statement file number 333-166115 filed on April 16, 2010, which registration statement was subsequently withdrawn on July 26, 2010 and $11.67 was previously paid on December 20, 2010.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholder are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED February 10, 2011

PROSPECTUS

Entech Solar, Inc.

Up to 84,375,000 Shares of Common Stock Underlying Warrants

This prospectus relates to the resale of up to 84,375,000 shares of our common stock to be offered by the selling stockholder upon the exercise of outstanding common stock purchase warrants by the selling stockholder.

The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” which begins on page 43.

We will not receive any of the proceeds from the sale of common stock by the selling stockholder. However, we will generate proceeds in the event of a cash exercise of the warrant by the selling stockholder. We intend to use those proceeds, if any, for general corporate purposes. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board and trades under the symbol “ENSL.OB” The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on February 9, 2011, was approximately $.07 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Brokers or dealers effecting transactions in the securities should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, PLEASE READ THE “RISK FACTORS” SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February     , 2011

ENTECH SOLAR, INC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in, or incorporated by reference into, this prospectus are “forward-looking” and discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements may include statements regarding our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and often include statements regarding, among other things (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our capital needs and our future financing plans and (e) our anticipated needs for working capital. In particular, forward-looking statements include statements relating to future actions, prospective products, product approvals or commercialization, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found in this prospectus under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and other matters that may or may not be described in this prospectus generally. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. We undertake no obligation to update forward-looking statements except as required by law. YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY OF THESE FORWARD-LOOKING STATEMENTS.

(i)

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. In this prospectus, references to “Entech Solar” “the Company,” “we,” “us,” and “our,” refer to Entech Solar, Inc.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that a person should consider before investing in the Company’s securities. A potential investor should carefully read the entire prospectus, including “Risk Factors” and the Consolidated Financial Statements, before making an investment decision.

About This Offering

This prospectus relates to the resale of up to 84,375,000 shares of our common stock to be offered by the selling stockholder upon the exercise of outstanding common stock purchase warrants. On November 29, 2010, we entered into an amended and restated preferred stock purchase agreement with Socius CG II, Ltd. (“Socius”). This agreement contemplates that we will sell up to 500 shares of our Series G preferred stock, in one or more tranches at a purchase price of $10,000 per share, for an aggregate issue price of up to $5,000,000. In addition we issued to Socius a warrant to acquire 84,375,000 shares of our common stock. With each tranche, Socius will be required, through exercise of the warrant, to purchase shares of our common stock equal to 135% of the tranche amount. The exercise price of the warrant will equal the closing bid price of our common stock on the day prior to the date we provide notice of a tranche to Socius. Funding under the agreement with Socius is subject to the satisfaction of a number of conditions, including the effectiveness of a registration statement filed with the Securities and Exchange Commission relating to Socius’s potential sale of the common stock underlying the warrants. Under the terms of the purchase agreement, we issued to Socius Capital Group, LLC, an affiliate of Socius 3,157,727 restricted shares of our common stock as a commitment fee.

While we can not be certain as to the amount of Series G preferred stock we will cause Socius to acquire, we believe it is likely that we will cause Socius to acquire the full $5,000,000 worth of our Series G preferred stock over the next two years. We anticipate that these funds will be necessary to continue to finance our operations and working capital needs in the near future. We will not receive any proceeds from the sale of the shares being registered for resale hereunder.

Summary of the Shares offered by the Selling Stockholder.

The following is a summary of the shares being offered by the selling stockholder:

Securities Offered

84,375,000 shares of our common stock to be offered by the selling stockholder upon the exercise of outstanding common stock purchase warrants.

Assuming no exercise or conversion of any other convertible securities, the shares being registered in this offering, upon issuance, at an exercise price of $0.08 per share, would account for approximately 18.75% of our issued and outstanding shares of common stock. Additionally, assuming we cause Socius to acquire all $5,000,000 worth of shares of our Series G preferred stock, and based on the current market price of our common stock, the selling stockholder may sell all 84,375,000 shares of common stock being registered in this transaction.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholder. However, we will generate proceeds in the event of a cash exercise of the warrants by the selling stockholder. We intend to use those proceeds, if any, for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 3.

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholder at the time of sale.

OTCBB Trading Symbol	ENSL.OB

The Company

We were incorporated in the state of Nevada on April 3, 1985 under the name Golden Beverage Company. In April 1997, we entered into a reverse merger transaction with WorldWater, Inc., a Delaware corporation formed in January 1984. Following the merger transaction, we operated under the name of WorldWater Corp. and engaged exclusively in the solar/water power industry. In May 2001, we changed our state of incorporation from Nevada to Delaware and in July 2005 we changed our corporate name to WorldWater & Power Corp. Effective August 28, 2007, we changed our name to WorldWater & Solar Technologies Corp. We acquired ENTECH, Inc. on January 28, 2008. On December 4, 2008 we changed our name to Entech Solar, Inc. Our stock is publicly traded on the OTC Bulletin Board under the symbol ENSL.OB.

Business Overview

We plan to become a leading developer of renewable energy technologies for the commercial, industrial and utility markets. Our designs in concentrating solar modules provide both electricity and thermal energy as part of our ThermaVolt™ product line and electricity only as part of our SolarVolt™ product line. In January 2010, we launched our patented, state-of-the-art collimating tubular skylight that we believe provides superior light output and optical efficiency for commercial and green building initiatives.

Our target customers will be both distributors and end-users of energy who are interested in reducing their energy costs, environmental impact, and the variability of their monthly electricity and natural gas cost due to the volatility associated with these energy supplies. We believe we can become a leading energy solutions supplier to industrial, commercial and public sector clients.

We did not have significant revenues from operations during 2009. We did not generate any significant revenues in the first three quarters of 2010, nor do we expect to have significant revenues in 2010, because our primary focus is on developing and commercializing our next-generation technologies so that we are able to supply two renewable energy outputs—electricity and hot water—at competitive prices through our patent pending ThermaVolt™ products and electricity-only through our patent pending SolarVolt™ products. We believe that providing electricity only and electricity and hot water will give customers energy solutions that are more efficient and cost-effective.

On January 28, 2008, we completed the acquisition of ENTECH, Inc. (“ENTECH”), a Keller, Texas company which previously operated for 25 years in the concentrating photovoltaic (“CPV”) industry. ENTECH received development funding from and/or installed CPV systems for NASA, Sandia National Laboratories, Department of Energy, Department of Defense and major U.S. utilities and corporations.

In the first quarter of 2009, we transitioned from the flat-plate solar installation business and suspended manufacturing start-up activities associated with our first-generation CPV products. During the twelve months ended December 31, 2009, we recorded a non-cash impairment charge totaling $7.0 million for manufacturing equipment, inventory and leasehold improvements directly related to our decision to stop manufacturing at our Texas plant for first generation equipment and instead focus our effort on developing our next generation CPV products. Our primary business strategy is to develop new solar energy products and services based upon ENTECH CPV technology. We seek to leverage the combined technologies of our legacy Engineering, Procurement, and Construction (“EPC”) business and the technologies obtained from the acquisition of ENTECH to become a leading supplier of CPV energy solutions. We are developing next generation ENTECH CPV technology to improve our ThermaVolt™ and SolarVolt™ product lines as part of providing CPV energy solutions primarily to solar integrators. Also, we are focused on becoming a low-cost leader in the solar industry enabling customers to significantly reduce their current costs for electric and thermal energy.

We believe that the long term prospects for solar technologies are very good in light of reductions in the cost of solar energy, volatile prices for non-renewable energy sources such as oil and natural gas, current and anticipated federal and state legislation regulating carbon emissions and the use of fossil fuels, and government incentives for solar energy (both electric and thermal). We believe that we have the technology, skills and experience necessary to become a market leader in the CPV industry.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK

You should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus including, without limitation, the information provided in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and the risks we have highlighted in other sections of this prospectus in evaluating an investment in the shares of our common stock. If any of the following risks, or any other risks not described below, actually occur, it is likely that our business, financial condition, and/or operating results could be materially adversely affected. In such case, the trading price and market value of our common stock could decline and you may lose part or all of your investment in our common stock. The risks and uncertainties described below include forward-looking statements and our actual results may differ from those discussed in these forward-looking statements. You should carefully read and consider these risk factors together with all of the other information included in this prospectus and all information incorporated by reference before you decide to purchase shares of our common stock.

Risks Related to Financing Our Operations

Without obtaining adequate capital funding, we may not be able to continue as a going concern.

The report of our independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008 contained a fourth explanatory paragraph to reflect its significant doubt about our ability to continue as a going concern as a result of our history of losses and our liquidity position. If we are unable to obtain adequate capital funding in the future, we may not be able to continue as a going concern, which would have an adverse effect on our business and operations, and investors’ investment in us may decline. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Substantial doubt about our ability to continue as a going concern may have created, or may create, negative reactions to the price of the common shares of our stock and we may have a more difficult time obtaining financing.

We have historically incurred losses and these losses may continue in the future.

Since 1997, the Company has not been profitable. For the nine months ended September 30, 2010, we sustained losses from operations of $14,422,00, and our accumulated deficit as of September 30, 2010 was $158,686,000. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems and additional operating losses if we are not able to raise additional capital as needed and on acceptable terms and, in such event, our operations may be reduced or curtailed.

If we are unable to raise additional capital to finance operations, our business operations will be curtailed.

Our operations have relied almost entirely on funding from sales of securities to The Quercus Trust, of which David Gelbaum, our Chief Executive Officer and Chairman, is co-trustee and on external financing. External financing has historically come from a combination of borrowings from and sales of common and preferred stock to, third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, financing will be required to cover our operating and capital costs. The sale of our stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing, whether from The Quercus Trust or from other third parties, would likely result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a loss of your investment.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our customers which may not be available.

For many of our projects, our customers have entered into agreements to finance the project over an extended period of time based on energy savings generated by our solar power systems, rather than paying the full capital cost of purchasing the solar power systems up front. For these types of projects, many of our customers choose to purchase solar electricity under a power purchase agreement with a financing company that purchases the system from us. These structured finance arrangements are complex and may not be feasible in many situations. In addition, customers opting to finance a solar power system may forgo certain tax advantages associated with an outright purchase which may make this alternative less attractive for certain potential customers. If customers are unwilling or unable to finance the cost of our products, or if the parties that have historically provided this financing cease to do so, or only do so on terms that are substantially less favorable for us or these customers, our growth will be adversely affected.

The commercial success of our SolarVolt™ system will depend in part on the continuing formation of financing companies and the potential revenue source they represent. In deciding whether to form and invest in financing companies, potential investors weigh a variety of considerations, including their projected return on investment. Such projections are based on current and proposed federal, state and local laws and regulations, particularly legislation and regulations relating to taxes and the promotion of alternative energy. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings and changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax consequences which may adversely affect an investor’s projected return on investment, which could have a material adverse effect on our business and results of operations.

Our projects may require substantial up-front costs before any revenues are realized.

A significant portion of our historical revenue has been derived from projects which require significant up-front expense to us. Revenues are not realized until the projects are fully financed. Certain revenue may be realized only after project milestones are met or are completed. Our failure, or any failure by a third-party which we may contract, to perform services or deliver our products on a timely basis could result in us incurring substantial losses.

Our plans for growth may lead us to make acquisitions of other companies or investments in joint ventures with other companies and such acquisitions or investments could adversely affect our operating results, dilute our stockholders’ equity, or cause us to incur additional debt or assume contingent liabilities.

To grow our business and maintain our competitive position, we have acquired other companies and may in the future acquire additional companies or engage in joint ventures. Acquisitions and joint ventures involve a number of risks that could harm our business and result in the acquired business or joint venture not performing as expected, including:

•	insufficient experience with technologies and markets in which the acquired business is involved, which experience may be necessary to successfully operate and integrate the business;

•	problems relocating or integrating the acquired operations, personnel, technologies or products with the existing business and products;

•	diversion of management’s time and attention from other business to the acquired business or joint venture;

•	potential failure to attract or retain key technical, management, sales and other personnel for the acquired business or joint venture;

•	difficulties in retaining relationships with suppliers and customers of the acquired business, particularly where such customers or suppliers compete with us; and,

•	subsequent impairment of the acquired assets and assumption of liabilities of the acquired business.

The demand for our products and the ability to supply our products are each affected by general economic conditions and uncertainty.

Economic difficulties in the United States credit markets and certain international markets have led to a period of slowing economic growth or decline in some or all of the markets in which we operate. Ongoing recessionary conditions may be sufficient reason for customers to delay, defer or cancel purchase decisions, including decisions previously made. This risk is magnified for capital goods purchases such as the solar cell products we intend to supply. Although we believe that the anticipated higher operating efficiency and lower total cost of ownership will support customers using and purchasing our equipment, lower sales could materially affect our revenues and prevent us from achieving profitable operations or from obtaining adequate additional financing. As a result, we may be forced to reduce or curtail operations.

We have benefited from available capital and historically low interest rates in recent years, as these rates have made it more attractive for our customers to use debt financing to purchase our solar power systems. Interest rates have fluctuated recently and may eventually rise, which will likely increase the cost of financing these systems and may reduce an operating company’s profits and investors’ expected returns on investment. In addition, there is currently a lack of credit available to businesses generally. These impediments to borrowing are particularly significant for direct sales to financial institutions which sell electricity to end-customers under power purchase agreements. Sales financed through power purchase agreements are highly sensitive to interest rate fluctuations and the availability of credit, and would be adversely affected by increases in interest rates or liquidity constraints. Rising interest rates may also make other alternative investments more attractive to investors and therefore lead to a decline in demand for our solar power systems, which could have a material adverse effect on our business and results of operations.

We will likely cause Socius to acquire the full $5,000,000 worth of our Series G preferred stock which will dilute our existing securityholders and could have a negative impact on our ability to realize earnings or secure additional funding in the future.

Under the terms of our amended and restated preferred stock purchase agreement with Socius, we can cause Socius to acquire up to $5,000,000 of our Series G preferred stock. Once issued, our Series G preferred stock will accrue dividends at a rate of 10% per year which could impact our future earnings. This issuance may also make it difficult for us to obtain financing from other sources, or to obtain financing on terms that are favorable to us. Additionally, if we cause Socius to acquire $5,000,000 of our Series G preferred stock, Socius CG II, Ltd. will vest in a warrant and shall be required to purchase 84,375,000 shares of our common stock having an aggregate value of $6,750,000. This issuance will be dilutive to our current shareholders and any sale by Socius CG II, Ltd. of shares of our common stock could result in a decrease in the trading price of our common stock.

Risks Related to an Investment in Our Securities

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Currently our common stock is quoted on the OTC Bulletin Board and the trading volume developed to date is limited by the fact that many major institutional investment funds and mutual funds, as well as many individual investors, follow a policy of not investing in Bulletin Board stocks and, moreover, certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board is an inter-dealer market and is much less regulated than the major stock exchanges, and trading in our common stock is potentially subject to abuses, volatilities and shorting.

In addition, there has been a limited public market for our common stock, and an active trading market for our common stock may not develop. This could reduce our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could reduce the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We have not paid and do not anticipate paying dividends.

We have never paid, nor do we currently anticipate paying, any cash dividends on our common stock. Future debt, equity instruments or securities may impose additional restrictions on our ability to pay cash dividends.

Delaware law and our charter may inhibit a takeover of us that our stockholders may consider favorable.

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of us, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

We are authorized to issue “blank check” preferred stock, which can be issued without stockholder approval and may adversely affect the rights of holders of our common stock.

We are authorized to issue 10,000,000 shares of preferred stock and 5,505,338 preferred shares are issued and outstanding as of December 16, 2010. The Board of Directors is authorized under our Certificate of Incorporation, as amended, to provide for the issuance of additional shares of preferred stock by resolution, and upon filing a certificate of designations under Delaware law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend and/or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for us and thereby prevent stockholders from receiving the maximum value for their shares.

The value of acquisitions is shown on our financial statements as of the time that the transaction is consummated. Subsequent changes in business outlook could materially and adversely affect the valuation.

We value acquisitions at the time the acquisition is consummated and as may be reflected in the acquisition agreement. From time to time we are required to re-assess the value of the acquired asset or business. Material changes in the prospects for the growth and development of the business may result in impairment charges. Such charges may be perceived negatively by investors, possibly resulting in a reduction in our stock price. As of December 31, 2009, we recorded an impairment charge for goodwill and intangible assets of approximately $5.5 million.

Risks Related to Management and Personnel

Our directors are not personally liable to us and are indemnified for breach of fiduciary duties.

Our Certificate of Incorporation, as amended, provides, as permitted by the Delaware General Corporation Law (“the DGCL”), and with certain exceptions, that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may discourage our stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders against a director. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by the DGCL, and our directors have the opportunity to enter into indemnification agreements with the Company.

We are controlled by a single shareholder.

As of December 16, 2010, The Quercus Trust, our principal shareholder, beneficially owned 220,227,835 shares of our common stock, or approximately 45.09%, of our common stock (after giving effect to the conversion of 4,892,857 shares of Series D-1 Convertible Preferred Stock and outstanding warrants). David Gelbaum, our Chief Executive Officer and Chairman of the Board of Directors, is the co-trustee of The Quercus Trust. Pursuant to rights previously available to The Quercus Trust as the holder of the Company’s Series D Convertible Preferred Stock and Series I preferred stock, The Quercus Trust appointed Messrs. Gelbaum and Field as members of our Board of Directors, giving The Quercus Trust majority control of the Board of Directors. The Quercus Trust currently has the ability to exert substantial influence over the outcome of all corporate actions requiring stockholder approval, including the election of directors, amendments to our Certificate of Incorporation and approval of significant corporate transactions. As long as The Quercus Trust owns such a significant percentage of our common stock and maintains majority control of the Board, our other stockholders may be unable to affect or change the management or the direction of our Company without the support of The Quercus Trust. On November 29, 2010, The Quercus Trust exchanged all of its shares of Series D Convertible Preferred Stock for Series D-1 Convertible Preferred Stock. The Series D-1 Convertible Preferred Stock has all of the same rights and preferences as our Series D Convertible Preferred Stock except it does not contain the right to appoint or elect any director to our Board of Directors. In addition, on November 29, 2010, The Quercus Trust cancelled all of its interests in our Series I Preferred Stock and as a result is no longer entitled to appoint or elect directors in connection with such shares.

We have been dependent on The Quercus Trust for financing our continued operations.

We have been dependent on The Quercus Trust to finance our continued operations since 2008. In 2008, we issued The Quercus Trust shares of Series E and Series F preferred stock in two private placements. Each share of Series E preferred stock and each share of Series F preferred stock converted into 1,000 shares of common stock on June 26, 2008. In 2009, we and The Quercus Trust entered into a loan agreement and a common stock purchase agreement.

In 2010, we entered into numerous separate purchase agreements pursuant to which The Quercus Trust acquired shares of our common stock. Additionally, in 2010 we issued to The Quercus Trust shares of Series G preferred stock, Series H preferred stock and Series I preferred stock in various private placement transactions. There can be no assurance that The Quercus Trust will continue to invest in us.

Failure to retain or attract key personnel will have a material negative impact on the sales, development and enhancement of our products.

Our future success depends, in significant part, on the continued services of key officers or engineers. The departure of a key officer could have an adverse effect on our results of operations and financial condition. We do not maintain key man insurance policies on our executives. Additionally, we may not be able to find an appropriate replacement for any of our key personnel. If we do not succeed in recruiting, retaining, and motivating key employees, we may be unable to meet our business plan and as a result, our stock price may decline.

Our business plan relies heavily on attracting and retaining industry specialists with extensive technical and industry experience and existing relationships with many industry participants. The markets for many of our experienced employees, including electrical engineers and licensed electricians, are extremely competitive. The sale of our products, and the future development and enhancement of our products, will be limited if we are not successful in our efforts to recruit and retain the personnel we need.

If we fail to maintain effective internal controls over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting; this could harm our business and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting. We have responded to the requirements of Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we rapidly grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

Risks Related to Regulations

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of photovoltaic products, which may significantly reduce demand for our solar modules.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of photovoltaic products and investment in the research and development of photovoltaic technology. For example, without a mandated regulatory exception for photovoltaic systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. If these interconnection standby fees were applicable to PV systems, it is likely that they would increase the cost to our end-users of using PV systems which could make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by PV systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate for all times of the day, would require PV systems to achieve lower prices in order to compete with the price of electricity from other sources.

We anticipate that our solar modules and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar modules may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar modules.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

We believe that the growth of the market for our solar energy products and services depends in large part on the availability and size of government-generated economic incentives. At present, the cost of producing solar energy generally exceeds the price of electricity in the U.S. from traditional sources. As a result, to encourage the adoption of solar technologies, the U.S. government and numerous state governments have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products. Reduction, elimination and/or periodic interruption of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and our revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in our markets. The reduction or elimination of government subsidies and economic incentives for solar energy applications, especially those in our target markets, could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations.

Risks Related to Technology

We may not be able to protect our intellectual property rights, and we inadvertently may be infringing on the intellectual property rights of others, which could result in significant expense and loss of intellectual property rights.

If a court determines that we infringe on the rights of others, we may be required to cease such infringement or pay significant sums as license fees or damages to such parties. The persons or organizations holding the desired technology may not grant licenses to us or the terms of such licenses may not be acceptable to us. In addition, we could be required to expend significant resources to develop non-infringing technology, or to defend claims of infringement brought against us.

We rely on the registration of patents and trademarks and trade names, as well as on trade secret laws and confidentiality agreements with our employees, vendors and partners to protect our intellectual property rights. We may in the future need to expend significant resources to protect and enforce our intellectual property rights.

Any failure to meet the technological requirements of our customers may hinder sales of our products.

Our ability to continue to develop and market our products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share, we must continually make advances in technology. Any failure in our research and development efforts could result in significant delays in product development and have a material adverse effect on us. We may encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products and processes. Any failure to adequately protect our intellectual property or to defend or assert our intellectual property rights could seriously harm our business.

Risks Related to Operations

We will depend on outsourced manufacturers to produce our products, which could increase the potential for supply chain disruptions.

The development of our renewable energy technologies will be dependent on low-cost, outsourced manufacturing facilities that could experience problems or disruptions in business that would negatively affect our supply chain.

As polysilicon and thin-film supplies increase, corresponding increases in the global supply of solar cells and panels may cause substantial downward pressure on the prices of our products, resulting in lower revenues and earnings.

Polysilicon is a critical raw material used to manufacture solar panels which has been in short supply until recently. Thin-film was created as a substitute to allow for the development of solar panels without polysilicon. As additional polysilicon and thin-film continue to become more available, we expect solar panel production globally to increase. Decreases in polysilicon and thin-film pricing and increases in solar panel supply could each result in substantial downward pressure on the price of solar cells and panels, including our products. Such price reductions could have a negative impact on our revenue and earnings, and materially adversely affect our business and financial condition.

We may act as the general contractor for our customers in connection with the installations of our solar power systems and will be subject to risks associated with construction, bonding, cost overruns, delays and other contingencies, which could have a material adverse effect on our business and results of operations.

We may act as the general contractor for our customers in connection with the installation of our solar power systems. If we act as a general contractor, costs will be estimated at the time of entering into the sales contract for a particular project. To the extent possible, these costs will be reflected in the overall price that we charge our customer for the project. These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project. In addition, we may require qualified, licensed subcontractors to install most of our systems. Shortages of such skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in planning a project or defective or late execution occur, we may not achieve our expected margins or cover our costs. Also, some customers may require performance bonds issued by a bonding agency. Due to the general performance risk inherent in construction activities, it has become increasingly difficult to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain bonding, we may be unable to bid on, or enter into, sales contracts requiring such bonding.

Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties. Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. The occurrence of any of these events could have a material adverse effect on our business and results of operations.

We may enter into fixed-price contracts with customers which may result in us recording transactions which prove unprofitable or perform below our expectations.

We may negotiate fixed-priced contracts with customers. The development and installation of technologies still in their infancy will likely make it difficult for us to estimate delivery times accurately or price our products and services in a profitable manner. When establishing prices for fixed-price contracts, we may not fully appreciate these risks. Additionally, our ability to procure a profit from fixed-price arrangements will depend in part on the availability, productivity and skill-set of the labor market as well as on third-party suppliers of raw materials and subcontractor pricing and performance.

We will continue to be dependent on a limited number of third-party suppliers for key components for our solar systems products during the near-term, which could prevent us from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share.

In addition to our reliance on a small number of suppliers for parts and materials for solar cells and panels, we rely on third-party suppliers for other components for our solar power systems, such as inverters that convert the direct current electricity generated by solar panels into alternating current electricity usable by the customer. Some of our suppliers are sole-source vendors. These sole-source relationships place the company at high risk for failure to receive the needed components timely and may subject us to unexpected price increases. Further, these components are often unique and second sources may not be readily available. Inability to secure such components could have a material adverse effect upon our product development schedule, revenue, and profitability and could expose us to liability for failing to meet customer demands.

If we fail to develop or maintain our relationships with our limited number of suppliers, we may be unable to manufacture our products in a timely or cost competitive manner, which could prevent us from making sales and delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. To the extent the processes that our suppliers use to manufacture components are proprietary; we may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, could impair our ability to manufacture our products, increase our costs as a result of locating substitute suppliers or expose us to potential claims from purchasers. If we cannot obtain substitute materials on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share, any of which could have a material adverse effect on our business and results of operations.

Our products include complex solar technology which is subject to operational risks.

We are engaged in the development of complex solar technology for the solar energy market. The technology is susceptible to unique engineering elements that are not tested in the actual operating environment until commissioned. As a result, we may incur unanticipated engineering requirements which may cause us to incur additional operating, development and production expenses that have not been anticipated, as well as product shipment delays.

Our success depends in part upon our ability to achieve certification of our products.

In order to successfully commercialize our technology, we must certify our products to meet a number of U.S. and international standards. The certifications require that the products satisfy a number of safety, quality, and reliability criteria. If our current product designs and workmanship quality do not meet these criteria, then the products will need to be re-designed, if possible, in order to become compliant with the applicable standards. If the product cannot be re-designed or if we believe that it is not cost effective to do so, then the product will not be sold widely. In addition, delays in completing and achieving the required certifications may adversely affect product development schedules, delay contract signing and revenue recognition, and could have a material adverse effect on the business.

In addition, achieving certification does not guarantee that a product will meet performance or reliability requirements in actual use conditions. To the extent the certification testing fails to detect performance or reliability issues, the product may not perform as expected. If the product does not perform to our expectations, such problems and the cost to remedy the problems could have a material adverse effect on us.

We may be subject to unexpected warranty and product liability claims, and such claims may materially affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products or installations. We have agreed to indemnify our customers and our distributors in some circumstances against liability from defects in our solar systems. A successful indemnification claim against us could require us to make significant damage payments, which would negatively affect our financial results.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of our solar system products results in injury. We may be subject to warranty and product liability claims in the event that our solar power systems fail to perform as expected or if a failure of our solar power systems results, or is alleged to result, in bodily injury, property damage or other damages. Since our solar power products are electricity-producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. Moreover, we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. A successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, any of which could also adversely affect our business and operating results. Warranty and product liability claims may result from defects or quality issues in certain third-party technology and components incorporated into our solar power systems, over which we have no control. Warranty provisions may not fully compensate us for any loss associated with third-party claims caused by defects or quality issues in such products. In the event we seek recourse through warranties, we will also be dependent on the creditworthiness and continued existence of our suppliers.

Risks Related to Competition

Competitive conditions affecting the electricity generation business and the natural gas business may limit our growth and profitability.

Our products are expected to compete with a broad range of traditional and alternative sources of electrical and thermal energy products.

The cost of installing a solar array may be more or less than the cost of grid line extension, depending upon the extent of the grid line extension. However, the cost of generating electricity by solar power may be less expensive than the cost of electric energy purchased from the local electric utility. The cost of electric line extension is usually subsidized by government authorities, which can impact our ability to compete with installation costs.

The cost of installing a solar array may be more or less than the cost of installing natural gas turbines to generate electricity, depending on the amount of electricity to be generated. Whether or not the cost of generating electricity by solar power is less than the cost of natural gas generation depends substantially on the purchase price of natural gas. Natural gas prices have been volatile recently.

We expect to face intense competition from other companies producing solar energy, many of whom have significantly more capital available.

Many of our competitors are likely to have far greater financial resources, more experienced marketing organizations and a greater number of employees than we do. We may not be successful in competing with these companies for new customers or in retaining existing customers. Factors affecting competition include technological advancement, timely delivery of products and services, reputation, manufacturing capabilities, price, performance and dependability. Our results of operations will likely suffer if we cannot compete with larger and better-capitalized companies.

Risks Related to the Industry

If photovoltaic (PV) technology is not suitable for widespread adoption, or sufficient demand for PV products does not develop or takes longer to develop than we anticipate, sufficient sales may not develop, which may have an adverse effect on our business and results of operations.

The PV market is at a relatively early stage of development and the extent to which PV products will be widely adopted is uncertain. Market data in the PV industry is not as readily available as those in other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. If PV technology proves unsuitable for widespread adoption or if the demand for PV products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to become profitable or sustain profitability. In addition, demand for PV products in targeted markets, including China may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of PV technology and the demand for PV products, including:

•	cost-effectiveness of PV products compared to conventional and other non-solar energy sources and products;

•	performance and reliability of PV products compared to conventional and other non-solar energy sources and products;

•	availability of government subsidies and incentives to support the development of the PV industry;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•

fluctuations in economic and market conditions that affect the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by end users of PV products, which tend to decrease when economy slows down; and

•	deregulation of the electric power industry and broader energy industry.

The failure of the market for PV products to develop as we expect it to would have a material adverse effect on our business.

Risks Related to Environmental Impacts

Concerns about the environmental impacts of greenhouse gas emissions and the global climate change may result in environmental taxes, charges, regulatory schemes, assessments or penalties, which could restrict or negatively impact our operations or reduce our profitability.

The impacts of human activity on global climate change have attracted considerable public and scientific attention, as well as the attention of the United States and other governments. Efforts are being made to reduce greenhouse emissions and energy consumption, including those from coal combustion by power plants. We rely on power from these power plants, and the added cost of any environmental regulation, taxes, charges, assessments or penalties levied or imposed on these power plants could be passed on to us, increasing the cost to run our data centers and reducing our profitability. There are a number of state and federal legislative and environmental regulatory initiatives, as well as those internationally, that could restrict or negatively impact our operations or increase our energy costs. Additionally, environmental regulation, taxes, charges, assessments or penalties could be levied or imposed directly on us. Any enactment of laws or passage of regulations regarding greenhouse gas emissions by the United States, or any domestic or foreign jurisdiction we perform business in, could adversely effect our operations and financial results.

Risks Related to the Resale Offering

Substantial sales of our common stock could lower its stock price.

The market price for our common stock could drop as a result of sales of a large number of our shares that we may issue or be obligated to issue in the future. We have issued to the selling stockholder a warrant to acquire up to 84,375,000 shares of our common stock and have also issued to Socius Capital Group, LLC, an affiliate of Socius, 3,157,727 shares of our common stock for fees payable to the selling stockholder. In the event all or a portion of the warrant vests and the selling stockholder is required to exercise the warrant and chooses to sell the common stock underlying the warrant, our stock price could decline.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of our common stock on the OTC Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholder. We will not receive any of the proceeds from the sale of these shares. If the selling stockholder exercises all or any portion of the warrants on a cash basis, we will receive the exercise price upon such exercise of the warrants. However, the selling stockholder may also exercise the warrant through the delivery to us of a promissory note. In the event the selling stockholder acquires the warrant shares with a note, we will not receive any proceeds from the sale until the note is paid by the selling stockholder. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

DESCRIPTION OF SECURITIES

Capital Stock

Our Certificate of Incorporation authorizes the issuance of up to 980,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 16, 2010, we had 380,707,537 shares of common stock and 5,505,338 shares of preferred stock issued and outstanding. Our issued and outstanding preferred stock as of December 16, 2010 consists of 4,892,857 shares of Series D-1 convertible preferred stock (exclusive of 505,044 Series D-1 convertible preferred stock warrants), 150 shares of Series G preferred stock and 220 shares of Series H preferred stock.

Within the limits established by our Certificate of Incorporation, our Board of Directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the Board of Directors believes is in the best interests of our Company. Our common stockholders have no pre-emptive rights and any decision to issue additional shares of common stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our Board of Directors also has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our Board of Directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our Company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated Certificate of Incorporation and our by-laws, each of which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire Board of Directors. The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

As of December 16, 2010, we had 4,892,857 shares of Series D-1 convertible preferred stock, 505,044 warrants to purchase shares of Series D-1 convertible preferred stock, 150 shares of Series G preferred stock and 220 shares of Series H preferred stock outstanding.

Series D-1 Convertible Preferred Stock

On November 29, 2006, EMCORE Corp. invested $13.5 million in the Company and received (i) 4,892,857 shares of Series D convertible preferred stock and (ii) warrants to purchase up to 505,044 shares of Series D convertible preferred stock.

The Series D convertible preferred stock has the designations, preferences and rights set forth in the Certificate of Designation filed with the Secretary of State for the State of Delaware on November 29, 2006 (the “Series D Certificate of Designation”). Pursuant to the Series D Certificate of Designation, holders of Series D convertible preferred stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D convertible preferred stock at any time and from time to time into such number of fully paid and non-assessable shares of our common stock, initially equal to such number of shares of Series D convertible preferred stock multiplied by 10, subject to certain adjustments as more fully set forth in the Series D Certificate of Designation, including weighted average anti-dilution rights, (ii) the right to vote together with the holders of common stock as a single class on all matters submitted for a vote of holders of common stock, (iii) for so long as the beneficial ownership by the holders of Series D convertible preferred stock (on a fully-diluted basis) does not fall below 10% of the then outstanding shares of common stock, the exclusive right to elect two members of the Board of Directors of the Company, (iv) for so long as the beneficial ownership by the holders of Series D stock (on a fully-diluted basis) is between 5% and 10% of the then outstanding shares of common stock, the exclusive right to elect one member of the Board of Directors of the Company, (v) certain liquidation preferences as detailed in the Series D Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D convertible preferred stock into shares of common stock as of the date immediately prior to the record date for such dividend. The liquidity event is any change in control whereby the new person or entity has 50% or more beneficial ownership in the existing company. Since the potential change in ownership is outside the control of the Company, the existing preferred shareholders would have the right to demand cash payment equal to the liquidation value of the preferred stock plus accrued dividends.

EMCORE sold the 4,892,857 shares of Series D convertible preferred stock and the warrants to purchase an additional 505,044 shares of Series D convertible preferred stock to The Quercus Trust. Pursuant to EMCORE’s January 20, 2009 filing with the Securities and Exchange Commission, this sale completed the divestiture of all of EMCORE’s equity interest in the Company.

On November 29, 2010, we entered into a preferred stock exchange agreement pursuant to which The Quercus Trust exchanged all of its shares of Series D convertible preferred stock for an equal number of shares of Series D-1 convertible preferred stock. In addition, The Quercus Trust exchanged its warrant to acquire shares of our Series D convertible preferred for a warrant to acquire an equal number of shares of our Series D-1 convertible preferred stock. The Series D-1 convertible preferred stock has all of the same rights and preferences as the Series D convertible preferred stock except that the Series D-1 convertible preferred stock does not contain the exclusive right to appoint or elect directors to our Board of Directors. As of December 16, 2010 no shares of Series D convertible preferred stock are authorized.

Series G Preferred Stock

On February 16, 2010, we filed a certificate of designations for the Series G preferred stock (the “Series G Certificate of Designations”). Pursuant to the Certificate of Designations, the Series G preferred stock shall, with respect to dividend rights, rights upon liquidation, winding-up or dissolution, rank: (i) senior our common stock, and any other class or series of our preferred stock other than our Series D preferred stock; and (ii) junior to all our existing and future indebtedness. In addition, the Series G preferred stock (i) shall accrue dividends at a rate of 10% per annum, payable in Series G preferred stock, (ii) shall not have voting rights, and (iii) may be redeemed at our option, commencing 4 years from the issuance date at a price per share of $10,000 plus accrued but unpaid dividends (the “Series G Liquidation Value”), or, at a price per share of : (x) 127% of the Series G Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the initial issuance date, (y) 118% of the Series G Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the initial issuance date, and (z) 109% of the Series G Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the initial issuance date. As of December 16, 2010, we had 150 shares of our Series G preferred stock issued and outstanding.

Series H Preferred Stock

On April 30, 2010, we filed a certificate of designations for our Series H preferred stock (the “Series H Certificate of Designations”). Pursuant to the Series H Certificate of Designations, the Series H preferred stock shall, with respect to dividend rights, rights upon liquidation, winding-up or dissolution, rank: (i) senior to our common stock, and any other class or series of preferred stock other than our Series D preferred stock and Series G preferred stock; and (ii) junior to all existing and future indebtedness. In addition, the Series H preferred stock: (i) shall accrue dividends at a rate of 10% per annum, payable in Series H preferred stock; (ii) shall not have voting rights; and (iii) may be redeemed at our option, commencing 4 years from the issuance date at a price per share of $10,000 plus accrued but unpaid dividends (the “Series H Liquidation Value”), or, at a price per share of: (x) 127% of the Series H Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the initial issuance date; (y) 118% of the Series H Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the initial issuance date; and (z) 109% of the Series H Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the initial issuance date. As of December 16, 2010, we had 220 shares of our Series H preferred stock issued and outstanding.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. The declaration of dividends will be at the discretion of the Board of Directors and will depend upon our earnings, financial position, general economic conditions and other pertinent factors.

MARKET FOR OUR COMMON STOCK

Price Range of Common Stock

Our common stock is quoted on the OTC Bulletin Board under the symbol “ENSL.OB”. The following table sets forth the quarterly high and low bid prices for the common stock as reported on the OTC Bulletin Board for the periods indicated. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	High	Low
FISCAL 2011
January 1 through February 9	$0.08	$0.07

FISCAL 2010
First Quarter	$0.19	$0.10
Second Quarter	$0.18	$0.11
Third Quarter	$0.14	$0.08
Fourth Quarter	$0.12	$0.06

FISCAL 2009

First Quarter	$0.47	$0.16
Second Quarter	0.27	0.17
Third Quarter	0.26	0.16
Fourth Quarter	0.19	0.08

FISCAL 2008

First Quarter	$1.95	$0.86
Second Quarter	1.35	0.47
Third Quarter	0.69	0.31
Fourth Quarter	0.45	0.22

Holders of Common Stock

On February 8, 2011 there were approximately 317 holders of record of our common stock. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Convertible Preferred Stock

As of December 31, 2009, the Company had 611,111 shares of Series B 7% convertible preferred stock and 4,892,857 shares of Series D Convertible preferred stock and outstanding warrants to purchase 505,044 shares of Series D preferred stock.

Series B Convertible Preferred Stock

In 2000, the Company issued 611,111 shares of Series B 7% three-year convertible preferred stock at $0.90 per share. The Series B preferred stock proceeds were intended to be used by the Company for the initial operating requirements of WorldWater (Phils) Inc., our Philippine subsidiary. Until September 2003, the Series B preferred shares were convertible either into 10% of WorldWater (Phils) Inc. or into 611,111 shares of our common stock.

It is the Company’s position that the holder of these preferred shares failed to convert to shares of our common stock in accordance with the terms of issuance, and that the preferred shares expired on September 8, 2003.

Series D Convertible Preferred Stock

The Series D preferred stock has the designations, preferences and rights set forth in the Series D Certificate of Designation filed with the Secretary of State for the State of Delaware on November 29, 2006. Pursuant to the Series D Certificate of Designation, holders of Series D Stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D Stock at any time and from time to time into such number of fully paid and non-assessable shares of common stock, initially equal to such number of shares of Series D preferred stock multiplied by ten, subject to certain adjustments as more fully set forth in the Series D Certificate of Designation including weighted average anti-dilution rights, (ii) the right to vote together with the holders of common stock as a single class on all matters submitted for a vote of holders of common stock, (iii) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of common stock, the exclusive right to elect two members of the Board of Directors of the Company, (iv) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of common stock, the exclusive right to elect one member to our Board of Directors (v) certain liquidation preferences as detailed in the Series D Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D preferred stock into shares of common stock as of the date immediately prior to the record date for such dividend. The liquidity event is any change in control whereby the new person or entity has 50% or more beneficial ownership in the existing company. Since the potential change in ownership is outside our control, the existing preferred shareholders would have the right to demand cash payment equal to the liquidation value of the preferred stock plus accrued dividends.

During 2008 and 2009, The Quercus Trust acquired from a third party all of the Company’s outstanding Series D preferred stock, a total of 4,892,857 shares. The Quercus Trust also acquired 505,044 warrants to purchase additional shares of Series D preferred stock. On November 29, 2010, we entered into a preferred stock exchange agreement pursuant to which The Quercus Trust exchanged all of its shares of Series D convertible preferred stock for an equal number of shares of Series D-1 convertible preferred stock. In addition, The Quercus Trust exchanged its warrant to acquire shares of our Series D convertible preferred for a warrant to acquire an equal number of shares of our Series D-1 convertible preferred stock. The Series D-1 convertible preferred stock has all of the same rights and preferences as the Series D convertible preferred stock except that the Series D-1 convertible preferred stock does not contain the exclusive right to appoint or elect directors to our Board of Directors. As of December 16, 2010 no shares of Series D convertible preferred stock are authorized.

Series D-1 Convertible Preferred Stock Classification

The Series C preferred stock was and the Series D-1 convertible preferred stock is classified outside of permanent equity pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 505-10 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The warrants to acquire Series D-1 convertible preferred stock are classified as a current liability under the guidance established in FASB ASC 505-10.

The value of the warrants to purchase Series D-1 convertible preferred stock is calculated by converting them to their common share equivalents, then utilizing the Black-Scholes option pricing model to arrive at a fair value. The amounts allocated to the preferred stock and warrants were equivalent to their relative fair values. The warrants were valued at their redemption amount of $1,393,827.

Liquidation Preference

Upon liquidation, holders of the Series D-1 convertible preferred stock will be entitled to the greater of (1) a per share amount equal to the original purchase price plus any dividends accrued but not paid and (2) the amount that the holder would receive in respect of a share of Series D-1 convertible preferred stock if immediately prior to dissolution and liquidation, all shares of Series D-1 convertible preferred stock were converted into shares of common stock. The liquidation preference of the Series D-1 convertible preferred stock at December 16, 2010 was $13,500,000.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 about shares of the Company’s common stock issuable upon exercise of outstanding options, warrants and rights and available for issuance under our existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securites remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	31,385,334	$0.26	35,392,763	(3)

Equity compensation plans not approved by security holders(2)	—	—	—

Total	31,385,334	$0.26	35,392,763

(1)	Consists of the Seventh Amended and Restated 1999 Incentive Stock Option Plan. See Footnote 14 of the financial statements for additional description of the Seventh Amended and Restated 1999 Incentive Stock Option Plan.
(2)	We currently do not have in place any equity incentive plans that have not been previously approved by the Company’s stockholders.
(3)	Options available under the Seventh Amended and Restated 1999 Incentive Stock Option Plan.

DESCRIPTION OF BUSINESS

The Company

We were incorporated in the state of Nevada on April 3, 1985 under the name Golden Beverage Company. In April 1997, we entered into a reverse merger transaction with WorldWater, Inc., a Delaware corporation formed in January 1984. Following the merger transaction, we operated under the name of WorldWater Corp. and engaged exclusively in the solar/water power industry. In May 2001, we changed our state of incorporation from Nevada to Delaware and in July 2005 we changed our corporate name to WorldWater & Power Corp. Effective August 28, 2007, we changed our name to WorldWater & Solar Technologies Corp. We acquired ENTECH, Inc. on January 28, 2008. On December 4, 2008, we changed our name to Entech Solar, Inc. Our stock is publicly traded on the OTC Bulletin Board under the symbol ENSL.OB.

Business Overview

We plan to become a leading developer of renewable energy technologies for the commercial, industrial and utility markets. Our designs in concentrating solar modules that directly produce electricity from sunlight as part of our SolarVolt™ product line. In January 2010, we launched our patented, state-of-the-art collimating tubular skylight that we believe provides superior light output and optical efficiency for commercial and green building initiatives.

Our target customers will be both distributors and end-users of energy who are interested in reducing their energy costs, environmental impact, and the variability of their monthly electricity and natural gas cost due to the volatility associated with these energy supplies. We believe we can become a leading energy solutions supplier to industrial, commercial and public sector clients.

We did not have significant revenues from operations during 2009, nor do we expect to have significant revenues in 2010, because our primary focus is on developing and commercializing our next-generation technologies so that we are able to supply electricity through our patent pending SolarVolt™ products.

On January 28, 2008, we completed the acquisition of ENTECH, Inc. (“ENTECH”), a Keller, Texas company which previously operated for 25 years in the concentrating photovoltaic (“CPV”) industry. ENTECH received development funding from and/or installed CPV systems for NASA, Sandia National Laboratories, Department of Energy, Department of Defense and major U.S. utilities and corporations.

In the first quarter of 2009, we transitioned from the flat-plate solar installation business and suspended manufacturing start-up activities associated with our first-generation CPV products. During the twelve months ended December 31, 2009, we recorded a non-cash impairment charge totaling $7.0 million for manufacturing equipment, inventory and leasehold improvements directly related to our decision to suspend manufacturing at our Texas plant for first generation equipment and instead focus our effort on developing our next generation CPV products. During the first quarter of 2010, changing market conditions led us to select our electricity only product SolarVolt™ CPV module as our top priority in our CPV power products business. Compared to our previous generations of terrestrial CPV technology, SolarVolt™ CPV offers substantial benefits in weight, volume, manufacturing scalability, durability, and cost-effectiveness. We plan to begin independent certification testing of SolarVolt™ during the summer of 2010, and we hope to have a certified product ready for commercialization in early 2011 to address the rapidly growing photovoltaic market. We may follow SolarVolt™ with a new and improved version of ThermaVolt™, our electricity and hot water product. Our primary business strategy is to develop new solar energy products and services based upon ENTECH CPV technology. We seek to leverage the combined technologies of our legacy Engineering, Procurement, and Construction (“EPC”) business and the technologies obtained from the acquisition of ENTECH to become a leading supplier of CPV energy solutions. We are developing next generation ENTECH CPV technology to improve our SolarVolt™ product line as part of providing CPV energy solutions primarily to solar integrators. Also, we are focused on becoming a low-cost leader in the solar industry enabling customers to significantly reduce their current costs for electric energy.

We believe that the long term prospects for solar technologies are very good in light of reductions in the cost of solar energy, volatile prices for non-renewable energy sources such as oil and natural gas, current and anticipated federal and state legislation regulating carbon emissions and the use of fossil fuels, and government incentives for solar energy (both electric and thermal). We believe that we have the technology, skills and experience necessary to become a market leader in the CPV industry.

Products

Our products will incorporate the ENTECH CPV technology. We believe this technology can be used to develop low-cost solar energy products and systems that are highly scalable, in part due to reduced requirements for solar cell materials such as silicon or multi-junction cells. As a result, we believe ENTECH solar modules can generate the same electrical power as non-concentrating solar cells but with much less silicon, a raw material often which is relatively expensive and not always readily available in the market.

We are developing our SolarVolt™ solar system, and have launched our tubular skylight product.

SolarVolt

SolarVolt™ is designed to be a roof- or ground-mounted, electricity producing solar system comprised of our proprietary air-cooled modules and is also designed to be deployed on a dual-axis tracking system. We are engineering SolarVolt™ so that it can readily scale to larger configurations required by many commercial and industrial users. Laboratory tests indicate that the SolarVolt™ system efficiently concentrates the sun’s energy by a factor of about 20X. Because of the concentrating element, we estimate that the SolarVolt™ technology uses about 95% less silicon material than conventional photovoltaic energy systems. Our use of dual-axis tracking system increases electricity production by ensuring that the system faces the sun at an optimal angle throughout the day. Typical system sizes for the SolarVolt™ product are expected to range from 1 megawatt to 10 megawatt.

Tubular Skylight Technology

Our patented tubular skylight technology redirects sunlight from the sky to the work area beneath the skylight in a process known as collimation, which significantly increases the optical transmission of natural light compared to conventional tubular skylights. Entech Solar’s collimating tubular skylight is designed to efficiently deliver pleasant and healthful daylighting for commercial and industrial buildings.

Discontinuation of Flat Plate Technology

After our 2008 acquisition of ENTECH, we transformed our strategy to the development and commercialization of ENTECH’s patented concentrating solar technology. In connection with our review of our strategic direction, we determined, in the first quarter of 2009, to discontinue selling conventional solar cells with flat plate technology and to focus instead on ENTECH’s concentrating solar technology.

Strategy

We currently intend to sell through third parties such as solar integrators and project developers to market our products. We currently plan to outsource manufacturing of our SolarVolt™ system.

Management

David Gelbaum, co-trustee of The Quercus Trust, became Chairman of our Board on January 12, 2009 and Chief Executive Officer on February 5, 2010. Two of the four members on our Board of Directors have been appointed by The Quercus Trust, beneficial owner of approximately 45.09% of our common stock as of December 16, 2010.

Customer by Geographic Location

All of our sales have been to customers located within the United States. We have no current plans to sell our products outside of the United States.

Marketing

We expect to market our products in areas where sunlight has a high degree of direct normal insolation (“DNI”), where weather, pollution or other factors minimally impair sunlight strength. We estimate that SolarVolt™ will perform successfully in locations that receive a minimum of 5 kilowatt-hours per square meter per day (“kWh/m2/day”) of direct sunlight. In the United States, we will focus on prospective customers located in the southwestern states, primarily Texas, California, Arizona, New Mexico, Nevada, Utah and Colorado.

Prospective customers for our SolarVolt™ product include organizations that use significant amounts of electricity such as airports, water districts, municipalities, factories, and utilities.

To reflect our strategic direction in developing and commercializing concentrating photovoltaic solar technologies, we changed our name to Entech Solar, Inc. Our website address is www.entechsolar.com, and our new logo and tagline is “Concentrated Heat and Power.”

Intellectual Property

Patents

The development of our current technology is focused on the use of four of our 10 active U.S. patents, plus three patent applications pertaining to solar photovoltaic concentrator panel and concentrating linear photovoltaic receiver and method of manufacturing. With a refocusing of the terrestrial product development through the development and commercialization of SolarVolt™, we have applied for patents encompassing additional technology developed to make Entech’s core terrestrial technology more commercially viable.

Trademarks and Copyrights

We seek to trademark key products, philosophies, visions, slogans, and other branding techniques to protect our company branding. We applied for U.S. trademark registration of our new product offerings named “Concentrated Heat and Power,” “SolarVolt” and “ThermaVolt”, to add to our existing trademarks. We intend to employ copyrighting to protect our company information including product literature, marketing material, software, and other written documentation.

Confidential Information and Trade Secrets

We rely significantly on trade secrets, vendor relationships and contracts, employment agreements, contractor agreements, and confidentiality agreements to protect ideas and processes that are non-patentable, or that we prefer to exclude from the public domain. We utilize these tools in order to attempt to slow down or prevent proprietary know-how from reaching our competitors, which we consider imperative in the competitive landscape that exists today in our industry. The ideas and processes we protect in these ways include internal and external manufacturing processes, know-how, development, and supply chain processes. The effect of this additional technology is to extend the remaining life of our core terrestrial technology beyond the expiration of the existing base patent.

Source and Availability of Components

The components in our products include glass, steel, aluminum sheet, acrylic plastic, silicon solar cells and other materials. Most of these materials are made to our proprietary specifications by vendors such as 3M, DuPont, Tyco and others located both in the United States and in Asia. We select vendors carefully and ordinarily review, among other things, a prospective vendor’s technical expertise, quality of workmanship, ability to service, cost competitiveness and financial stability. Our systems incorporate a limited number of components that are procured on a sole-source basis. We work closely with our vendors in these situations and seek to develop secondary sources where possible.

Competition

Our business is highly competitive. There are at least 20 start-up firms and older firms focused on CPV technology in the United States alone. In addition, we compete with other solar energy providers who use crystalline silicon and thin film technologies, as well as with other providers of alternative energy solutions, such as wind-energy and geothermal-energy suppliers, and with conventional power generators.

Within the CPV market, competitors operate in one of two categories—low concentration (LCPV) technologies which are used in our SolarVolt™ product, and high concentration (HCPV) technology. HCPV technology usually harnesses more than 200 times, and sometimes as much as 1,500 times, the sun’s energy. There are many competitors focused on CPV and HCPV technology. We believe that several companies have plans to produce electricity and thermal energy from the same product.

Government Regulations

Compliance with federal, state, and local provisions regarding the production and discharge of materials into the environment is not expected to have a material effect on our capital expenditures, earnings and competitive position.

Government Incentives

The competitiveness of our technology and equipment is very much dependent upon governmental and utility rebates and incentives. If these rebates and incentives were to be materially reduced or eliminated, our business and revenues could be materially and adversely affected.

Technical Personnel

Our success depends on our ability to employ and retain technical personnel with the ability to design, utilize and enhance our products. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and the supply is limited. A significant increase in wages paid by competing employers could result in a reduction of our skilled labor force and/or increases in wage rates that we must pay. If either of these events were to occur, our cost structure could increase, our margins decrease and our growth potential could be impaired.

Employees

As of December 16, 2010, we employed 20 people on a full-time basis and 1 person on a part-time basis.

Available Information

We make available on our website, www.entechsolar.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such reports and amendments are electronically filed with the SEC.

Research and Development

Research and development expense consists primarily of salary expense for internal personnel, and related personnel costs, as well as prototype costs incurred to improve the design of our product line. Research and development are critical to the our strategic objectives of enhancing our technology to meet the requirements of our targeted customers. We expect to maintain, if not increase, our current level of expenditure for research and development on a going-forward basis.

DESCRIPTION OF PROPERTY

Texas

Our executive office and research and development facility is housed in a 71,000 square foot facility in Fort Worth, Texas. The facility is leased under an operating lease that commenced March 7, 2008, expiring in 2018.

New Jersey

We occupy a 30,000 square foot site located in Ewing, New Jersey that is suitable for our research and development activities, including our build of prototype solar modules. The facility is leased under an operating lease commencing July 1, 2007, expiring June 30, 2015. On March 11, 2010, the Company committed to an exit plan of its New Jersey facility and seeks to sublease this facility and relocate retained personnel to a smaller facility in or near the Ewing, New Jersey area.

LEGAL PROCEEDINGS

We are involved in ordinary, routine litigation from time to time incidental to our business. We are not presently a party to any other legal proceeding, the adverse determination of which, either individually or in the aggregate, would be expected to have a material adverse affect on our business or financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following managements’s discussion and analysis provides information that we believe to be relevant to an assessment and understanding of our results of operations and financial condition for the fiscal years ended December 31, 2009 and December 31, 2008 and for our third quarter ended September 30, 2010. The financial statements and notes related thereto for the fiscal years ended December 31, 2009 and December 31, 2008 included herein should be read in conjunction with this management’s discussion and analysis.

MANAGEMENT OVERVIEW

We plan to become a leading developer of renewable energy technologies for the commercial, industrial and utility markets. Our designs in concentrating solar modules provide electricity as part of our SolarVolt™ product line. In January 2010, we launched our patented, state-of-the-art tubular skylight that we believe provides superior light output and optical efficiency for commercial and green building initiatives.

Our target customers will be both distributors and end-users of energy who are interested in reducing their energy costs, environmental impact, and the variability of their monthly electricity and natural gas cost due to the volatility associated with these energy supplies. We believe we can become a leading energy solutions supplier to industrial, commercial and public sector clients.

We did not have significant revenues from operations during 2009. We did not generate any revenue in the first three quarters of 2010, nor do we expect to have significant revenues in 2010.

On January 28, 2008, we completed the acquisition of ENTECH, Inc. (“ENTECH”), a Fort Worth, Texas company which previously operated for 25 years in the concentrating photovoltaic (“CPV”) industry. ENTECH received development funding from and/or installed CPV systems for NASA, Sandia National Laboratories, Department of Energy, Department of Defense and major U.S. utilities and corporations.

In the first quarter of 2009, we transitioned from the flat-plate solar installation business and suspended manufacturing start-up activities associated with our first-generation CPV products. During the twelve months ended December 31, 2009, we recorded a non-cash impairment charge totaling $7.0 million for manufacturing equipment, inventory and leasehold improvements directly related to our decision to suspend manufacturing at our Texas plant pending commercial production of our next generation CPV products. During the first quarter of 2010, changing market conditions led us to select our electricity only product SolarVolt™ CPV module as our top priority in our CPV power products business. Compared to our previous generations of terrestrial CPV technology, SolarVolt™ CPV offers substantial benefits in weight, volume, manufacturing scalability, durability, and cost-effectiveness. We plan to begin independent certification testing of SolarVolt™ during the summer of 2010, and we hope to have a certified product ready for commercialization in early 2011 to address the rapidly growing photovoltaic market. We may follow SolarVolt™ with a new and improved version of ThermaVolt™, our electricity and hot water product. Our primary business strategy is to develop new solar energy products and services based upon ENTECH CPV technology. We seek to leverage the combined technologies of our legacy Engineering, Procurement, and Construction (“EPC”) business and the technologies obtained from the acquisition of ENTECH, to become a leading supplier of CPV energy solutions. We are developing next generation ENTECH CPV technology to improve our SolarVolt™ product line as part of providing CPV energy solutions primarily as stand-alone products to solar integrators. Also, we are focused on becoming a low-cost leader in the solar industry enabling customers to significantly reduce their current costs for electric energy.

We believe that the long term prospects for solar technologies are very good in light of reductions in the cost of solar energy volatile prices for non-renewable energy sources such as oil and natural gas, current and anticipated federal and state legislation regulating carbon emissions and the use of fossil fuels, and government incentives for solar energy (both electric and thermal). We believe that we have the technology, skills and experience necessary to become a market leader in the CPV industry.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect more significant judgments and estimates used in the preparation of these consolidated financial statements:

Revenue Recognition

We have historically derived revenue primarily from fixed-price contracts whereby we provided engineering, design, and procurement services, materials and equipment, and construction / installation services. Revenue is also generated through the sale of solar-related equipment and, to a lesser extent, from consulting projects and government-funded grants.

Contract revenues are recorded when there is persuasive evidence that a binding contractual arrangement exists, the price is fixed and determinable, the Company has commenced work on the project, and collectability is reasonably assured.

Contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct cost of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all risks and rewards associated with billing and collection.

Revenues from equipment sales containing acceptance provisions are recognized upon customer acceptance. Cash payments received in advance of product or service revenue are recorded as customer deposits.

Revenues from consulting projects are recognized as services are rendered. Grant revenues are recognized when received, or if based on entitlement periods, when entitlement occurs.

We are not currently marketing any products or services and do not expect significant revenues until our next generation products are commercialized.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the data we used to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. In recording any additional allowances, a respective charge against income is reflected in the selling, general and administrative expenses, and would reduce the operating results in the period in which the increase is recorded. As of March 31, 2010, we had no allowance for doubtful accounts.

Accounting for Income Taxes

We are required to estimate income taxes in each of the jurisdictions in which we operate as part of our consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carryforwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that we determine that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense.

Share-Based Compensation Costs

We account for our stock option grants under the provisions of FASB ASC 718, Stock Compensation. FASB ASC 718 requires the recognition of the fair value of equity-based compensation in the statement of operations. Beginning in the fourth quarter of fiscal year 2009, the fair value of our stock option awards is estimated using a Black-Scholes option pricing model. The fair value of equity-based awards is amortized over the vesting period of the award using the straight-line method. Prior to the fourth quarter of fiscal year 2009, we estimated the fair value of our stock-based compensation using the binomial option pricing model.

Goodwill and Other Intangible Assets

We follow the provision of FASB ASC 350-20, “Goodwill” and FASB ASC 350-30, “Intangibles Other than Goodwill”, FASB ASC 350-20 requires an annual impairment test for goodwill and other intangible assets with indefinite lives. Under FASB ASC 350-20, the first step of the impairment test requires that we determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify a potential impairment charge as of the assessment date.

Goodwill was recorded in connection with our acquisition of ENTECH in January 2008. Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, the periods over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for each reporting unit. We perform our annual impairment test based on December 31 information each year, unless triggering events occur that would cause us to test for impairment at interim periods. As of December 31, 2009, we identified a goodwill impairment that aggregated $4,461,000.

Other Intangible Assets, which include trademarks and technology, were recorded in connection with our acquisition of ENTECH, in January 2008. The assets, excluding trademarks, are being amortized on a straight line basis over 9 to 13 years. The ENTECH trademark is not being amortized. We perform our annual impairment test based on December 31 information each year, unless triggering events occur that would cause us to test for impairment at interim periods. The evaluation is based on estimates of undiscounted future cash flows over the remaining useful life of the assets. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2009, we identified an intangible impairment that aggregated $863,000.

RESULTS OF OPERATIONS – YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

(Amounts are rounded to the nearest thousand)

Our results of operations for the year ended December 31, 2009 are not comparable with the prior period because during the first quarter of 2009, we decided to transition from the flat-plate solar installation business and suspend manufacturing start-up activities associated with first generation CPV products.

Revenues:

Total revenues for the year ended December 31, 2009 were $2,192,000, as compared to $30,843,000 in 2008, a decrease of $28,651,000 or 93%. For the first twelve months of 2008, Contract Revenue resulted from the following flat-plate solar installation projects: Denver Airport located in Colorado ($13,479,000); Valley Center Municipal Water District located in California ($7,341,000); Ocean City located in New Jersey ($3,657,000); Fresno Airport located in California ($2,421,000); and AES-Solar Energy located in Connecticut ($1,180,000), which accounted for 91% of total 2008 revenues. The decrease is primarily due to our decision to terminate our flat-plate solar installation business. All 2008 and 2009 contract revenues were generated by domestic projects. Revenues from Equipment & Services for the twelve months ended December 31, 2009, were $174,000, and consisted of existing component inventory sold and services for operations and maintenance throughout the year. Revenues from a Related Party for the twelve months ended December 31, 2009, were $597,000 compared to $775,000 in the same period in 2008. The 2009 sale consisted of 10 MobileMaxPure ® units sold to our principal shareholder, The Quercus Trust. Revenues from Former Chairman for the twelve months ended December 31, 2009, were $125,000, and related to a sale of solar panels to our former CEO and Chairman of the Board. There were no revenues of this nature recorded in 2008.

Cost of Revenues:

Cost of contract revenues consists primarily of third party construction and installation expenses, materials and supplies required for construction and component equipment, including solar panels, solar arrays, inverters, variable speed drives and meters. Cost of equipment & services revenue consists primarily of third party services and installation expenses, materials and supplies required for construction and component equipment, including solar panels, solar arrays, inverters, variable speed drives and meters. Cost of Revenues for the sale to our former Chairman for the twelve months ended December 31, 2009 related to the costs of solar panels sold to our former CEO and Chairman of the board. There were no costs of revenues of this nature recorded in 2008. Cost of Revenue from impairment of manufacturing operations relates to impairment on fixed assets due to the suspension of manufacturing of our Gen 1 product. In the first quarter of 2009, we transitioned from the flat-plate solar installation business and suspended manufacturing start-up activities associated with our first generation CPV products, as noted above in “Management Overview.”

Operating Expenses:

Selling, general and administrative expenses (SG&A) for the year ended December 31, 2009, were $15,281,000, compared to $18,222,000 for the year ended December 31, 2008, a decrease of $2,941,000 or 16%. The change in SG&A expenses resulted primarily from the following:

•	In 2009, we reclassified approximately $4,251,000 from SG&A expenses to research and development expenses.

•

Before the reclassifications, 2009 costs increased over 2008 by $1,954,000 primarily due to facility expenses, insurance costs, taxes and other, including an impairment of $349,000 on the New Jersey facility.

•	2009 share-based compensation costs increased $1,015,000 to $2,049,000 compared to 2008.

•	Before the reclassifications, 2009 costs decreased $1,035,000 primarily due to professional fees, travel, supplies, and sales & marketing.

•

Before the reclassifications, 2009 costs decreased by $624,000 primarily due to salaries, wages and benefits based on declining from 60 employees as of December 31, 2008 to 34 employees as of December 31, 2009.

Goodwill and intangibles impairment of $5,504,000 resulted from our annual impairment test. The determination was made as of December 31, 2009 that our balance sheet goodwill impairment aggregated $4,641,000 and our intangible impairment aggregated $863,000.

Research and development expenses (R&D) consisted primarily of 1) salary expense for internal personnel and personnel-related costs, 2) prototype and material costs for product development, and 3) other product development testing costs. R&D expenses incurred during the twelve months ended December 31, 2009 were $5,768,000 compared to $194,000 in the same period of 2008, which reflects a reclassification from certain SG&A to R&D in 2009. This increase results from our goal of enhancing our technologies to meet the requirements of our potential customers. We expect to further increase our level of expenditures for R&D.

Depreciation and amortization expenses for the twelve months ended December 31, 2009, were $2,898,000, compared to $2,818,000 in the prior year period in 2008.

Loss from Operations:

In the year ended December 31, 2009, we incurred a loss from operations of $35,970,000, an increase of $6,265,000 over the $29,705,000 loss during the same period in 2008. Non-cash impairment charges of $6,968,000 and $5,504,000 were recorded due to our announcement to permanently suspend our manufacturing start-up activities in 2009 on our goodwill and intangible assets.

Other income (expense):

Beneficial conversion and warrant amortization was a 2008 non-cash charge incurred as a result of the market price of the Company’s common stock on the date of issuance of convertible notes being higher than the effective conversion price of the convertible notes being issued. At December 31, 2008 the beneficial conversion charges associated with these convertible notes were fully expensed.

Other income (expense) amounted to $153,000 and consisted primarily of income from the sale of obsolete inventory and interest income. In the 2008 comparable period, Other income (expense) was $412,000 and consisted primarily of interest income.

Net Loss:

In the year ended December 31, 2009, we incurred a net loss of $35,817,000, compared to a net loss of $29,343,000 for the same period in 2008, an increase of $6,474,000 due to the changes in operating expenses described above.

Accretion of Preferred Stock Dividends-Series C and Preferred Stock Dividend-Series F:

These dividends are associated with Series C and F preferred stock. The Series C dividends accrued at an interest rate of 6% and at the year ended December 31, 2009, we had recorded an expense of $0, as compared to $23,000 in the same period in 2008. Also, at the year ended December 31, 2008, we recorded a dividend expense for $15,512,000 in regard to the warrant valuation and beneficial conversion charge associated with the Series F preferred stock, each share of which converted into 1,000 shares of our common stock on June 26, 2008 and warrants.

RESULTS OF OPERATIONS—QUARTER ENDED SEPTEMBER 30, 2010 COMPARED TO QUARTER ENDED SEPTEMBER 30, 2009 (Amounts are rounded to the nearest thousand)

Our results of operations for the quarter ended September 30, 2010 are not comparable with the prior period because during the first quarter of 2009, we decided to transition from the flat-plate solar installation business and suspend manufacturing start-up activities associated with first generation CPV products.

Revenues:

Total Revenues for the quarter ended September 30, 2010 amounted to $128,000 compared to $75,000 in the same period in 2009. Low revenues in 2010 and 2009 reflect the Company’s decision in 2009 to transition from the flat-plate solar installation business to the CPV business. Revenues for the quarter ended September 30, 2010 were related to the Company’s services for operations and maintenance. All 2009 contract revenue was generated by domestic projects.

Cost of Revenues:

Total Cost of Revenue for the quarter ended September 30, 2010 amounted to $14,000 compared to $72,000 in the same period of 2009.

Operating Expenses:

Selling, General and Administrative Expenses (SG&A) for the quarter ended September 30, 2010, amounted to $2,035,000 compared to $2,515,000 in the comparable 2009 period, a decrease of $480,000. The change in SG&A expenses resulted primarily from the following:

•	Facilities cost decreased $142,000 compared to prior year due to the expiration of the Keller lease.

•	Wages and benefits decreased $605,000 compared to prior year due to headcount reductions

•	Reductions in professional fees, travel expenses, marketing expenses, insurance expenses and investor relations expenses of $183,000 from the same period in 2009.

•	Share-based compensation increased $464,000 compared to the prior year due to an increase in stock option activity in 2010.

Research and Development (R&D) Expenses for the quarter ended September 30, 2010 consisted primarily of 1) salary expense for internal personnel and personnel-related costs as well as external consultants and contractors, 2) prototype and related material costs for product development, and 3) other product development testing costs. R&D expenditures are critical to the Company’s strategic objective of enhancing its technology to meet the requirements of its targeted customers. R&D expenses incurred in the quarter ended September 30, 2010 totaled $677,000 compared to $1,653,000 in the prior year period, a decrease of $976,000 due to no R&D work being performed on ThermaVolt during 2010.

Depreciation and Amortization for the quarter ended September 30, 2010, was $741,000, compared to $720,000 in the prior year period.

Loss from Operations:

In the quarter ended September 30, 2010, the Company incurred a loss from operations of $3,339,000, a decrease of $1,546,000 from the $4,885,000 loss during the same period in 2009. The lower loss from operations during the period was due to a decrease in wages and R&D offset by an increase in share-based compensation expenses.

Other income (expense):

In the quarter ended September 30, 2010, other income (expense) amounted to $9,000 of expenses primarily due to the net loss on sale of obsolete and scrap inventory and equipment during the period, compared to $90,000 of income primarily due to a gain on the sale of obsolete inventory during the period in 2009.

Net Loss:

In the quarter ended September 30, 2010, the Company incurred a net loss of $3,348,000 a decrease of $1,446,000 from the $4,795,000 loss for the comparable period in 2009 due to the explanations above.

RESULTS OF OPERATIONS—FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2009 (Amounts are rounded to the nearest thousand)

Our results of operations for the first nine months of 2010 are not comparable with the prior period because during the first quarter of 2009, we decided to transition from the flat-plate solar installation business and suspend manufacturing start-up activities associated with an earlier generation of our CPV products.

Revenues:

Total Revenues for the nine months ended September 30, 2010 amounted to $173,000 compared to $2,188,000 in the same period in 2009. The decline in revenues reflects the Company’s decision to transition from the flat-plate solar installation business to the CPV business. Revenues for the nine months ended September 30, 2010 were related to the Company’s services for operations and maintenance of PV Systems. All 2009 contract revenue was generated by domestic projects.

Cost of Revenues:

Total Cost of Revenue for the nine months ended September 30, 2010 amounted to $59,000 compared to $8,632,000 in the same period of 2009. The $8,632,000 was primarily due to the manufacturing operations impairment charges for the nine months ended September 30, 2009.

Manufacturing Operations Impairment consists of non-cash charges for the following: manufacturing equipment recorded in the amount of $4,128,000; leasehold improvements at our manufacturing facility in the amount of $338,000; and an inventory write-down of $2,502,000 subsequent to the Company’s announcement that it had indefinitely suspended manufacturing as of March 30, 2009. No similar impairment charges were recorded in the first nine-month period of 2010.

Operating Expenses:

Selling, General and Administrative Expenses (SG&A) for the nine months ended September 30, 2010, amounted to $9,565,000, compared to $12,983,000 in the first nine months of 2009, a decrease of $3,418,000. The change in SG&A expenses resulted primarily from the following:

•	Share-based compensation costs increased to $3,974,000 versus $1,630,000 in the prior year period.

•	Wages and benefits decreased $3,532,000 compared to the prior year period due to headcount reductions.

•	An impairment charge of $309,000 compared to $349,000 for the same period in 2009.

•	Reductions in professional fees, travel expenses, facilities and marketing expenses of $2,148,000 from the same period in 2009.

Depreciation and Amortization for the nine months ended September 30, 2010, was $2,236,000, compared to $2,179,000 for the same period in 2009.

Research and Development Expenses for the first nine months of 2010 consists primarily of 1) salary expense for internal personnel and personnel-related costs, 2) prototype costs to improve our product development, and 3) other product development testing costs. Research and development expenses incurred in the nine months ended September 30, 2010 totaled $2,735,000 compared to $3,828,000 in the first nine months of 2009, a decrease of $1,093,000 due to no R&D work being performed on ThermaVolt during 2010. The Company expects its research and development costs to increase on an annual basis in the future.

Loss from Operations:

In the nine months ended September 30, 2010, the Company incurred a loss from operations of $14,422,000, a decrease of $11,012,000 compared to the $25,434,000 loss during the same period in 2009. A significant portion of this difference is due to the non-cash impairment charges of $6,968,000 recorded during the first nine months of 2009 due to the indefinite suspension of manufacturing start-up activities announced in March 2009, a decrease of $3,418,000 in SG&A and a decrease of $1,093,000 in R&D.

Net Loss:

In the nine months ended September 30, 2010, the Company incurred a net loss of $14,407,000 a decrease of $10,855,000 over the $25,262,000 loss for the comparable period in 2009. The decrease in the loss amount is described in loss from operations above.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2010, we had $1.8 million in cash and cash equivalents compared to $2.0 million at December 31, 2009. For the nine months ended September 30, 2010, net cash used in operating activities was $8.0 million compared to $10.0 million used in operations for the same period in 2009. Cash provided by investing activities for first nine months of 2010 and for fiscal year 2009 was minimal. During fiscal 2009, we raised $3.6 million primarily from the conversion of convertible notes and the issuance of shares of our capital stock also to a related party.

During the first nine months of fiscal year 2010, our net cash provided by financing activities was $7.7 million compared to $2.6 million during the comparable period in 2009. Of these amounts, $7.5 million and $2.4 million, respectively, were raised through the issuance of preferred stock and warrants and shares of common stock to The Quercus Trust. We also entered into an amended and restated preferred stock agreement with Socius CG II, Ltd. (“Socius”) which will allow us to sell up to $5 million of our preferred stock to Socius over the next two years.

We estimate that capital expenditures for the year ending December 31, 2011 will approximate $1.0 million. We also estimate that the Company will need approximately $7.0 million during fiscal 2011 to develop and commercialize our next-generation technologies so that we are able to supply two renewable energy outputs—electricity and hot water—at competitive prices through our patent pending ThermaVolt ™ products and electricity-only through our patent pending SolarVolt™ products.

Management plans to continue to seek raise funds in addition to the sources above primarily through the sale of capital stock to sources still to be identified. However, at this time no additional funding sources have been identified by the Company and at this time, the Company is not a party to any additional financing agreements.

For the twelve months ended December 31, 2009 and the twelve months ended December 31, 2008, our principal sources of operating cash were based on flat-plate solar installation projects, most of which were completed in 2008. Net cash used in operating activities for twelve months ended December 31, 2009 and 2008 was $13,905,000 and $21,940,000, respectively. For the twelve months ended December 31, 2009, our net loss was $35,817,000 and we recorded the following significant non-cash charges: 1) manufacturing operations impairment ($6,968,000); 2) goodwill and intangibles impairment ($5,504,000); 3) share-based employee compensation costs ($2,049,000); 4) depreciation and amortization expenses ($2,898,000); and 5) provision for inventory ($1,334,000). Working capital changes resulted in a source of cash of $5,513,000 for the twelve months ended December 31, 2009 and $1,906,000 for the twelve months ended December 31, 2008.

We sold property and equipment in 2009 that generated minimal cash compared to our 2008 purchase of ENTECH, Inc. and advances on machinery and equipment related to a new facility leased in Texas.

For the twelve months ended December 31, 2009 and the twelve months ended December 31, 2008, we financed our operations principally through the issuance of common stock as the result of related party private sales and the exercise of warrants and stock options. On December 15, 2009, December 17, 2009 and December 22, 2009, we entered into Stock Purchase Agreements with The Quercus Trust and raised $1,000,000 from these transactions. On September 10, 2009, The Quercus Trust provided us a $2,000,000 convertible promissory note that accrued interest at 8% until converted to 25,498,630 common shares on December 14, 2009. On February 13, 2008 we raised $29.64 million from The Quercus Trust in a private placement of 16,629 shares of Series F convertible preferred stock at a price of $1,782 per share. In January 2008, The Quercus Trust advanced to us $6.0 million at a rate of 8%. These funds were used primarily to expedite the acquisition of ENTECH on January 28, 2008. The outstanding principal amount of the note and all accrued and unpaid interest was repaid on February 12, 2008 when the funds were converted into 3,371 shares of our Series F convertible preferred stock at a price of $1,782 per share, each share of which converted into 1,000 shares of our common stock on June 26, 2008.

Off-Balance Sheet Arrangements:

As of September 30, 2010, we had no off-balance sheet arrangements.

COMMITMENTS AND GUARANTEES

Our commitments as of December 31, 2009, for the years 2010 through 2014 and thereafter are summarized below:

(In thousands)	2010	2011	2012	2013	2014	Thereafter	Total
Employment obligations	$880	$—	$—	$—	$—	$—	$880
Renewable energy credit guarantee obligations	60	60	60	—	—	—	180
Operating lease payments	773	773	773	816	816	1,906	5,857

Total	$1,713	$833	$833	$816	$816	$1,906	$6,917

As of September 30, 2010, we did not incur any additional obligations that materially change the disclosure of our contractual obligations as shown above.

INCOME TAXES

As of December 31, 2009, we had federal and state net operating loss carryforwards totaling approximately $92,362,700 and $77,329,113, respectively, available to reduce future taxable income and tax liabilities which expire at various dates between 2010 and 2029. In addition, as of December 31, 2009, we had federal research and development tax credit carryforwards of approximately $180,600 available to reduce future taxable income and tax liabilities which expire at various dates between 2010 and 2029. Under provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards, which can be used in future years.

ACQUISITION

On January 28, 2008, we completed our acquisition of ENTECH, Inc. (“ENTECH”), a Keller, Texas company which has operated for 25 years in the concentrating photovoltaic (“CPV”) industry. ENTECH has received development funding from and/or installed CPV systems for NASA, Sandia National Laboratories, Department of Energy, Department of Defense and major U.S. utilities and corporations. The purchase price was approximately $52.7 million.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final Statement of Financial Accounting Standards (“SFAS”) No. 168— The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162. SFAS No. 168 made the FASB Accounting Standards Codification (“the Codification”) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the Securities & Exchange Commission (“SEC”) under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS No. 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. In the description of Accounting Standards Updates that follows, references in “italics” relate to Codification Topics and Subtopics and their descriptive titles, as appropriate.

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 825, “Financial Instruments,” which amends previous Topic 825 guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This pronouncement is effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB ASC issued FASB ASC 810-10-65, Noncontrolling Interests in Consolidated Financial Statements. FASB ASC 810-10-65 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. FASB ASC 810-10-65 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Our certificate of incorporation and bylaws presently provide that our Board shall consist of four to eleven members. The Board of Directors is currently set at and comprised of four directors. Our directors serve for a term of one year and until the next annual meeting of stockholders and the respective election and qualification of their successors. Pursuant to our bylaws, our Chairman of the Board and our Chief Financial Officer are selected by the Board of Directors. All other executive officers are selected by the Chairman of the Board. Each of our executive officers is selected by the Board of Directors for a term of one year or until the executive officer’s successor is duly elected and qualified or until such executive officer’s resignation or removal. There is no family relationship among any of the directors and executive officers.

Our directors and executive officers are as follows:

Name	Age	Position with the Company
David Gelbaum	61	Chief Executive Officer, Chairman of the Board, President and Director
Shelley Hollingsworth	49	Chief Financial Officer and Treasurer
Mark J. O’Neill	64	Chief Technology Officer and Director
David Field	49	Director
Carl Pope	65	Director

Information With Respect to Directors and Executive Officers

The following information pertains to the directors, their principal occupations and other public company directorships for at least the last five-years and information regarding their specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director in light of our business and structure. In addition to this information, the Board of Directors also believes that each director has a reputation for integrity, honesty and adherence to high ethical standards. Each director has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to the Board of Directors.

David Gelbaum is our Chief Executive Officer, President, Chairman of the Board and a director. Mr. Gelbaum was appointed to the Board of Directors on February 20, 2008, became Chairman on January 12, 2009, and became our Chief Executive officer on February 8, 2010. Mr. Gelbaum is the co-trustee of The Quercus Trust which, pursuant to rights previously held by The Quercus Trust, as the holder of the Series D preferred stock and Series I Preferred Stock, had nominated two of the four directors currently serving on the Board of Directors. Mr. Gelbaum is one such director. Mr. Gelbaum has been a private investor since 2002. From 1989 until 2002, Mr. Gelbaum performed quantitative modeling for stock price returns and derivative securities for TGS Management, and from 1972 until 1989 he worked at Oakley & Sutton in a similar capacity. Mr. Gelbaum serves on the board of directors of Solar Enertech Corp., a manufacturer of photovoltaic solar energy cells and solar applications. Mr. Gelbaum holds a BA in mathematics from the University of California, Irvine. Mr. Gelbaum’s qualifications to serve as a member of the Board include his significant strategic insight and business experience from his years of investment with a focus on the environmental technology and renewable energy industries and his experience serving on various public company boards in these industries, including the boards of Solar Enertech Corp., ThermoEnergy Corporation, a wastewater treatment and power generation technologies company, Clean Power Technologies, Inc., a developer of hybrid energy technology and Energy Focus, Inc., a provider of efficient energy and lighting solutions.

Mark J. O’Neill is our Chief Technology Officer and was the President and co-founder of Entech, Inc., which merged with the Company in January 2008, since Entech, Inc’s founding in 1983. Mr. O’Neill was appointed to our Board of Directors on March 12, 2009. Prior to co-founding Entech, Inc. in 1983, Mr. O’Neill served in a variety of engineering and management positions with E-Systems, Inc., Northrup, Inc., and Lockheed Missiles & Space Company. Mr. O’Neill has authored 15 U.S. patents for inventions ranging from Fresnel lens solar concentrators to collimating tubular skylights. He holds a B.S. in Aerospace Engineering from the University of Notre Dame. Mr. O’Neill’s qualifications to serve on the Board of Directors include his 38 years of experience in developing solar energy technology and his business and industry experience successfully leading Entech, Inc. for 25 years prior to its merger with us.

On November 11, 2010, Shelley Hollingsworth was appointed as our Chief Financial Officer. Ms. Hollingsworth has over 25 years’ experience in all aspects of finance, accounting and administration in both private and public companies. She has been with Entech Solar, Inc. since June 2009, including most recently as Director of Financial Reporting. Ms. Hollingsworth also serves as our Treasurer. From 2007 to 2009, Ms. Hollingsworth was an independent contractor providing finance and accounting services for a variety of companies including Entech Solar, Inc. Ms. Hollingsworth previously served as controller for Holigan Management Group, Inc. from 2004 to 2007. Ms. Hollingsworth holds a BBA from the University of Texas at Arlington and is a certified public accountant in the state of Texas.

David Field is one of two directors originally nominated by The Quercus Trust pursuant to the rights of The Quercus Trust described above. Mr. Field became a member of the Board on August 26, 2009. Since 2006, Mr. Field has been the President and Chief Executive Officer of Applied Solar, LLC, a solar product development company and is also currently the Chief Executive Officer of OneRoof Energy, Inc., a developer and operator of distributed energy generation systems. From 2005 to 2006, prior to joining Applied Solar, Mr. Field was a senior executive at Clark Security Products, an independent security distribution company. Previously, Mr. Field founded and managed several companies in the energy sector, including Sunthetic Energy, Inc.. In 2001, Mr. Field founded and was Chief Executive Officer of Clarus Energy Partners, a leading Distributed Generation developer, owner and operator that was acquired by Hunt Power, an affiliate of Dallas-based Hunt Oil, in 2004. Prior to Clarus Energy, Mr. Field co-founded Omaha-based Kiewit Fuels, a renewable energy company specializing in the development of biofuels production. In addition to a career in sustainable energy development, he also has an extensive background in water technology and infrastructure development, with companies such as Bechtel, Peter Kiewit, and Poseidon Resources, as well as in corporate finance with Citicorp. Mr. Field serves on the board of directors of Applied Solar LLC, OneRoof Energy, Inc., and Solar Enertech, Inc., a manufacturer of photovoltaic energy cells. In July 2009, Applied Solar, Inc., of which Mr. Field was Chief Executive Officer, underwent a reorganization pursuant to chapter 11 of the Federal bankruptcy laws, during which time its assets were sold to Quercus APSO LLC, the predecessor of Applied Solar LLC. Mr. Field holds a BBA from Western Michigan University and a MBA from the Thunderbird School of International Management. Mr. Field brings to the Board of Directors significant strategic and business insight from his experience founding, managing and developing companies in the energy sector and from his experience serving as a director on the boards of other public companies.

Carl Pope was elected as a director on December 9, 2010. Mr. Pope has been the Chairman of the Sierra Club, a non-profit environmental organization, since March 2010, after serving for more than seventeen years as the Sierra Club’s Executive Director. Mr. Pope received a B.A., summa cum laude, from Harvard College in 1967 and is the author or co-author of several books and articles on environmental issues. Mr. Pope brings to the Board over 30 years of experience in the environmental industry, including his considerable management and business experience as an executive or director of several corporations and civic organizations.

EXECUTIVE COMPENSATION

As a “Smaller Reporting Company,” we have elected to follow scaled disclosure requirements for smaller reporting companies with respect to the disclosure required by Item 402 of Regulation S-K. Under the scaled disclosure obligations, we are not required to provide a Compensation Discussion and Analysis, Compensation Committee Report and certain other tabular and narrative disclosures relating to executive compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Chief Executive Officer and the two most highly compensated executive officers, other than the Chief Executive Officer, for fiscal years 2008 and 2009.

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Dr. Frank W. Smith Chief Executive Officer and Director (2)(3)	2009 2008	$ $	220,000 220,000		$297,040 —	— —	$ $	517,040 220,000

Mark J. O’Neill Chief Technology Officer and Director (4)(5)(6)	2009 2008	$ $	206,050 196,248	$ $	183,520 72,000	$22,572 —	$ $	412,142 268,248

Sean C. Rooney Chief Operating Officer (7)(8)(9)	2009 2008	$ $	190,550 158,716	$ $	84,000 81,000	$67,214 $70,687	$ $	341,764 310,403

(1)	This column represents the aggregate grant date fair value of options granted during the respective fiscal year in accordance with FASB ASC Topic 718. See Note 14 of our consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K, for a discussion of the assumptions used in the respective valuations.
(2)	On March 18, 2008, the Board promoted Dr. Smith to Chief Executive Officer and elected him to the Board of Directors. Dr. Smith resigned as Chief Executive Officer on February 5, 2010 and resigned from the Board of Directors on April 1, 2010.
(3)

Dr. Smith was granted on May 27, 2009 an option to purchase 1,500,000 shares of our common stock at an exercise price of $0.19 per share, the market price of our common stock on the date of grant. This option had vested with respect to 187,500 shares of our common stock as of December 31. 2009. On November 12, 2009, this grant was modified by the Compensation Committee and the exercise price was changed to $0.15 per share. This option has a grant date FASB ASC Topic 718 fair value of $0.14 per share. The incremental fair value of this option, computed as of the modification date in accordance with FASB ASC 718 was $0. Dr. Smith was granted on November 12, 2009 an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.13 per share, the market price of our common stock on the date of grant. No options had vested with respect to the November 12, 2009 grant as of December 31, 2009. This option has a grant date FASB ASC Topic 718 fair value of $0.09 per share.

(4)	Mr. O’Neill joined the company in January 2008 in connection with our acquisition of Entech, Inc. Pursuant to Mr. O’Neill’s employment agreement, Mr. O’Neill is eligible to receive incentive compensation of 0.2% of the annual gross revenues of Entech, Inc, up to a total of $1,000,000. No such incentive compensation was paid to Mr. O’Neill for fiscal year 2008 or 2009.
(5)	Mr. O’Neill was granted on September 4, 2008 an option to purchase 300,000 shares of our common stock at an exercise price of $0.46 per share, the market price of our common stock on the date of grant, in connection with his employment contract. This option vested with respect to 200,000 shares of our common stock as of December 31, 2009. This option has a grant date FASB ASC Topic 718 fair value of $0.24 per share. Mr. O’Neill was granted on May 27, 2009 an option to purchase 1,000,000 shares of our common stock at with an exercise price of $0.19 per share, the market price of our common stock on the date of grant. This option vested with respect to 125,000 shares of our common stock as of December 31, 2009. On November 12, 2009, this grant was modified by the Compensation Committee and the exercise price was changed to $0.15 per share. This option has a grant date FASB ASC Topic 718 fair value of $0.14 per share. The incremental fair value of this option, computed as of the modification date in accordance with FASB ASC 718 was $0. Mr. O’Neill was granted on November 12, 2009 an option to purchase 500,000 shares of our common stock with an exercise price of $0.13 per share, the market price of our common stock on the date of grant. No options had vested with respect to the November 12, 2009 grant as of December 31, 2009. This option has a grant date FASB ASC Topic 718 fair value of $0.09 per share.
(6)	Mr. O’Neill received $22,572 in accrued, but unused vacation time, which was paid to him in cash in 2009.
(7)	Mr. Rooney joined us on February 22, 2008 as Vice President, Engineering, Procurement and Construction. He was promoted to Chief Operating Officer on January 29, 2009. Mr. Rooney’s position with the us terminated on October 1, 2010.
(8)	Mr. Rooney was granted on September 4, 2008 an option to purchase 300,000 shares of our common stock with an exercise price of $0.46 per share, the market price of our common stock on the date of grant. This option had vested with respect to 147,620 shares of our common stock as of December 31, 2009. This option has a grant date FASB ASC Topic 718 fair value of $0.27 per share. Mr. Rooney was granted on May 27, 2009 an option to purchase 600,000 shares of our common stock an exercise price of $0.19 per share, the market price of the Company’s common stock on the date of grant. This option had vested with respect to 75,000 shares of our common stock as of December 31, 2009. On November 12, 2009, this grant was modified by the Compensation Committee and the exercise price was changed to $0.15 per share. This option has a grant date FASB ASC Topic 718 fair value of $0.14 per share. The incremental fair value of this option, computed as of the modification date in accordance with FASB ASC 718 was $0.
(9)	The $70,687 represents an $800 automobile allowance for November and December 2008 and $69,887 for relocation expenses during 2008 paid in connection with Mr. Rooney’s employment letter dated November 6, 2008. The $67,214 represents $4,800 for an auto allowance and $62,414 in relocation expenses during 2009 paid in connection with employment letter dated November 6, 2008.

Narrative Disclosure to Summary Compensation Table

On January 25, 2008, we entered into an employment agreement with Mark J. O’Neill, providing for his employment as our President. The agreement has an initial term of 3 years and a perpetual 1-year renewal term. Either party may elect not to renew the agreement, upon written notice, 60 days prior to the expiration of the initial or renewal term. Mr. O’Neill’s agreement provides for an annual base salary of $196,249, subject to annual upward adjustment by the Board of Directors, a variable performance bonus that may be awarded at the discretion of the Board of Directors, and options to purchase 300,000 shares of our common stock. Mr. O’Neill is also entitled to certain additional incentive compensation, calculated as 0.2% of gross revenues (as defined in Mr. O’Neill’s employment agreement). This additional incentive compensation will be paid until the accumulated total of the additional incentive compensation paid to Mr. O’Neill equals $1,000,000. Under his employment agreement Mr. O’Neill is also entitled to participate in our benefits plans for employees and executives, to reimbursement of certain expenses and to paid time-off and holidays consistent with our vacation policies. Under his employment agreement, Mr. O’Neill agreed to non-compete and a non-solicit during the severance period under the employment agreement or for twenty-four months if Mr. O’Neill voluntarily resigns, leaves without good reason or is terminated for cause. For information regarding any benefits paid to him upon his termination or a change in control, please see “Potential Payments upon Termination or Change in Control” on page 37.

On January 30, 2008, we entered into an employment agreement with Sean C. Rooney, providing for his employment as our Executive Vice President of Engineering, Procurement and Construction Operations. Mr. Rooney’s employment agreement was amended and restated in its entirety on November 6, 2008. Mr. Rooney’s amended and restated employment agreement provides that he is an employee at-will. Mr. Rooney’s agreement provides for an annual base salary of $185,000, subject to annual review and adjustment by the Board of Directors. Following his first year of employment, Mr. Rooney became eligible for an annual bonus, at the discretion of senior management, of up to 20% of his base salary, based upon achievement of individual and Company goals. Mr. Rooney is entitled to participate in our benefits plans for employees and executives, to paid time-off and holidays consistent with our vacation policies and to a car allowance of $400 per month. In addition, Mr. Rooney’s employment agreement provided for reimbursement of up to $65,000 to cover relocation expenses. Under his employment letter, Mr. Rooney agreed to a non-solicit for the twelve months after his termination of employment. For information regarding any benefits paid to him upon his termination or a change in control, please see “Potential Payments upon Termination or Change in Control” on page 37. As noted above, Mr. Rooney’s position with us ended an October 1, 2010.

On November 12, 2009, the Compensation Committee took an action to amend all option awards granted by us between January 1, 2009 and November 11, 2009 to our employees, directors and named executive officers. The terms of these prior option awards were amended to provide for a new exercise price of $0.15 per share and a reduction in the vesting schedule from four years to three years. Amended option award agreements were executed with each of the option recipients.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for each of our named executive officers. There are no unvested stock awards as of December 31, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dr. Frank W. Smith (1)	566,666 187,500 0	33,334 1,312,500 1,000,000	(2) (3) (4)	0.39 0.15 0.13	2/11/17 5/26/19 11/11/19

Mark O’Neill	200,000 125,000 0	100,000 875,000 500,000	(5) (3) (4)	0.46 0.15 0.13	9/3/18 5/26/19 11/11/19

Sean C. Rooney	147,620 75,000	152,380 525,000	(5) (3)	0.46 0.15	9/3/18 5/26/19

(1)	Pursuant to a termination letter dated March 18, 2010 between Dr. Smith and the Company, all of Dr. Smith’s options fully vested on April 1, 2010.

(2)	These options, granted on February 12, 2007, have a 10-year term with 16.6% vested on August 2007 and the remainder vesting monthly in 30 equal installments beginning September 2007.

(3)	These options, granted on May 27, 2009, have a 10-year term and an exercise price of $0.19 per share. On November 12, 2009, these grants were modified by the Compensation Committee and the exercise price was changed to $0.15 per share. The incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718 for these grants was $0. This option vested with respect to 12.5% of the underlying shares on November 1, 2009 and the remainder vest quarterly in 10 equal installments beginning on February 1, 2010.

(4)	These options, granted on November 12, 2009, have a 10-year term with 16.7% vested on May 1, 2010 and the remainder vesting quarterly in 10 equal installments beginning on August 1, 2010.

(5)	These options, granted on September 4, 2008, have a 10-year term. For Mr. O’Neill, 1/3 vested on the date of grant and the remaining options vested in two equal installments on January 1, 2009 and January 1, 2010. For Mr. Rooney, 33,335 options vested on the date of grant and the remaining options vest in equal installments beginning on October 1, 2008 until fully vested on August 1, 2011.

FISCAL YEAR 2009 DIRECTOR COMPENSATION

The following table and accompanying footnotes set forth information concerning the compensation paid to each of our non-employee directors for fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
David Gelbaum	—	—	—	—
Peter L. Corsell(2)	—	$371,001	—	$371,001
David Field(3)	—	$87,040	—	$87,040
Joseph P. Bartlett(4)	—	—	—	—
David Anthony(5)	—	—	—	—
Jacob J. Worenklein(6)	—	$84,000	—	$84,000
Dr. Hong Hou(7)	—	—	—	—
Reuben F. Richards, Jr.(8)	—	—	—	—
Quentin T. Kelly(9)	—	—	—	—
Walter J. Hesse(10)	—	—	—	—

(1)	This column represents the aggregate grant date fair value of options granted during the respective fiscal year in accordance with FASB ASC Topic 718. See Note 14 of our consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K, for a discussion of the assumptions used in the respective valuations.
(2)	Mr. Corsell became a member of the Board of Directors on February 19, 2009, as an appointee of The Quercus Trust. Mr. Corsell was granted on February 23, 2009 an option to purchase 3,000,000 shares of our common stock at an exercise price of $0.26 per share, the market price of our common stock on date of grant. On November 12, 2009, this grant was modified by the Compensation Committee and the exercise price was changed to $0.15 per share. The incremental fair value of this option, computed as of the modification date in accordance with FASB ASC 718 was $0.02. The aggregate number of option awards outstanding at fiscal year end for Mr. Corsell was 3,000,000. Mr. Corsell resigned from the Board of Directors on November 11, 2010.

(3)	Mr. Field became a member of the Board of Directors on August 26, 2009 as an appointee of The Quercus Trust. Mr. Field was granted on November 12, 2009 an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.13 per share, the market price of our common stock on that date. The aggregate number of option awards outstanding at fiscal year end for Mr. Field was 1,000,000.
(4)	Mr. Bartlett became a member of the Board of Directors on January 12, 2009, as an appointee of The Quercus Trust. He resigned from the Board of Directors on March 19, 2009. Mr. Bartlett had no option awards outstanding as of the fiscal year end.
(5)	Mr. Anthony became a member of the Board of Directors on February 20, 2008 as an appointee of The Quercus Trust. He resigned from the Board of Directors on February 23, 2010. Mr. Anthony had no option awards outstanding as of the fiscal year end.
(6)	Mr. Worenklein became a member of the Board of Directors on March 24, 2009, as an appointee of The Quercus Trust. Mr. Worenklein was granted on May 27, 2009 an option to purchase 600,000 shares of our common stock at an exercise price of $0.19 per share, the market price of our common stock on date of grant. On November 12, 2009, this grant was modified by the Compensation Committee and the exercise price was changed to $0.15 per share. The incremental fair value of this option, computed as of the modification date in accordance with FASB ASC 718 was $0. The aggregate number of option awards outstanding at fiscal year end for Mr. Worenklein was 600,000. Mr. Worenklein resigned from the Board of Directors on February 8, 2010.
(7)	Dr. Hou became a member of the Board of Directors on January 16, 2007. He resigned from the Board of Directors January 12, 2009. The aggregate number of option awards outstanding at fiscal year end for Dr. Hou was 100,000.
(8)	Mr. Kelly was our former Chief Executive Officer. Mr. Kelly resigned from the Board of Directors January 7, 2009. The aggregate number of option awards outstanding at fiscal year end for Mr. Kelly was 6,790,000.
(9)	Mr. Richards became a member of the Board of Directors on January 16, 2007. Mr. Richards resigned from the Board of Directors on January 12, 2009. The aggregate number of option awards outstanding at fiscal year end for Mr. Richards was 100,000.
(10)	Mr. Hesse became a member of the Board of Directors on February 20, 2008. Mr. Hesse passed away February 25, 2009. The aggregate number of option awards outstanding at fiscal year end for Mr. Hesse was 300,000. These options were cancelled in February 2010.

Narrative Disclosure to Director Compensation Table

Members of the Board of Directors did not receive any compensation for their service in 2009. We did award options to certain members of the Board as indicated in the footnotes above. Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are also full-time employees receive no additional compensation or benefits for service on the Board of Directors or its committees.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain named executive officers in connection with a termination of their employment or a change in control of the Company. In addition to the benefits described below, outstanding equity-based awards held by our named executive officers may also be subject to accelerated vesting in connection with a change in control under the terms of our 1999 Incentive Stock Option Plan in the discretion of our Board of Directors.

Frank W. Smith

In connection with his resignation, Dr. Smith entered into a termination letter with us dated as of March 18, 2006, under which Dr. Smith is entitled to receive (i) the portion of his base salary earned and accrued but unpaid as of the date of termination plus a severance payment in an amount equal to six (6) months of his annualized salary, paid semi-monthly and (ii) any earned but unpaid bonus or incentive payments, vacation pay and any deferred compensation. Dr. Smith is also entitled to reimbursement for any and all monies advanced or expenses incurred prior to the date of his termination in connection with the his employment. In addition, all of Dr. Smith’s stock options to acquire shares of our common stock accelerated and became fully vested and exercisable for a period of 10 years upon the effective date of his termination.

Mark J. O’Neill

Mr. O’Neill entered into an employment agreement with the Company on January 25, 2008, which provides for the following benefits.

Severance Benefits. In the event Mr. O’Neill’s employment is terminated by us pursuant to a termination for death, disability, without “cause” or for “good reason” (each as defined in Mr. O’Neill’s employment agreement), Mr. O’Neill will be entitled to receive (i) his salary, paid semi-monthly, for the period remaining under Mr. O’Neill’s three-year employment agreement, (ii) any earned but unpaid bonus payments and any deferred compensation, if any, and (iii) any earned but unused benefits and any vested pension and retirement benefits. If Mr. O’Neill is terminated by “mutual agreement” (as defined in his employment agreement) or upon death, he will be entitled to receive any earned but unused benefits and any vested pension and retirement benefits.

Treatment of Options upon Termination or Change of Control. Pursuant to his employment agreement, Mr. O’Neill was awarded an option to purchase 300,000 shares of our common stock. Pursuant to Mr. O’Neill’s employment agreement, any unvested stock options will vest and become exercisable immediately in the event of his termination or a “change in control” (as defined in Mr. O’Neill’s employment agreement). Under Mr. O’Neill’s option agreements, if Mr. O’Neill becomes permanently and totally disabled or dies while an employee or while providing services to us, his options shall become fully exercisable and may be exercised within one year following the date of disability or death. If Mr. O’Neill retires with our written consent, his options will become fully exercisable and may be exercised within 90 days of such retirement.

Sean C. Rooney

Mr. Rooney entered into an amended and restated employment agreement with us on November 6, 2008, which provides for the following benefits.

Severance Benefits. In the event Mr. Rooney’s employment is terminated during the employment term by us pursuant to a reduction in force or a termination without cause, pursuant to his employment contract, Mr. Rooney will be entitled to receive payment in an amount equal to 8 months of his base annual salary, payable semi-monthly. Mr. Rooney’s employment with us terminated on October 1, 2010

Treatment of Options upon Termination or Change of Control. Mr. Rooney’s employment agreement is silent as to treatment of options upon termination and change of control. However, pursuant to a letter agreement, dated as of October 1, 2010, in connection with Mr. Rooney’s termination, all of Mr. Rooney’s options shall expire 90 days following the date of termination, except for 900,000 vested options that shall remain exercisable until the date such options would otherwise expire had Mr. Rooney remained an employee of the Company through such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the shares of our common stock and Series D-1 Preferred Stock beneficially owned as of December 16, 2010 (or which may vest or become exercisable within 60 days of December 16, 2010), by all persons known to us who own more than 5% of the outstanding number of such shares, by our directors and named executive officers, and by all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

The address of each holder listed below is c/o Entech Solar, Inc., 13301 Park Vista Boulevard, Suite 100, Fort Worth, Texas 76177.

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Common	The Quercus Trust	220,227,835	(2)	45.09%
Common	Mark J. O’Neill	7,074,343	(3)	1.82%
Common	Dr. Frank W. Smith	3,600,000	(3)(4)	*	%
Common	David Field	749,998	(3)	*	%
Common	Carl Pope	0		*	%
Common	Sean C. Rooney	1,439,643	(3)(5)	*	%
Common	All Directors and Officers as a group	233,959,528	(3)	46.74%
Series D-1 Preferred	The Quercus Trust c/o David Gelbaum	5,397,901	(2)	100%

*	Represents ownership of less than one percent.
(1)	There were 380,707,537 common shares outstanding on December 16, 2010. In addition, there were 4,892,857 shares of Series D-1 preferred stock and one warrant to purchase 505,044 shares of Series D-1 preferred stock convertible into 70,405,430 shares of common stock after giving effect to certain anti-dilution protections provided for in our Series D-1 Certificate of Designation. These protections lower the Series D-1 preferred stock conversion price in the event we issue certain securities at a price below the then current Series D-1 preferred stock conversion price. Regardless of whether a holder of Series D-1 preferred stock converts all or a portion of their Series D preferred stock into shares of common stock, holders of the Series D-1 preferred stock have the right to 13.04 (does not include the Series D-1 warrants) votes for each share of Series D-1 preferred stock held by them on matters brought before our common stockholders.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by The Quercus Trust based on information set forth in a Schedule 13D/A filed with the SEC on December 20, 2010 and as calculated by us to take into account certain anti-dilution provisions. These shares are beneficially owned by David Gelbaum, our Chief Executive Officer, Chairman of the Board, President and Director, as Trustee, and Monica Chavez Gelbaum, as Trustee. 220,227,835 shares of common stock represents a sum of the following:

•	112,489,968 shares of common stock, of which 30,000,000 shares are held by JEMZ Trust, a trust controlled by David Gelbaum, our President and Chief Executive Officer;

•	63,818,090 shares of common stock underlying 4,892,857 shares of Series D-1 preferred stock;

•	6,587,340 shares of common stock underlying Series D-1 preferred stock warrants to purchase up to 505,044 shares of Series D-1 preferred stock; and

•	11,911,764 shares of common stock underlying a warrant to purchase common stock dated March 19, 2010;

•	2,076,923 shares of common stock underlying a warrant to purchase common stock dated April 30, 2010; and

•	22,500,000 shares of common stock underlying a warrant to purchase common stock dated May 10, 2010.

•	843,750 shares of common stock underlying a warrant to purchase common stock dated June 25, 2010.

For purposes of computing the percentage of outstanding shares of common stock held by The Quercus Trust, we have given effect to the Series D-1 preferred stock, Series D-1 preferred stock warrants and warrant to purchase common stock, each as noted above and as if they were fully converted. Consequently, the ownership percentage is based on 488,445,404 common shares deemed outstanding as of December 16, 2010.

(3)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of December 16, 2010, or that will become exercisable within 60 days after that date:

Name:	Number of Shares:
David Gelbaum	0
Mark. J. O’Neill	7,074,343
Dr. Frank W. Smith	3,600,000
David Field	749,998
Carl Pope	0
Sean C. Rooney	1,439,643
All Directors and Officers as a Group	13,731,693

For purposes of computing the percentage of outstanding shares of common stock held by each person named above, we have given effect to their options, each as noted above, and as if they were fully converted.

For purposes of computing the percentage of outstanding shares of common stock held by all directors and named executive officers as a group, we have given effect to the Series D-1 preferred stock, Series D-1 preferred stock warrants, warrant to purchase common stock and options as if they were fully converted. Consequently, the ownership percentages are based on 500,573,588 common shares deemed outstanding as of December 16, 2010

(4)	Pursuant to a termination letter dated March 18, 2010 between Dr. Smith and the Company, all of Dr. Smith’s options fully vested on April 1, 2010.

(5)	Pursuant to a termination letter dated October 1, 2010, all of Mr. Rooney’s options shall expire no later than May 25, 2020.

Change in Control of the Company

On April 30, 2010, we entered into a Series H Preferred Stock Purchase Agreement with The Quercus Trust, pursuant to which The Quercus Trust purchased 20 shares of our Series H preferred stock. In addition, as part of the transaction, The Quercus Trust received a warrant to purchase 2,076,923 shares of our common stock. Subsequent to its purchase of Series H preferred stock, as of April 30, 2010, 2010, The Quercus Trust beneficially owned approximately 51.33% of the Company’s voting securities. Following additional transactions entered into since April 30, 2010, The Quercus trust beneficially owned 45.09% of the Company’s voting securities as of December 16, 2010. As a result of its beneficial ownership, should The Quercus Trust choose to convert or exercise all of its preferred stock or warrants into shares of our common stock, The Quercus Trust will be able to exercise control over the Company with respect to those actions requiring the approval of a majority of our stockholders. Currently, two of the Company’s four directors are serving as a result of the appointment or election to the Board by The Quercus Trust.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Party Transactions with The Quercus Trust and David Gelbaum

Transactions between us and The Quercus Trust, the beneficial owner of approximately 45.09% of our voting securities, or between us and David Gelbaum, trustee of The Quercus Trust and our Chairman, President and Chief Executive Officer, are considered related party transactions. The following summarizes such transactions for fiscal years 2008 and 2009:

In the fourth quarter of 2007, we recorded a sale to The Quercus Trust of twelve Mobil MaxPure™ units, recognizing revenue of $900,000. We also recorded a related party deposit of $775,000, from The Quercus Trust, on the balance sheet at December 31, 2007, in relation to 10 additional units, which were to be shipped in 2008.

On September 28, 2007, we raised $13,365,000 through a Stock and Warrant Purchase Agreement with the Quercus Trust, whereby the Quercus Trust purchased 7.5 million shares of our common stock at a price of $1.782 per share. The agreement also provides for the issuance of warrants to The Quercus Trust for the purchase of 9.0 million additional shares of our common stock at an exercise price of $1.815, subject to certain adjustments.

On January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which we issued 19,700 shares of Series E Preferred Stock in exchange for 19,700,000 shares of common stock held by The Quercus Trust. Each share of the Series E Preferred Stock automatically converted into 1,000 shares of common stock (a total of 19,700,000 common shares) upon the June 26, 2008 approval by stockholders to increase our authorized common stock to 450,000,000 shares.

Also on January 25, 2008, we borrowed $6 million from The Quercus Trust as evidenced by a Promissory Note, dated as of that date. The note accrued interest at a rate of 8% per annum. The outstanding principal amount of the note and all accrued and unpaid interest were paid on July 28, 2008 through the issuance of 3,371 shares of Series F Preferred Stock at a price of $1,782 per share. These shares automatically converted into 3,371,000 shares of common stock upon the approval of our stockholders to increase our authorized shares of common stock on June 26, 2008.

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which we issued 16,629 shares of Series F preferred stock at a price of $1,782 per share, and warrants to purchase 29,000,000 shares of common stock, at an exercise price of $1.815 per share. Each share of the Series F Preferred Stock automatically converted into 1,000 shares of common stock upon the approval of our common stockholders to increase the number of authorized shares of common stock to 450,000,000 on June 26, 2008.

In June 2008, we received advanced payment from The Quercus Trust, in the amount of $1,023,000 for a future order of ten Mobile Max units. The order has not yet been filled and shipped.

On February 13, 2009, The Quercus Trust agreed to cancel warrants to purchase 38,000,000 shares of common stock in accordance with the terms of a Warrant Cancellation Agreement. The Quercus Trust agreed to cancel these warrants in consideration for, among other things, our agreement to seek stockholder approval to increase the number of shares available under our 1999 Incentive Stock Option Plan from 50,000,000 to 80,000,000 shares. The warrants were cancelled upon approval by our stockholders of the increase in the number of shares available under our 1999 Incentive Stock Option Plan at the 2009 annual stockholders meeting.

On September 10, 2009, we borrowed $2,000,000 from The Quercus Trust pursuant to a convertible promissory note that accrued interest at 8% until converted to 25,498,630 shares of common stock on December 14, 2009.

On December 15, 2009, December 17, 2009 and December 22, 2009, we entered into Stock Purchase Agreements with The Quercus Trust pursuant to which we issued to The Quercus Trust an aggregate of 12,500,000 shares of common stock at $0.08 per share for a total of $1,000,000.

On January 1, 2010, January 14, 2010, January 29, 2010, February 8, 2010 and March 1, 2010, we entered into Stock Purchase Agreements with The Quercus Trust pursuant to which we issued to The Quercus Trust an aggregate of 40,625,000 shares of common stock at $0.08 per share for a total of $3,250,000.

On February 8, 2010, David Gelbaum, trustee of The Quercus Trust and our Chairman became our Chief Executive Officer.

On March 19, 2010, we sold 150 shares of Series G Preferred Stock for $1.5 million in cash to The Quercus Trust. As part of the transaction, we also issued to The Quercus Trust a warrant to purchase 11,911,764 shares of common stock with an exercise price of $0.17 per share.

On April 30, 2010, The Quercus Trust and the Company entered into a Series H Preferred Stock Purchase Agreement pursuant to which The Quercus Trust purchased 20 shares of our Series H preferred stock for purchase prices of $200,000. With this purchase, The Quercus Trust received a warrant to purchase 2,076,923 of our common stock at an exercise price of $0.13 per share.

On May 10, 2010, The Quercus Trust and the Company entered into a Series H Preferred Stock Purchase Agreement pursuant to which The Quercus Trust purchased 200 shares of our Series H preferred stock for a purchase price of $2,000,000. With this purchase, The Quercus Trust received a warrant to purchase 22,500,000 shares of our common stock, at an exercise price of $0.12 per share.

On June 4, 2010, The Quercus Trust and the Company entered into a Series I Preferred Stock Purchase Agreement pursuant to which The Quercus Trust purchased 100 shares of our Series I preferred stock for a purchase price of $10,000.

On September 30, 2010, we issued 5,123,287 shares of our common stock to The Quercus Trust in exchange for cancellation of a $500,000 note that was due and payable to The Quercus Trust on September 8, 2010.

On November 29, 2010, we entered into a preferred stock exchange agreement pursuant to which The Quercus Trust exchanged all of its shares of Series D convertible preferred stock for an equal number of shares of Series D-1 convertible preferred stock. In addition, The Quercus Trust exchanged its warrant to acquire share of our Series D convertible preferred for a warrant to acquire an equal number of shares of our Series D-1 convertible preferred stock. The Series D-1 Convertible preferred stock has all of the same rights and preferences as the Series D convertible preferred stock except that the Series D-1 convertible preferred stock does not contain the exclusive rights to appoint or elect directors to our Board of Directors. As of December 16, 2010 no shares of Series D convertible preferred stock are authorized.

On November 29, 2010, we entered into a preferred stock cancellation agreement with The Quercus Trust pursuant to which The Quercus Trust cancelled its ownership interest in our shares of Series I preferred stock. As a result, there are currently no shares of Series I preferred stock issued and outstanding.

On December 6, 2010, we issued and sold 15,000,000 shares of our common stock to JEMZ Trust for total proceeds of $1,000,500.

On December 16, 2010, we issued and sold 15,000,000 shares of common stock to JEMZ trust for total proceed of $1,000,500.

Sale of Mobile MaxPure® Assets

On March 6, 2009, we finalized the sale to Quentin T. Kelly, our former Chief Executive Officer, of substantially all of the Mobile MaxPure® assets and certain trademarks relating to our former names for $358,035. Mr. Kelly received a $225,000 purchase price credit and the parties agreed that the balance of the purchase price, $133,035, would be paid by Mr. Kelly through the reduction of Mr. Kelly’s cash severance payments payable to him pursuant to the Separation Agreement and General Release that we entered into with Mr. Kelly on January 20, 2009.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of David Field and Carl Pope do not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NASDAQ Stock Market rules and accordingly are independent within the meaning of NASDAQ Stock Market rules. In making this determination, the Board of Directors considered the relationship of Mr. Field, as Chief Executive Officer of Applied Solar, LLC, an entity indirectly controlled by The Quercus Trust and as a director originally appointed pursuant to rights formerly held by The Quercus Trust, to The Quercus Trust and to David Gelbaum, trustee of The Quercus Trust and our Chairman, President and Chief Executive Officer.

The Board of Directors has determined that David Gelbaum does not qualify as an independent director under NASDAQ Stock Market rules because he serves as our President and Chief Executive Officer. The Board of Directors has also determined that Mark J. O’Neill does not qualify as an independent director under NASDAQ Stock Market rules because he serves as our Chief Technology Officer.

The Board of Directors has also determined that none of David Anthony, Peter L. Corsell, Jacob J. Worenklein, Hong Hou, or Reuben F. Richards, Jr., had a material relationship with the Company during the periods in 2009 for which they respectively served as our directors and thus were each independent within the meaning of NASDAQ Stock Market rules. In making these determinations, the Board of Directors considered the relationships of Messrs. Anthony, Corsell, and Worenklein, as directors appointed pursuant to rights formerly held by The Quercus Trust, to The Quercus Trust and to David Gelbaum, trustee of The Quercus Trust and our Chairman during 2009. The Board of Directors has also determined that Quentin T. Kelly did not qualify as an independent director under NASDAQ Stock Market rules because he had served as our Chief Executive Officer within the previous three years. Mr. Walter Hesse was not an independent director under the NASDAQ Stock Market rules because he served as an executive officer of a subsidiary during 2008 and 2009. The Board of Directors did not make a determination that Joseph P. Bartlett, who served as a director from January 12, 2009 to March 19, 2009, was independent within the meaning of NASDAQ Stock Market rules during the period in 2009 for which he served as a director.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING STOCKHOLDER

All of the shares of common stock registered for sale pursuant to this prospectus are shares issuable upon exercise of a warrant owned by Socius CG II, Ltd. (“Socius” or the “Selling Stockholder”). This warrant was issued to Socius in connection with our entry into an amended and restated preferred stock purchase agreement with Socius. Under the terms of the purchase agreement, we can cause Socius, in one or more tranches, to acquire up to $5,000,000 worth of our Series G preferred stock. In addition, at each tranche draw down, Socius will vest in the common stock warrant, and shall be required to buy shares of common stock equal to 135% of the Series G preferred stock tranche draw down amount. As a result, if we cause Socius to acquire the full $5,000,000 of our Series G preferred stock, Socius shall also be required to acquire 84,375,000 shares of our common stock.

The following table sets forth the number of shares of common stock beneficially owned by Socius immediately prior to the date of this prospectus and the total number of shares that may be offered pursuant to this prospectus based on an assumed issuance price to Socius of $0.08 (which was the reported sale price of our common stock on November 29, 2010, the date we issued the common stock warrant to Socius). The table below also provides information regarding the beneficial ownership of our common stock by Socius to reflect the assumed sale of all of the shares offered under this prospectus.

	Beneficial Ownership Before Offering
Selling Stockholder (1)	Number of Shares Owned		Percent		Number of Shares Being Registered	Beneficial Ownership After Offering
						Number of Shares Owned	Percent
Socius CG II, Ltd.	1,543,877	(2)	*	%	84,375,000	0	0%

*	Less than 1%.
(1)	Other than as disclosed in this section, there are no other material relationships with the Selling Stockholder that would require disclosure pursuant to Item 507 of Regulation S-K.
(2)

Represents 1,386,150 shares held by Socius and 157,727 shares held by Socius Capital Group, LLC (“Socius Capital”), the sole stockholder of Socius. Voting and dispositive power with respect to the shares held by Socius is exercised by Ward Jensen, its Vice President-Trading. Voting and dispositive power with respect to the shares held by Socius Capital is exercised by Terren Peizer, its Managing Director, who acts as an investment advisor to Socius Capital. However, the purchase agreement contains a restrictive covenant under which each of Socius and Socius Capital is prohibited from: (1) voting any shares of our common stock owned or controlled by it or soliciting any proxies or seeking to advise or influence any person with respect to any of our voting securities; (2) engaging or participating in any actions, plans or proposals which relate to or would result in, among other things: (a) an extraordinary corporate transaction such as a merger, (b) a sale of a material amount of assets, (c) any change in the present board of directors or management, (d) any change in capitalization or (e) any other change in our business or corporate structure; or (3) requesting that we amend or waive any such covenants. Neither Socius nor Socius Capital is a registered broker-dealer or an affiliate of a registered broker-dealer.

The Selling Stockholder provided us with information with respect to its share ownership. Because the Selling Stockholder may sell all, part or none of its shares, we are unable to estimate the number of shares that will be held by the Selling Stockholder upon resale of shares of common stock being registered hereby. We have, therefore, assumed for the purposes of the registration statement related to this prospectus that the Selling Stockholder will sell all of its shares. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholder and any broker-dealers that act in connection with the sale of the shares are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals are deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Since the Selling Stockholder is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder is subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed the Selling Stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of the shares by the Selling Stockholder.

LEGAL MATTERS

Bingham McCutchen LLP, will pass upon the validity of the common stock being offered hereby. Certain partners of Bingham McCutchen LLP own options to acquire shares of our common stock.

EXPERTS

The financial statements for the Company for the fiscal years ended 2009 and 2008 have been audited by Amper Politziner & Mattia, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their respective report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

On August 16, 2010, the Registrant was notified that Amper, Politziner & Mattia, LLP had combined its practice with that of Eisner, LLP, an independent registered public accounting firm, and that combined practice operates under the name EisnerAmper LLP. The Audit Committee of the Registrant’s Board of Directors has engaged EisnerAmper LLP to serve as the Registrant’s independent registered public accounting firm.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Entech Solar, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Entech Solar, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entech Solar, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going-concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going-concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey

March 31, 2010

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$1,952	$12,169
Accounts receivable—trade, (net of allowance of $0 and $155 at December 31, 2009 and 2008, respectively)	22	1,971
Rebates receivable	—	115
Inventory (net of reserve of $2,272 and $891 at December 31, 2009 and 2008, respectively)	267	3,664
Costs and estimated earnings/losses in excess of billings	35	2,613
Escrow funds relating to contract performance	—	1,339
Prepaid expenses and deposits	125	964

Total Current Assets	2,401	22,835
Advances on Machinery and Equipment	—	2,285
Property and Equipment, net	2,983	5,969
Intangible and Other Assets
Other intangible assets, net	19,695	23,058
Goodwill	19,196	23,837
Other deposits	384	153

Total Assets	$44,659	$78,137

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,301	$4,136
Customer deposits—related party	—	1,023
Series D Preferred stock warrants	1,394	1,394
Billings in excess of costs and estimated earnings/losses	94	760

Total Current Liabilities	3,789	7,313
Other	129	180

Total Liabilities	3,918	7,493

Convertible Preferred Stock
Series C Convertible preferred stock	—	170
Series D Convertible preferred stock	11,180	11,180

Total Convertible Preferred Stock	11,180	11,350

Stockholders’ Equity
Preferred stock convertible $.01 par value authorized 10,000; 5,504 issued and outstanding: Series B 7%—611 shares liquidation preference $550	6	6
Common stock, $.001 par value; authorized 610,000 and 450,000 shares; 277,485 and 236,421 shares issued and 277,457 and 236,393 shares outstanding at December 31, 2009 and 2008, respectively	277	236
Additional paid-in capital	173,852	167,979
Treasury stock, 28 shares, at cost, as of December 31, 2009 and 2008, respectively	(39)	(39)
Accumulated deficit	(144,395)	(108,888)
Noncontrolling interest	(140)	—

Total Stockholders’ Equity	29,561	59,294

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$44,659	$78,137

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

(In thousands, except per share data)

	2009	2008
Revenues:
Contract	$1,296	$30,068
Equipment & Services	174	—
Related party	597	775
Related party-Former Chairman	125	—

Total	2,192	30,843

Cost of Revenues:
Contract	787	38,641
Equipment & Services	213	—
Related party	601	673
Related party-Former Chairman	142	—
Impairment of Manufacturing Operations	6,968	—

Total	8,711	39,314

Gross Profit (Loss):
Contract	509	(8,573)
Equipment & Services	(39)	—
Related party	(4)	102
Related party-Former Chairman	(17)	—
Impairment of Manufacturing Operations	(6,968)	—

Total	(6,519)	(8,471)

Operating Expenses:
Selling, general and administrative expenses	15,281	18,222
Goodwill and intangibles impairment	5,504	—
Research and development expenses	5,768	194
Depreciation and amortization expenses	2,898	2,818

Total Operating expenses	29,451	21,234

Loss from Operations	(35,970)	(29,705)

Other income (expense)
Beneficial conversion and warrant amortization	—	(50)
Other income	153	412

Total other income, net	153	362

Net Loss	(35,817)	(29,343)
Net Loss attributable to noncontrolling interest	310	—

Net Loss attributable to Entech Solar, Inc.	(35,507)	(29,343)
Accretion of preferred stock dividends—Series C	—	(23)
Preferred stock dividends—Series F	—	(15,512)

Net Loss attributable to Entech Solar, Inc. Common Shareholders	$(35,507)	$(44,878)

Net Loss attributable to Entech Solar, Inc. per Common Share (Basic and Diluted)	$(0.15)	$(0.21)

Weighted Average Common Shares Outstanding used in Per Share calculation (Basic and Diluted)	240,520	213,834

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

(In thousands)

	2009	2008
Cash flows from Operating Activities:
Net loss	$(35,817)	$(29,343)

Adjustments to reconcile net cash used in operating activities:
Beneficial conversion and warrant amortization	—	50
Share-based compensation cost	2,049	1,034
Depreciation and amortization expenses	2,898	2,818
Issuance of stock for service	—	110
Issuance of options and warrants for services	—	274
Issuance of stock in lieu of severance agreement	169	—
Issuance of stock in lieu of interest	—	77
Issuance of restricted stock	50	—
Fixed asset impairment	4,467	—
Goodwill and intangibles impairment	5,504	—
New Jersey leasehold impairment	349	—
Accrued losses on contracts	(100)	—
Loss on disposal of assets	17	34
Provision for doubtful accounts	106	147
Provision for inventory	1,398	891
Other	(231)	117
Changes in assets and liabilities:
Accounts receivable	1,834	8,216
Rebates receivable	115	926
Inventory	2,006	(3,156)
Escrow funds relating to contract performance	1,339	(1,339)
Costs and estimated earnings/losses in excess of billings	2,578	2,944
Prepaid expenses and deposits	839	(47)
Accounts payable and other accrued expenses	(1,740)	(6,643)
Billings in excess of costs and estimated earnings/losses	(666)	757
Renewable energy credits guarantee liability	(46)	(55)
Customer deposits—related party	(1,023)	248

Net Cash used in Operating Activities	(13,905)	(21,940)

Cash flows from Investing Activities:
Sale (Purchases) of property and equipment, net	43	(5,990)
2008 Acquisition of ENTECH Inc., net of cash acquired of $4,028	—	(3,409)

Net cash provided by (used in) investing activities	43	(9,399)

Cash flows from financing activities:
Proceeds from exercise of warrants and stock options	179	1,216
Proceeds from issuance of convertible preferred stock and warrants, net	—	29,640
Proceeds from related party sales	426	—
Conversion of convertible notes-related party	2,000	—
Shares issued in lieu of payment of cash for interest-related party	40	—
Shares sold under stock purchase agreement-related party	1,000	—
Proceeds from issuance of common stock	—	6,000
Payments on short-term debt	—	(221)

Net cash provided by financing activities	3,645	36,635

Net Increase in cash and cash equivalents	(10,217)	5,296
Cash and cash equivalents, beginning of year	12,169	6,873

Cash and cash equivalents, end of year	$1,952	$12,169

The Notes to the Consolidated Financial Statements are an integral part of these statements.

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(In thousands)

	Entech Solar, Inc. Shareholders
	Preferred Stock		Common Stock				Treasury
	Shares	Par Value	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Shares	Stock	Noncontrolling Interest	Total
Balance, December 31, 2007	611	$6	189,353	$189	$71,425	$(64,010)	—	$—	$—	$7,610
Accretion of preferred stock dividends— Series C	—	—	—	—	—	(23)	—	—	—	(23)
Beneficial conversion feature and warrants on preferred stock dividends—Series F	—	—	—	—	15,512	(15,512)	—	—	—	—
Conversion of convertible notes	—	—	1,333	1	344	—	—	—	—	345
Stock issued for services	—	—	120	—	110	—	—	—	—	110
Exercise of warrants	—	—	2,067	2	379	—	—	—	—	381
Exercise of options	—	—	2,711	3	837	—	—	—	—	840
Conversion of Preferred C stock	—	—	846	1	329	—	—	—	—	330
Stock issued In lieu of payment of interest	—	—	290	—	77	—	—	—	—	77
Issuance of options for services	—	—	—	—	331	—	—	—	—	331
Share-based compensation cost	—	—	—	—	703	—	—	—	—	703
Series E—preferred stock issued in exchange for common stock	20	—	—	—	27,383	—	19,700	(27,383)	—	—
Sale of Series F—convertible preferred stock	20	—	—	—	35,600	—	—	—	—	35,600
Conversion of Series E preferred to common stock	(20)	—	19,700	20	(20)	—	—	—	—	—
Conversion of Series F preferred to common stock	(20)	—	20,000	20	(20)	—	—	—	—	—
Entech Inc. purchase	—	—	—	—	14,989	—	(19,672)	27,344	—	42,333
Net loss	—	—	—	—	—	(29,343)	—	—	—	(29,343)

Balance, December 31, 2008	611	6	236,420	236	167,979	(108,888)	28	(39)	—	59,294
Exercise of warrants	—	—	1,462	1	93	—	—	—	—	94
Exercise of options	—	—	328	1	84	—	—	—	—	85
Stock issued for severance pay	—	—	1,000	1	169	—	—	—	—	170
Share-based compensation cost	—	—	—	—	2,049	—	—	—	—	2,049
Proceeds from related party sales	—	—	—	—	426	—	—	—	—	426
Conversion of convertible notes—related party	—	—	25,000	25	1,975	—	—	—	—	2,000
Stock issued in lieu of interest—related party	—	—	499	1	39	—	—	—	—	40
Shares sold under purchase agreements	—	—	12,500	12	988	—	—	—	—	1,000
Issuance of restricted stock	—	—	277	—	50	—	—	—	—	50
Series C convertible preferred stock converted to ENTECH (subsidiary of Entech Solar, Inc.), common shares	—	—	—	—	—	—	—	—	170	170
Net loss	—	—	—	—	—	(35,507)	—	—	(310)	(35,817)

Balance, December 31, 2009	611	$6	277,486	$277	$173,852	$(144,395)	28	$(39)	$(140)	$29,561

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note (1) Liquidity and Capital Resources

At December 31, 2009, the Entech Solar, Inc. (“Entech Solar”, the “Company”, “we”, “us” and “our”) current ratio was 0.63 and working capital deficit was ($1.4) million compared to December 31, 2008, with a current ratio of 3.12 and working capital of $15.5 million. As of December 31, 2009 we had approximately $2.0 million in cash and cash equivalents compared to $12.2 million at December 31, 2008. Net cash used in operating activities for the twelve months ended December 31, 2009 was $13.9 million compared to $21.9 million used in operations in the same period in 2008. Net cash used in operating activities for the twelve months ended December 31, 2009 was primarily the result of our net loss of $35.8 million, offset by non-cash charges primarily consisting of share-based compensation costs ($2.0 million), depreciation and amortization expenses ($2.9 million), goodwill and intangible impairment charges ($5.5 million) and manufacturing impairment charges ($7.0 million) and positive working capital changes which include cash receipts totaling $2 million on a project in New Jersey.

During the twelve months ended December 31, 2009, there was $43,000 provided by investing activities compared to $9.4 million used in investing activities in the comparable period of 2008. Net cash provided by financing activities in the twelve months ended December 31, 2009, totaled $3.6 million compared to $36.6 million in the comparable period of 2008.

The Company has historically financed operations and met capital expenditures requirements primarily through issuances of capital stock and borrowings and through solar system equipment sales. The Company is not currently marketing solar system equipment. See Note 19 for discussion of additional financing that occurred subsequent to December 31, 2009.

The consolidated financial statements are presented on the basis that we will continue as a going concern. The going concern concept contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company’s recurring losses and negative cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to continue to raise funds through the sale of capital stock and additional borrowings. However, there can be no assurance that the Company will be successful in these efforts. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty.

Note (2) Nature of the Business

OVERVIEW

Entech Solar plans to become a leading developer of renewable energy technologies for the commercial, industrial and utility markets. The Company designs concentrating solar modules that provide both electricity and thermal energy as part of its ThermaVolt™ product line and electricity only as part of its SolarVolt™ product line. Entech Solar owns proprietary rights to a state-of-the-art collimating tubular skylight that provides superior light output and optical efficiency that it believes will be attractive to purchasers for commercial and industrial green building purposes.

On January 28, 2008, we completed the acquisition of ENTECH, Inc. (“ENTECH”), a Keller, Texas company which previously operated for 25 years in the concentrating photovoltaic (“CPV”) industry. ENTECH received development funding from and/or installed CPV systems for NASA, Sandia National Laboratories, Department of Energy, Department of Defense and major U.S. utilities and corporations.

In the first quarter of 2009, we suspended manufacturing start-up activities associated with our first-generation CPV products. During the twelve months ended December 31, 2009, we recorded a non-cash impairment charge totaling $7.0 million for manufacturing equipment, inventory and leasehold improvements directly related to our decision to suspend manufacturing at our Texas plant for first generation equipment and instead focus our efforts on developing

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our next generation CPV products. Our primary business strategy is to develop new solar energy products and services based upon ENTECH CPV technology. The Company seeks to leverage the combined technologies of our legacy Engineering, Procurement, and Construction (“EPC”) business and the technologies obtained from the acquisition of ENTECH, to become a leading supplier of CPV energy solutions to industrial, commercial and public sector clients. The Company is developing next generation ENTECH CPV technology to improve our ThermaVolt™ and SolarVolt™ product lines as part of providing CPV energy solutions primarily as stand-alone products to solar integrators. The Company is focused on becoming a low-cost leader in the solar industry enabling customers to significantly reduce their current costs for electric and thermal energy. We are also focused on commercializing our skylight technologies to provide day-lighting solutions for customers.

Our target customers will be distributors and end-users of energy who are interested in reducing their energy costs, environmental impact, and the variability of their monthly electricity and natural gas cost due to the volatility associated with these energy supplies. Entech Solar believes it can become a leading energy solutions supplier to industrial, commercial and public sector clients.

We did not have significant revenues from operations in 2009 because our primary focus has been developing and commercializing our next-generation technologies so that we are able to supply two renewable energy outputs, electricity and hot water, at competitive prices through our patented ThermaVolt™ and electricity-only through our patented SolarVolt™ products. The Company believes that providing electricity only and electricity and hot water will give customers energy solutions that are more efficient and cost-effective.

Since March 2009, we have been working to commercialize its patented tubular skylight as a possible means to diversify and this product was launched in January 2010.

The Company operates in one segment.

All of the Company’s assets are located in the United States.

Note (3) Summary of Significant Accounting Policies

A summary of the major accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries including ENTECH Inc., a Delaware Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, costs to complete contracts, warranty expense, taxes, losses on uncompleted contracts, lives of intangible assets, lives of property and equipment, and the value of shares issued. Although these estimates are based on management’s best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates.

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable, accrued expenses and preferred stock warrants approximate their respective fair values.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk and Significant Customers

The Company holds cash and cash equivalents at one major financial institution and periodically invests all non-FDIC insured funds in government-backed U. S. Treasury bills. The Company had no monies invested in U.S. Treasury bills at December 31, 2009. Historically, the Company has not experienced any losses as a result of such concentration of credit risk. We do not require collateral or other security against accounts receivable; however, it maintains reserves for potential credit losses and such losses have historically been within management’s expectations.

Product Warranty

The Company historically provided for the estimated cost of product warranties relating to its legacy business at the time revenue was recognized. Since the Company had a limited operating history, adjustments in future periods may be required as its installations mature. The following table summarizes the activity regarding the Company’s warranty accrual:

Balance, December 31, 2007	$414,496
Accruals for warranties issued during 2008	460,633
Utilization of warranty reserve during 2008	(42,639)

Balance, December 31, 2008	832,490
Accruals for warranties issued during 2009	27,402
Utilization of warranty reserve during 2009	(24,926)

Balance, December 31, 2009	$834,966

The product warranty accrual is included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheets.

Revenue Recognition

The Company historically derived revenue primarily from fixed-price contracts through which the Company provides engineering, design, and procurement services, materials and equipment, and construction / installation services. Revenue is also generated through the sale of solar-related equipment and, to a lesser extent, from consulting projects and government-funded grants.

Contract revenues are recorded when there is persuasive evidence that a binding contractual arrangement exists, the price is fixed and determinable, the Company has commenced work on the project, and collectability is reasonably assured.

Contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct cost of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards, in regard to billing and collection.

Revenues from equipment sales containing acceptance provisions are recognized upon customer acceptance. Cash payments received in advance of product or service revenue are recorded as customer deposits.

Revenues from consulting projects are recognized as services are rendered. Grant revenues are recognized when received, or if based on entitlement periods, when entitlement occurs.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the data we used to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. In recording any additional allowances, a respective charge against income is reflected in the general and administrative expenses, and would reduce the operating results in the period in which the increase is recorded.

Accounting for Income Taxes

We are required to estimate income taxes in each of the jurisdictions in which we operates as part of our consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carryforwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that we determine that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term nature.

Inventory

Inventory is stated at the lower of cost or market determined by the First-In, First-Out (FIFO) method. Historically, inventory has consisted mainly of purchased system components. The reserve of $2,272,000 relates to a 2009 non-cash impairment charge based on the Company’s decision to suspend manufacturing operations in its Texas plant and the transition from the flat-plate project business.

Property and Equipment

Property and equipment are carried at cost; less accumulated depreciation and amortization, and are depreciated and amortized for financial reporting purposes using the straight-line method. Depreciation for income tax purposes is computed using accelerated methods. The estimated useful lives are: computers and information equipment, 5 years; office furniture, vehicles, and test and assembly fixtures, 5 to 7 years; and leasehold improvements, the shorter of the useful life or the life of the lease. Upon retirement or disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amounts, less any proceeds, are charged or credited to income.

Expenditures for maintenance and repairs are expensed as incurred. Expenditures, which significantly increase asset value or extend useful lives, are capitalized.

At December 31, 2008, certain machinery and equipment for the Texas location was paid for, but not yet delivered. The Company recorded these amounts as Advances on Machinery and Equipment on the accompanying Consolidated Balance Sheets.

In accordance with the Company’s adoption of the sections of “Fair Value Measurements,” related to non-financial assets and liabilities on January 1, 2009 and applying the guidance relating to the Company’s first quarter 2009 suspension of manufacturing of its legacy products, the Company evaluated the portions of fixed assets that directly relate to the suspended manufacturing announcement and subsequently recorded a fixed asset write-down in the amount of approximately $4,446,000. The Company used significant unobservable inputs (Level 3), such as an alternate use for the fixed assets, to determine the fair value of the fixed assets.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Escrow Funds Relating to Contract Performance

Escrow funds relating to contract performance are utilized to secure contracts and are separately recorded as an asset on the accompanying Consolidated Balance Sheets, and are contractually released back to the Company at the completion of each contract.

Other Intangible Assets

Other Intangible Assets, which include trademarks and technology, were recorded in connection with the acquisition of ENTECH, Inc. in January 2008. The assets, excluding trademarks, are being amortized on a straight line basis over 9 to 13 years. The ENTECH trademark is not being amortized.

We perform our annual impairment test based on December 31 information each year, unless triggering events occur that would cause us to test for impairment at interim periods. The evaluation is based on estimates of undiscounted future cash flows over the remaining useful life of the assets. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2009, we identified an intangible impairment that aggregated $863,000.

Goodwill

We follow the provision of FASB ASC 350-20 and FASB ASC 350-30, Goodwill and Other Intangible Assets. FASB ASC 350-20 requires an annual impairment test for goodwill and other intangible assets with indefinite lives. Under FASB ASC 350-20, the first step of the impairment test requires that we determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify a potential impairment charge as of the assessment date.

Goodwill was recorded in connection with the acquisition of ENTECH in January 2008. Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases. Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, the periods over which cash flows will occur, and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for each reporting unit. We perform our annual impairment test based on December 31 information each year, unless triggering events occur that would cause us to test for impairment at interim periods. As of December 31, 2009, we identified a goodwill impairment that aggregated $4,641,000.

Research and Development

Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred and were approximately $41,000 and $220,000 for the years ending December 31, 2009 and 2008, respectively.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Share-Based Compensation

The Company accounts for stock option grants under the provisions of FASB ASC 718 Stock Compensation (“ASC 718”), which require all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors.

As of the 4th quarter of fiscal year 2009, the Company uses the Black-Scholes option-pricing model to estimate fair value of grants of employee and director stock options. The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of our common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. ASC 718 also requires that estimated forfeitures be included as a part of the estimate of expense as of the grant date. The Company has used historical data to estimate expected employee behaviors related to option term, exercises and forfeitures. With respect to grants of options, the risk free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

Compensation expense for the years ended December 31, 2009 and 2008 was approximately $2,049,000 and $703,000, respectively. This expense is presented as part of the operating results in Selling, General and Administrative expenses. For stock options granted to non-employees an additional Selling, General, and Administrative expense in the amount of approximately $331,000 was recognized during the year ended December 31, 2008.

Net Loss per Common Share

Basic loss per share includes no dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. As presented, the Company’s basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per common share for the years ended December 31, 2009 and 2008 does not include other potential common shares, including shares issuable upon exercise of options, warrants and conversion rights, since their effect would be anti-dilutive due to the Company’s losses. Below is a table of the potential issuable shares as of December 31, 2009 and 2008, respectively:

	December 31, 2009	December 31, 2008
Warrants, excluding Series D Preferred Stock	5,544,660	48,873,730
Stock options	31,385,334	20,568,963
Preferred stock conversion rights	53,212,804	49,709,681

Total	90,142,798	119,152,374

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final Statement of Financial Accounting Standards (“SFAS”) No. 168— The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162. SFAS No. 168 made the FASB Accounting Standards Codification (“the Codification”) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the Securities & Exchange Commission (“SEC”) under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS No. 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. In the description of Accounting Standards Updates that follows, references in “italics” relate to Codification Topics and Subtopics and their descriptive titles, as appropriate.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 825, “Financial Instruments,” which amends previous FASB ASC 825 guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This pronouncement is effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued FASB 810-10-65, Noncontrolling Interests in Consolidated Financial Statements. FASB ASC 810-10-65 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. FASB ASC 810-10-65 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Note (4) Acquisition

On January 28, 2008, we completed our acquisition of ENTECH, Inc. (“ENTECH”), a Fort Worth, Texas company which has operated for 25 years in the concentrating photovoltaic (“CPV”) industry. ENTECH has received development funding from and/or installed CPV systems for NASA, Sandia National Laboratories, Department of Energy, Department of Defense and major U.S. utilities and corporations. The purchase price was $52.7 million.

Note (5) Contracts

Information with respect to uncompleted contracts for the years ended December 31, 2009 and 2008 (in thousands):

	As of December 31,
	2009	2008

Costs incurred on contracts	$1,271	$38,861
Estimated losses	(1,330)	(8,692)

	(59)	30,169

Billings to date	—	(28,316)

Net costs and estimated (losses) earnings in excess of billings	$(59)	$1,853

These amounts are included in the accompanying consolidated balance sheets under the following captions:
Costs and estimated earnings/losses in excess of billings	35	2,613
Billings in excess of costs and estimated earnings/losses	(94)	(760)

	$(59)	$1,853

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to; initial permits being satisfied, delivery of materials, and installation when substantially complete.

Note (6) Property and Equipment

Property and equipment consist of the following at December 31, 2009 and 2008 (in thousands):

	As of December 31,
	2009	2008

Machinery and equipment	$5,657	$3,357
Impairment of machinery and equipment	(4,131)	—
Vehicles	60	301
Computers	727	682
Leasehold improvements	2,266	2,266
Impairment on leasehold improvements	(688)	—

	3,891	6,606

Less accumulated depreciation and amortization	(908)	(637)

Property and equipment, net	$2,983	$5,969

Depreciation and amortization expense in 2009 and 2008 were approximately $398,000 and $499,000, respectively.

Note (7) Intangible Assets

Intangible assets are listed below with associated accumulated amortization as of December 31, 2009 and 2008 (in thousands):

	As of December 31,
	2009	2008

ENTECH trademark	$1,600	$1,600
ENTECH technology	23,750	23,750
Impairment on ENTECH technology	(863)	—
Accumulated amortization	(4792)	(2,292)

Intangible assets, net	$19,695	$23,058

Amortization expenses for 2009 and 2008 were approximately $2,500,000 and $2,319,000, respectively.

Based on the carrying amount of the intangible assets, and assuming no future impairment of the underlying assets, the estimated future amortization expense is as follows (in thousands):

Year ended December 31, 2010	$2,386
Year ended December 31, 2011	2,386
Year ended December 31, 2012	2,386
Year ended December 31, 2013	2,386
Year ended December 31, 2014	2,386
Thereafter	6,165

Total future amortization expense	$18,095

Note: The ENTECH trademark has an indefinite life and is therefore not being amortized.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note (8) Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at December 31, 2009 and 2008 (in thousands):

	As of December 31,
	2009	2008
Accounts payable—contracts	$384	$869
Accounts payable—other	—	373
Accrued salaries	544	320
Accrued payroll tax and 401K	98	—
Accrued warranty reserve	835	832
Accrued sales commission	—	166
Accrued sales and use taxes	5	488
Accrued losses on construction in progress	—	101
Renewable energy credit obligation	65	60
Customer deposits	20	20
Accrued project costs	—	393
Accrued legal expenses	—	60
Other accrued expenses	350	454

Total	$2,301	$4,136

Note (9) Related Party Transactions

On December 15, 2009, December 17, 2009 and December 22, 2009, we entered into Stock Purchase Agreements with The Quercus Trust whereby an aggregate of 12,500,000 common shares were issued at $0.08 per share resulting in a cash investment of $1,000,000.

On September 10, 2009, The Quercus Trust provided us a $2,000,000 convertible promissory note that accrued interest at 8% until converted to 25,498,630 common shares on December 14, 2009.

On June 27, 2008, Emcore Corp. entered into an agreement to sell 2,000,000 shares of Series D Preferred Stock and warrants to purchase 200,000 shares of Series D Preferred Stock to The Quercus Trust, a major shareholder of Entech Solar, Inc. The sale was concluded on July 22, 2008.

On December 31, 2008, Emcore Corp. sold an additional 1,446,428 shares of Series D Preferred Stock and warrants to purchase 152,522 shares of Series D Preferred Stock to The Quercus Trust.

On January 16, 2009, Emcore Corp. sold its remaining 1,446,429 shares of Series D Preferred Stock and warrants to purchase 152,522 shares of Series D Preferred Stock to The Quercus Trust. This sale completed the divestiture of all of Emcore Corp’s equity interest in the Company.

In June 2008, the Company received advanced payment from The Quercus Trust, a principal shareholder, in the amount of $1,023,000 for a future order of ten Mobile Max units. Until such time that the order is filled and shipped, the payment has been classified as Customer Deposits—Related Party, located on the liability section of the accompanying Consolidated Balance Sheet.

The Company recorded a related party sale to The Quercus Trust for ten Mobile MaxPure ® units, recognizing revenue of $775,000 in the quarter ended March 31, 2008.

On January 25, 2008, we entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which agreement the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. Each share of the Series E Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to increase the number of authorized common shares from 275,000,000 to 450,000,000, which approval was received on June 26, 2008.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also on January 25, 2008, we borrowed $6 million from The Quercus Trust as evidenced by a Promissory Note (the “Note”) dated as of that date. The Note accrued interest at a rate of 8% per annum. The outstanding principal amount of the Note and all accrued and unpaid interest were paid on July 28, 2008 through the issuance of 3,371 shares of WorldWater Series F Convertible Preferred Stock at a price of $1,782 per share. These shares automatically converted into 3,371,000 shares of common stock upon the approval of the WorldWater shareholders to the increase in authorized common shares on June 26, 2008.

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 16,629 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase twenty-nine million shares of the Company’s common stock, at an exercise price of $1.815 per share. Each share of the Series F Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock as a result of the approval of our common stockholders to increase the number of common shares authorized for issuance from 275,000,000 common shares to 450,000,000, as approved at the June 26, 2008 Special Meeting of Shareholders.

Transactions between the Company and The Quercus Trust or its co-trustee, David Gelbaum, are considered related party transactions. Under the terms of our Related Party Transaction Policy and Procedures, transactions with related parties requiring disclosure under United States securities laws require prior approval of (a) the Board of Directors and the Audit Committee (acting in each case by a majority of the directors then in office who have no interest in a proposed related party transaction) or (b) the Board of Directors and a committee of not less than two independent directors appointed by the Board of Directors who have no interest in the proposed related party transaction being considered (a “Special Committee”).

The Board of Directors and either the Audit Committee or a Special Committee will review the material facts of all related party transactions that require approval in accordance with the Company’s policy and either approve or disapprove of the entry into the related party transaction. In determining whether to approve a related party transaction, the Board of Directors, the Audit Committee and the Special Committee, as applicable, will take into account, among other factors each deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The issuance of the Series E Convertible Preferred Stock, the loan evidenced by the Note and the issuance of the Series F Convertible Preferred Stock occurred prior to the adoption of our Related Party Transaction Policy and Procedures and, although approved by the Board of Directors, were not considered by the Audit Committee or a Special Committee.

Note (10) Convertible Preferred Stock

As of December 30, 2009, the Company had 611,111 shares of Series B 7% Convertible Preferred Stock and 4,892,857 shares of Series D Convertible Preferred Stock and 505,044 warrants to purchase shares of Series D stock outstanding.

Series B Convertible Preferred Stock

In 2000, the Company issued 611,111 shares of Series B 7% three-year Convertible Preferred Stock at $0.90 per share. The Series B preferred stock proceeds were intended to be used by the Company for the initial operating requirements of WorldWater (Phils) Inc., the Company’s Philippine subsidiary. Until September 2003, the Series B preferred shares were convertible either into 10% of WorldWater (Phils) Inc. or into 611,111 common shares of the Company.

It is the Company’s position that the holder of these preferred shares failed to convert to shares of the Company’s common stock in accordance with the terms of issuance, and that the preferred shares expired on September 8, 2003.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

It is the Company’s position that the obligations for the payment of dividends on such shares also terminated on that date. As of December 31, 2009, the Company continues to be engaged in negotiations with the holder of the Series B preferred shares to resolve the disputed terms of conversion.

Series C 6% Convertible Preferred Stock

On January 1, 2009 three former stockholders converted their shares of our Series C 6% Convertible Preferred Stock into common stock of ENTEC and collectively own 1% of ENTECH’s common stock and the Company owns the remaining 99% of ENTECH’s common stock.

Series D Convertible Preferred Stock

The Series D Stock has the designations, preferences and rights set forth in the Certificate of Designation filed with the Secretary of State for the State of Delaware on November 29, 2006 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, holders of Series D Stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D Stock at any time and from time to time into such number of fully paid and non-assessable shares of common stock, par value $0.001, of the Company (the “Common Stock”) initially equal to such number of shares of Series D Stock multiplied by ten, subject to certain adjustments as more fully set forth in the Certificate of Designation including weighted average anti-dilution rights, (ii) the right to vote together with the holders of common stock as a single class on all matters submitted for a vote of holders of common stock, (iii) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of common stock, the exclusive right to elect two members of the Board of Directors of the Company, (iv) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of common stock, the exclusive right to elect one member of the Board of Directors of the Company, (v) certain liquidation preferences as detailed in the Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D Stock into shares of common stock as of the date immediately prior to the record date for such dividend. The liquidity event is any change in control whereby the new person or entity has 50% or more beneficial ownership in the existing company. Since the potential change in ownership is outside the control of the Company, the existing preferred shareholders would have the right to demand cash payment equal to the liquidation value of the preferred stock plus accrued dividends.

During 2008 and 2009, The Quercus Trust acquired from a third party all of the Company’s outstanding Series D Preferred Stock, a total of 4,892,857 shares. The Quercus Trust also acquired 505,044 warrants to purchase additional shares of Series D preferred stock.

Series C and D Convertible Preferred Stock Classification

The Series C was and the Series D is classified out of permanent equity since it fit certain criteria in FASB ASC 505-10; however it was not classified as a liability since it did not meet the definition of a liability. The warrants on the Series D Preferred Stock were classified as a current liability under the guidance established in FASB ASC 505-10, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

The value of the warrants to purchase Series D Preferred Stock was calculated by converting them to their common share equivalents, then utilizing the Black-Scholes option pricing model to arrive at a fair value. The amounts allocated to the preferred stock and warrants were equivalent to their relative fair values. In accordance with FASB ASC 505-10, the warrants were valued at their redemption amount of $1,393,827.

Liquidation Preference

Upon liquidation, holders of the Series D Convertible Preferred Stock will be entitled to the greater of (1) a per share amount equal to the original purchase price plus any dividends accrued but not paid and (2) the amount that the holder would receive in respect of a share of Series D Convertible Preferred Stock if immediately prior to dissolution and liquidation, all shares of Series D Convertible Preferred Stock were converted into shares of common stock. The liquidation preference of Series D at December 30, 2009 is $13,500,000.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note (11) Common Stock Transactions

Common stock transactions during the year ended December 31, 2009 consisted of the following:

	Shares	Price Per Share
Shares Issued and Outstanding December 31, 2008	236,420,779

Conversion of convertible notes	25,000,000	$0.08
Warrants exercised	1,461,739	$0.15-0.41
Shares sold under stock purchase agreements	12,500,000	$0.08
Shares issued in lieu of payment of cash for interest	498,630	$0.08
Shares issued for legal agreements	1,277,778	$0.17-0.18
Stock options exercised	326,433	$0.15-0.33

Shares issued during the year ended December 31, 2009	41,064,580	$0.13-0.36

Shares issued and Outstanding December 31, 2009	277,485,359

The common stock issued in connection with the goods and services were issued for past services. The Company and the service provider agreed on a number of shares to be issued based on the fair value of the stock in relation to the value of the services rendered. The Company expensed the fair value of the stock multiplied by the number of shares issued in accordance with FASB ASC 718, Stock Compensation. The Company notes that the amount expensed in the Company’s Consolidated Statement of Operations approximates the fair value of the services rendered had the Company paid cash for the services.

On December 15, 2009, December 17, 2009 and December 22, 2009, we entered into Stock Purchase Agreements with The Quercus Trust whereby an aggregate of 12,500,000 common shares were issued at $0.08 per share.

On September 10, 2009, The Quercus Trust provided us a $2,000,000 convertible promissory note that accrued interest at 8% until converted to 25,498,630 common shares on December 14, 2009.

On January 25, 2008, the Company entered into a Stock Exchange Agreement with The Quercus Trust pursuant to which the Company issued 19,700 shares of its Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the Company’s common stock held by The Quercus Trust. Each share of Series E Preferred Stock converted into 1,000 shares of our common stock on June 26, 2008.

On February 12, 2008, we entered into a Stock and Warrant Purchase Agreement with The Quercus Trust pursuant to which the Company issued 16,629 shares of its Series F Convertible Preferred Stock at a price of $1,782 per share, and warrants to purchase twenty-nine million shares of the Company’s common stock, at an exercise price of $1.815 per share. Each share of the Series F Convertible Preferred Stock automatically converted into 1,000 shares of the Company’s common stock upon the approval of the holders of WorldWater common stock to the increase of the Company’s authorized common stock from 275,000,000 to 450,000,000 shares, voted on at the Company’s Special Shareholder Meeting on June 6, 2008.

Note (12) Warrant Transactions

The Company uses the fair value method to account for transactions with non-employees in which unregistered common stock shares are issued in consideration for extensions of short-term loans, commissions for debt and equity financing, and the provision of goods or services. The fair value of all warrants are calculated using the binomial pricing model with the following assumptions: dividend yield of zero percent; expected volatility (calculated on a case by case situation), utilizing the current risk free interest rate, and an average term of 10 years. The relative fair value of the warrants resulted in no non-cash expense charges, for the years ended December 31, 2009 and 2008, respectively. All warrants below are exercisable immediately. All warrants are exercisable into common stock only and do not include Series D Preferred Stock warrants.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warrant transactions consisted of the following during the year ended December 31, 2009:

	Exercisable Warrants	Stock Price
Warrants outstanding as of December 31, 2008	48,873,730	$1.48

Warrants issued in 2009	—
Cancellation of certain warrants	(38,000,000)	1.82
Exercise of warrants	(1,461,739)	0.20
Expiration of outstanding warrants	(3,867,331)	0.25

Warrants outstanding as of December 31, 2009	5,544,660	$0.38

Warrants outstanding expire as follows:

Year	Warrants Expiring	Strike Price
2010	—	—
2011	3,254,460	0.29
2012	2,290,200	0.51

	5,544.660	0.38

Note (13) Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of these benefits is considered more likely than not.

Income tax benefit for the years ended December 31, 2009 and 2008 was as follows:

	2009	2008
Federal:
Current	$—	$—
Deferred	—	—

	$—	$—

State:
Current	$—	$—
Deferred	—	—

	$—	$—

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following for the years ended December 31, 2009 and 2008:

	2009	2008
Income tax benefit at US federal statutory tax rate	$(11,210,800)	$(10,094,100)
State income taxes, net of federal tax effect	(1,846,600)	(1,709,700)
Permanent items	583,000	308,000
Change in deferred tax asset valuation allowance	$12,474,400	$11,495,800

	$—	$—

As of December 31, 2009, the Company had Federal and State net operating loss carryforwards totaling approximately $92,362,700 and $77,329,300, respectively, available to reduce future taxable income and tax

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities which expire at various dates between 2010 and 2029. In addition, as of December 31, 2009, the Company had federal research and development tax credit carryforwards of approximately $180,600 available to reduce future taxable income and tax liabilities which expire at various dates between 2010 and 2029. The timing and extent to which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e. IRS Code Section 382). The Company has not yet determined the extent of these limitations, if any. If limited, net operating loss carryforwards could expire unused due to Internal Revenue Code limitations.

The Company participates in the State of New Jersey’s corporation business tax benefit certificate transfer program (the “Program”), which allows certain high technology and biotechnology companies to transfer unused New Jersey net operating loss carryovers and research and development tax credits to other New Jersey corporation business taxpayers.

Deferred Taxes at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Gross deferred tax assets
Net operating loss carryforwards	$36,704,400	$26,834,100
Warranty reserve	333,700	332,800
Accrued expenses and deferred compensation	2,160,000	1,595,300

	39,198,100	28,762,200
Gross deferred tax liabilities—intangible asset	(7,171,000)	(9,209,500)
Deferred tax valuation allowance	(32,027,100)	(19,552,700)

	$—	$—

The Company is required to estimate its income taxes in each of the jurisdictions in which it operates as part of its consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carryforwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that the Company determines that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense. As of December 31, 2009 and 2008, an allowance equal to 100% of the deferred tax asset was recorded.

Effective January 1, 2007, the Company adopted FASB ASC 740-10 “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in the financial statement in accordance with FASB ASC 740-10 and FASB ASC 740-30 Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded on the Company’s consolidated financial statements for the year ended December 31, 2009.

Additionally, FASB ASC 740-10 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of and for the years ended December 31, 2009 and 2008.

The Company files corporate income tax returns to the United States, both in the federal jurisdiction and in various state jurisdictions. The Company is subject to federal income tax examination for calendar tax years 2006 through 2009 and is also subject to various state income tax examinations for calendar years 2003 through 2009.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note (14) Stock-Based Compensation Plans

Incentive Stock Option Plan

In 1999, the Board of Directors and stockholders approved our 1999 Incentive Stock Option Plan (the “1999 Plan”). The 1999 Plan authorizes the issuance of incentive stock options and nonqualified stock options. The Compensation Committee determines the type, amount and terms, including vesting, of any award made under the incentive plan. Incentive stock options granted generally vest as follows: grants to officers—generally over a defined term up to three years; and grants to employees—over the succeeding three years and expire ten years from the date of the grant. Nonqualified stock option grants to directors and consultants generally vest immediately upon grant and expire three years from the date of grant.

At our annual shareholder meeting held on August 27, 2009, it was voted to increase the number of shares authorized for issuance under the Plan from 50,000,000 to 80,000,000. At December 31, 2009, the shares available for future grants of stock options were 35,392,763.

The Company accounts for its stock base compensation in accordance with FASB ASC 718-10 “Share-Based Payments,” which requires all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors. Compensation expense recognized in the financial statements includes estimated expense for stock options granted, based on the grant date fair value estimated in accordance with the provisions of FASB ASC 718.

Along with the stock option grant on November 12, 2009, modifications were made to all fiscal year 2009 grants, affecting approximately 30 employees. The modifications provided for all options granted under the 1999 Plan in fiscal year 2009 to have a revised exercise price of $0.15 per share and a revised vesting period of three years. As a result of the modifications, there was no material incremental compensation cost to be recognized.

At December 31, 2009, there was approximately $2,120,000 of total unrecognized compensation cost related to outstanding options that is expected to be recognized over a weighted-average period of 1.75 years.

The fair value of each stock option grant at the grant date is calculated using the Black-Scholes option pricing model with the following assumptions for the years ended December 31:

	2009	2008
Risk-free interest rate	1.09-1.83%	1.90-3.64%
Expected term (years)	2-4 years	3-10 years
Expected volatility	105.0-112.3%	99.0-100.0%
Expected dividend yield	—%	—%
Estimated fair value per stock option granted	$0.08-0.21	$0.21-0.42

The following is a summary of stock option activity:

	Shares	Weighted- Average Exercise Price	Term
Balance, December 31, 2008	20,568,963	0.39
Granted	20,699,000	0.17
Forfeited or expired	(9,556,196)	0.35
Exercised	(326,433)	0.26

Balance, December 31, 2009	31,385,334	0.26	8.33

Options Exercisable, December 31, 2009	14,836,655	0.34	7.12

Unvested Options, December 31, 2009	28,241,085	0.27	8.20

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized information about stock options outstanding is as follows:

Range	Number of Options Outstanding at 2009	Average Remaining Life	Average Exercise Price	Options Exercisable at December 31, 2009	Average Exercise Price of Exercisable Options
$0.15	19,899,000	8.78	$0.15	4,312,001	0.15
0.22-0.28	820,000	5.74	0.25	820,000	0.25
0.31-0.40	5,780,000	6.99	0.40	5,780,000	0.40
0.44-0.46	4,799,334	8.50	0.46	3,837,654	0.46
0.56	87,000	7.05	0.56	87,000	0.56

	31,385,334			14,836,655

The aggregate intrinsic values of options outstanding, options exercisable and options expected to vest were $0 at December 31, 2009. The total intrinsic value of options exercised for the years ended December 31, 2009 and 2008 was approximately $21,000 and $2,485,000, respectively.

Note (15) Employees’ Savings Plan

The Company established a 401(k) plan in 2000 for eligible employees. Under the provisions of the plan, eligible employees may voluntarily contribute a portion of their compensation up to the statutory limit. Effective January 1, 2008, the Company contributed fifty cents for each dollar a participant contributes, with a maximum contribution of $3,500. Matching contributions were $70,000 in 2009 and $129,000 in 2008.

Note (16) Commitments and Guarantees

The Company’s commitments as of December 31, 2009, for the years 2010 through 2014 and thereafter as summarized below:

(In thousands)	2010	2011	2012	2013	2014	Thereafter	Total
Employment obligations	$880	$—	$—	$—	$—	$—	$880
Renewable energy credit guarantee obligations	60	60	60	—	—	—	180
Operating lease payments	773	773	773	816	816	1,906	5,857

Total	$1,713	$833	$833	$816	$816	$1,906	$6,917

Operating Leases

Texas

Our executive office and research and development facility is housed in a 71,000 square foot facility in Fort Worth, Texas. The facility is leased under an operating lease that commenced March 7, 2008, for a period of ten (10) years expiring in 2018.

New Jersey

We occupy a 30,000 square foot site located at 200 Ludlow Drive, Ewing, New Jersey. The facility is leased under an operating lease commencing July 1, 2007, and expiring June 30, 2015. On March 11, 2010, the Company committed to an exit plan of its New Jersey facility and seeks to sublease this facility and relocate retained personnel to a smaller facility in or near the New Jersey area.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employment Agreements

Upon the closing of the ENTECH acquisition, we entered into employment agreements with five ENTECH employees that provide for base compensation ranging between $79,284 and $196,248. Each of the five ENTECH employees also received options to purchase 300,000 shares of our common stock. As additional compensation, four of such ENTECH employees are entitled to an amount calculated as 0.2% of ENTECH’s gross revenues determined in accordance with accounting principles generally accepted in the United States until the accumulated total of such additional compensation paid by us to each of them equals $1,000,000. As of December 31, 2009, no additional compensation was earned.

On December 18, 2006, we entered into a five-year employment agreement with Mr. Kelly, our former Chief Executive Officer, effective January 1, 2007. Adjusted compensation under the agreement is $250,000 annual salary and $1,200 per month auto allowance. Mr. Kelly participates in our “fringe benefits” including health coverage and the maintenance of a whole life policy. The benefits continue if employment is terminated without cause or by reason of death or disability to Mr. Kelly or his estate for the remaining term of the agreement or a period of 24 months, whichever is longer. Effective January 19, 2007, Mr. Kelly was granted 5,000,000 stock options at an exercise price of $0.40, fair market value at the date of the grant. These shares will vest twenty percent (20%) per year, with the first twenty percent (20%) vesting immediately upon the grant of the options and the remaining options vesting twenty percent (20%) per year on the annual anniversary of the initial grant.

We amended Mr. Kelly’s employment agreement on December 31, 2008 such that, upon Mr. Kelly’s termination from us, the total of Mr. Kelly’s cash severance payments were fixed at $900,000, he would receive 1,000,000 common shares of our stock, and all outstanding stock options would vest immediately. In addition, in the event that Mr. Kelly and the Company reached agreement on the sale of substantially all of the Mobile MaxPure ® assets, the amended employment agreement allotted Mr. Kelly $225,000 of credit towards the purchase price. Receipt of the amended severance compensation and the Mobile MaxPure ® purchase price credit were subject to Mr. Kelly entering into a release of claims on terms satisfactory to us.

Mr. Kelly resigned on January 7, 2009 and the parties executed a Separation Agreement and General Release as of January 20, 2009. On March 6, 2009, we closed on the sale to Mr. Kelly of substantially all of the Mobile MaxPure ® assets and certain trademarks relating to our former names for $358,035. Mr. Kelly received the $225,000 purchase price credit and the parties agreed that the balance of the purchase price, $133,035, would be paid by Mr. Kelly through the reduction of Mr. Kelly’s cash severance payments.

Note (17) Contingencies

We are subject to various claims and suits from time to time in the ordinary course of its business. We are not aware of any pending or threatened litigation that could have a material adverse effect on our business, financial condition or results of operations.

Note (18) Supplemental Disclosure of Cash Flow Information

(In thousands)	2009	2008
Conversion of Series C 6% Convertible Preferred Stock	$170	—
Issuance of stock in lieu of Interest (non-cash)	—	$77
Issuance of stock for services (non-cash)	—	$10
Issuance of options and warrants for services (non-cash)	—	$274
Cash for interest	—	$40
Conversion of note into convertible Preferred Series F	—	$6
Issuance of common stock for acquisition of ENTECH	—	$42,295
Issuance of series E convertible preferred stock for common stock	—	$27,383

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note (19) Subsequent Events

On January 6, 2010, January 14, 2010, January 29, 2010, February 8, 2010 and March 1, 2010, we entered into Stock Purchase Agreements with The Quercus Trust whereby an aggregate of 40,562,500 common shares were issued at $0.08 per share.

On February 5, 2010, the Company announced that David Gelbaum, Chairman and Trustee of The Quercus Trust, a major shareholder in the Company, became Chief Executive Officer, replacing Dr. Frank W. Smith, who had served as the Company’s CEO since March 2008.

On February 19, 2010, we entered into a preferred stock purchase agreement with Socius Capital Group, LLC (“Socius”). This agreement contemplates that we will sell up to 500 shares of our Series G Preferred Stock, in one or more tranches at a purchase price of $10,000 per share, for an aggregate issue price of up to $5 million. In addition we issued to Socius a warrant to acquire 40,909,091 shares of our common stock. With each tranche, Socius will vest in five-year warrants to purchase shares of our common stock equal to 135% of the tranche amount. The exercise price of the warrants will equal the closing bid price of our common stock on the date we provide notice of a tranche to Socius. Funding under the agreement with Socius is subject to the satisfaction of a number of conditions, including the effectiveness of a registration statement that we will be filing with the Securities and Exchange Commission relating to Socius potential sale of the common stock underlying the warrants. Under the terms of the purchase agreement, Entech Solar will pay Socius a commitment fee of $250,000 payable in cash or in our common stock.

On March 2, 2010, the Company announced the resignation of Sandy J. Martin as Chief Financial Officer effective April 23, 2010.

On March 11, 2010, the Company committed to an exit plan of its New Jersey facility and seeks to sublease this facility and relocate retained personnel to a smaller facility in or near the New Jersey area. This exit plan has estimated costs of $1.3 million in connection with the restructuring, of which approximately $0.3 million pertain to termination benefits to identified personnel and $1.0 million related to the fair value of the remaining lease obligations, net of estimated sublease income, and other related moving costs in New Jersey.

On March 19, 2010, the Company sold 150 shares of its Series G Preferred stock for $1.5 million in cash to The Quercus Trust. As part of the transaction, the Company also issued a warrant to purchase 11,911,765 shares of its common stock with an exercise price of $0.17 per share to The Quercus Trust. Funding under the agreement with Quercus Trust is subject to the satisfaction of a number of conditions but does not require the filing of a registration statement with the Securities and Exchange Commission.

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2010	December 31, 2009
	(UNAUDITED)
Assets
Current assets:
Cash	$1,772	$1,952
Accounts receivable—trade, net of allowance	27	22
Inventory (net of reserve of $337 and $2,272 at September 30, 2010 and December 31, 2009, respectively)	240	267
Costs and estimated earnings/losses in excess of billings	—	35
Prepaid expenses and deposits	559	125

Total current assets	2,598	2,401
Property and equipment, net	2,205	2,983

Intangible and other assets:
Other intangible assets, net	17,906	19,695
Goodwill	19,196	19,196
Other deposits	374	384

Total Assets	$42,279	$44,659

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,345	$2,301
Series D Preferred stock warrants	—	1,394
Billings in excess of costs and estimated earnings/losses	—	94

Total current liabilities	2,345	3,789
Other	86	129

Total liabilities	2,431	3,918

Convertible redeemable preferred stock:
Series D convertible redeemable preferred stock	—	11,180

Stockholders’ equity:
Preferred stock, $.01 par value authorized 10,000,000; issued and outstanding:
Series B 7% convertible—611,111 shares, liquidation preference $550	—	6
Series D convertible redeemable preferred stock—4,892,857 shares	49	—
Series G—150 shares	—	—
Series H—230 shares	—	—
Series I—100 shares	—	—
Common stock, $.001 par value; authorized 980,000,000 shares, 334,779,890 and 277,485,359 issued at September 30, 2010 and December 31, 2009, respectively; 334,752,022 and 277,457,491 shares outstanding at September 30, 2010 and December 31, 2009, respectively	335	277
Additional paid-in capital	198,445	173,852
Accumulated deficit	(158,686)	(144,395)
Treasury stock, 27,868 shares, at cost	(39)	(39)
Noncontrolling interest	(256)	(140)

Total Stockholders’ Equity	39,848	29,561

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity	$42,279	$44,659

See accompanying notes to consolidated financial statements.

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Contract	$—	$49	$—	$1,296
Equipment and Services	128	26	173	170
Related party	—	—	—	597
Related party—Former Chairman	—	—	—	125

Total revenues	128	75	173	2,188

Cost of Revenues:
Contract	—	110	—	862
Equipment and Services	14	(38)	59	59
Related party	—	—	—	601
Related party—Former Chairman	—	—	—	142
Manufacturing operations impairment	—	—	—	6,968

Total cost of revenues	14	72	59	8,632

Gross Profit (Loss):
Contract	—	(61)	—	434
Equipment and Services	114	64	114	111
Related party	—	—	—	(4)
Related party—Former Chairman	—	—	—	(17)
Manufacturing operations impairment	—	—	—	(6,968)

Total gross profit (loss)	114	3	114	(6,444)

Operating Expenses:
Selling, general and administrative expenses	2,035	2,515	9,565	12,983
Depreciation and amortization	741	720	2,236	2,179
Research and development expenses	677	1,653	2,735	3,828

Total operating expenses	3,453	4,888	14,536	18,990

Loss from Operations	(3,339)	(4,885)	(14,422)	(25,434)
Other income (expense)	(9)	90	15	172

Net Loss	(3,348)	(4,795)	(14,407)	(25,262)
Net Loss attributable to noncontrolling interest	(30)	(58)	(116)	(254)

Net Loss attributable to Entech Solar, Inc.	$(3,318)	$(4,737)	$(14,291)	$(25,008)

Net Loss attributable to Entech Solar, Inc. per Common Share (Basic and Diluted)	$(0.01)	$(0.02)	$(0.05)	$(0.11)

Weighted Average Common Shares Outstanding used in Per Share Calculation (Basic and Diluted)	322,394	239,127	313,827	238,144

See accompanying notes to consolidated financial statements.

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net loss	$(14,407)	$(25,262)

Adjustments to reconcile net cash used in operating activities:
Share-based compensation cost	3,974	1,630
Depreciation and amortization expenses	2,236	2,179
Issuance of stock in lieu of rent	47	—
Issuance of stock in lieu of severance agreement	8	169
Issuance of stock in lieu of interest	12	—
Issuance of restricted stock	—	50
Impairment on leasehold improvements	309	349
Manufacturing operations impairment	—	6,968
Accrued losses on contracts	—	(100)
Loss on disposal of assets	—	17
Provision for doubtful accounts	—	106
Changes in assets and liabilities:
Accounts receivable	(5)	1,613
Rebates receivable	—	115
Inventory	27	597
Escrow funds relating to contract performance	—	1,289
Costs and estimated earnings/losses in excess of billings	35	2,578
Prepaid expenses and deposits	(74)	650
Accounts payable and other accrued expenses	1	(1,281)
Billings in excess of costs and estimated earnings/losses	—	(666)
Customer deposits—related party	(94)	(1,023)

Net Cash (Used in) Operating Activities	(7,931)	(10,022)

Investing activities:
Sale of property and equipment, net	22	43

Net Cash Provided by Investing Activities	22	43

Financing Activities:
Proceeds from exercise of warrants and stock options	—	179
Proceeds from issuance of preferred stock	3,710	—
Proceeds from related party stock purchase agreement	3,245	—
Proceeds from issuance of promissory note-related party	500	2,000
Proceeds from related party stock purchase agreement	—	426
Proceeds from rights offering, net	274	—

Net Cash Provided by Financing Activities	7,729	2,605

Net (Decrease) in cash	(180)	(7,374)

Cash, Beginning of period	1,952	12,169

Cash, End of period	$1,772	$4,795

See accompanying notes to consolidated financial statements.

ENTECH SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

(in thousands)

	Entech Solar, Inc. Shareholders
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury		Noncontrolling Interest	Total
	Shares	Par Value	Shares	Par Value			Shares	Stock
Balance, December 31, 2009	611	$6	277,486	$277	$173,852	$(144,395)	28	$(39)	$(140)	$29,561

Stock issued in lieu of commitment fee	—	—	3,000	3	247	—	—	—	—	250
Stock issued in lieu of severance agreement	—	—	100	—	8	—	—	—	—	8
Stock issued in lieu of rent	—	—	588	1	46	—	—	—	—	47
Stock issued in lieu of repayment of related party note payable	—	—	5,123	5	507	—	—	—	—	512
Share-based employee compensation cost	—	—	—	—	3,974	—	—	—	—	3,974
Proceeds from related party stock purchase agreement	—	—	40,562	41	3,204	—	—	—	—	3,245
Expiration of Series B preferred stock	(611)	(6)	—	—	6	—	—	—	—	—
Reclassification of Series D preferred stock and warrants	4,893	49	—	—	12,525	—	—	—	—	12,574
Proceeds from Series G preferred stock	—	—	—	—	1,500	—	—	—	—	1,500
Proceeds from Series H preferred stock	—	—	—	—	2,300	—	—	—	—	2,300
Proceeds from Series I preferred stock	—	—	—	—	10	—	—	—	—	10
Proceeds from Rights Offering, net	—	—	7,921	8	266	—	—	—	—	274
Net loss	—	—	—	—	—	(14,291)	—	—	(116)	(14,407)

Balance, September 30, 2010	4,893	$49	334,780	$335	$198,445	$(158,686)	28	$(39)	$(256)	$39,848

See accompanying notes to consolidated financial statements.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note (1)    Liquidity and Capital Resources

At September 30, 2010, Entech Solar, Inc.’s (“Entech Solar”, the “Company”, “we”, “us” and “our”) current ratio was 1.1 and working capital was $253,000 compared to December 31, 2009, with a current ratio of 0.63 and a working capital deficit of ($1.4 million). As of September 30, 2010, we had approximately $1.8 million in cash compared to $2.0 million at December 31, 2009. Net cash used in operating activities for the nine months ended September 30, 2010 was $8.0 million compared to $10.0 million used in operations for the same period in 2009. Net cash used in operating activities for the nine months ended September 30, 2010 was primarily the result of our net loss of $14.4 million, offset by non-cash charges primarily consisting of share-based compensation costs ($4.0 million), depreciation and amortization expenses ($2.2 million).

During the nine months ended September 30, 2010, there was $22,000 provided by investing activities compared to $43,000 in the same period in 2009. Net cash provided by financing activities in the nine months ended September 30, 2010, totaled $7.7 million compared to $3.1 million in the trailing nine months ended December 31, 2009.

The Company has historically financed operations and met capital expenditure requirements primarily through issuances of capital stock and borrowings and through solar system equipment sales. The Company is not currently marketing solar system equipment and does not anticipate marketing such equipment until fiscal 2011.

Presently, with no further financing, we anticipate that we will run out of funds at or near the end of 2010. If we are unable to raise additional financing, we could be required to further reduce our spending plans, further reduce our workforce, license to others our products or technologies that we would otherwise seek to commercialize ourselves and/or sell certain assets. We may even be forced to discontinue operations. There can be no assurance that we can obtain financing, if at all, on terms acceptable to us.

The consolidated financial statements are presented on the basis that we will continue as a going concern. The going concern concept contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company’s recurring losses and negative cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to continue to raise funds through the sale of capital stock and additional borrowings. However, there can be no assurance that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments that might result from the outcome of this going concern uncertainty.

Note (2)    Summary of Significant Accounting Policies

Basis of Presentation

The foregoing consolidated financial statements are unaudited and have been prepared from the books and records of the Company. In our opinion, all normal and recurring adjustments necessary for a fair presentation of the financial position of the Company as of September 30, 2010 and the results of operations and cash flows for the nine months ended September 30, 2010 and 2009 have been made in conformity with generally accepted accounting principles. The results of operations for the nine months ended September 30, 2010 may not be indicative of expected results of operations for the year ending December 31, 2010. These interim financial statements and notes are condensed as permitted by the instructions to Form 10-Q and should be read in conjunction with the audited Consolidated Financial Statements of the Company included in its Form 10-K for the year ended December 31, 2009.

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable, and accrued expenses approximate their respective fair values due to their short term nature.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Note (3)    Property and Equipment

Property and equipment consist of the following at September 30, 2010 and December 31, 2009 (in thousands):

	September 30, 2010	December 31, 2009
Machinery and equipment	$5,635	$5,657
Impairment of machinery and equipment	(4,115)	(4,131)
Vehicles	4	60
Computers	730	727
Leasehold improvements	2,266	2,266
Impairment on leasehold improvements	(997)	(688)

	3,523	3,891
Less accumulated depreciation and amortization	(1,318)	(908)

Property and equipment, net	$2,205	$2,983

Depreciation expense for the three and nine months ended September 30, 2010 was approximately $144,000 and $446,000, respectively, as compared to the same periods in 2009 of $95,000 and $304,000, respectively.

During the first quarter of 2010, the Company recorded an impairment to leasehold improvements for the Company’s Ewing, New Jersey facility in the amount of approximately $309,000. This impairment was recorded to reflect the Company’s intention to vacate the facility.

Note (4)    Intangible Assets

Intangible assets are listed below with associated accumulated amortization as of September 30, 2010 and December 31, 2009 (in thousands):

	September 30, 2010	December 31, 2009
ENTECH trademark	$1,600	$1,600
ENTECH technology	23,750	23,750
Impairment on ENTECH technology	(863)	(863)
Accumulated amortization	(6,581)	(4,792)

Intangible assets, net	$17,906	$19,695

Amortization expenses for the three and nine months ended September 30, 2010 were approximately $597,000 and $1,790,000, respectively, compared to approximately $625,000 and $1,875,000, respectively, for the same periods in 2009.

Note (5)    Product Warranty

The Company historically provided for the estimated cost of product warranties relating to its legacy business at the time revenue was recognized. The product warranties range in term from one to 20 years. Since the Company had a limited operating history, adjustments in future periods may be required as its installations mature. The following table summarizes the activity regarding the Company’s warranty accrual:

	Nine Months Ended September 30,
	2010	2009
Beginning balance	$835	$832
Warranty accruals	—	27
Warranty costs incurred	(48)	(14)

Ending balance	$787	$845

The product warranty accrual is included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheets.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Note (6)    Preferred Stock

The holders of the Series B preferred shares failed to convert to shares of our common stock in accordance with the terms of the Series B preferred stock certificate of designation, and the conversion rights expired on September 8, 2003. It is our position that the obligation for the payment of dividends on such shares also terminated on that date. Therefore, as of September 30, 2010, the Company determined that it had no further obligations outstanding related to the 611,111 shares of Series B 7% convertible preferred stock. Accordingly, the Company reclassified the amounts related to the Series B 7% convertible preferred stock to Additional Paid-in Capital.

During the second quarter of 2010, The Quercus Trust became beneficial owners of approximately 54% of the Company’s voting securities. As a result of its beneficial ownership, should The Quercus Trust choose to convert or exercise all of its preferred stock or warrants into shares of the Company’s common stock, The Quercus Trust will be able to exercise control over the Company with respect to those actions requiring the approval of a majority of the Company’s stockholders. As a result, the Company notes that the liquidity event relating to the Series D shares and warrants now rests within the Company’s control and is no longer required to be classified outside of permanent equity. Accordingly, at June 30, 2010, 4,892,857 shares of Series D convertible preferred stock and 505,044 warrants to purchase shares of Series D stock were reclassified to Additional Paid-in Capital.

Series G Preferred Stock

On February 16, 2010, we filed a certificate of designations for the Series G preferred stock (the “Series G Certificate of Designations”). Pursuant to the Series G Certificate of Designations, the Series G preferred stock shall, with respect to dividend rights, rights upon liquidation, winding-up or dissolution, rank: (i) senior to our common stock, and any other class or series of our preferred stock other than our Series D preferred stock; and (ii) junior to all our existing and future indebtedness. In addition, the Series G preferred stock (i) shall accrue dividends at a rate of 10% per annum, payable in Series G preferred stock, (ii) shall not have voting rights, and (iii) may be redeemed at our option, commencing 4 years from the issuance date at a price per share of $10,000 plus accrued but unpaid dividends (the “Series G Liquidation Value”), or, at a price per share of: (x) 127% of the Series G Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the initial issuance date, (y) 118% of the Series G Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the initial issuance date, and (z) 109% of the Series G Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the initial issuance date.

On February 19, 2010, we entered into a preferred stock purchase agreement with Socius Capital Group, LLC (“Socius”). This agreement contemplates that we will sell up to 500 shares of our Series G preferred stock, in one or more tranches at a purchase price of $10,000 per share, for an aggregate issue price of up to $5 million. In addition we issued to Socius a warrant to acquire 40,909,091 shares of our common stock. With each tranche, Socius will vest in five-year warrants to purchase shares of our common stock equal to 135% of the tranche amount. The exercise price of the warrants will equal the closing bid price of our common stock on the date we provide notice of a tranche to Socius. Funding under the agreement with Socius is subject to the satisfaction of a number of conditions, including the effectiveness of a registration statement filed with the Securities and Exchange Commission relating to Socius’ potential sale of the common stock underlying the warrants. Under the terms of the purchase agreement, we issued to Socius 3,000,000 shares of our common stock as payment for a commitment fee of $250,000. On July 26, 2010, we withdrew our registration statement related to the Socius transaction in an effort to focus our resources on completing our rights offering. We currently are reassessing the Socius transaction to determine how to best move forward with the transaction. To date, we have received no proceeds from Socius.

On March 19, 2010, we sold 150 shares of Series G preferred stock for $1.5 million in cash to The Quercus Trust. As part of the transaction, we also issued to The Quercus Trust a warrant to purchase 11,911,764 shares of common stock with an exercise price of $0.17 per share. The warrants expire on the fifth anniversary of issuance.

See Note 13, Related Party Transactions, for additional preferred stock transactions.

Liquidation Preference

Upon liquidation, holders of the Series D convertible preferred stock will be entitled to the greater of (1) a per share amount equal to the original purchase price plus any dividends accrued but not paid and (2) the amount that the holder would receive in respect of a share of Series D convertible preferred stock if immediately prior to dissolution and liquidation, all shares of Series D convertible preferred stock were converted into shares of common stock. The liquidation preference of Series D convertible preferred stock at September 30, 2010 was $13,500,000.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Note (7)    Common Stock Transactions

Common stock transactions during the nine months ended September 30, 2010 consisted of the following:

	Shares	Price Per Share
Shares issued at December 31, 2009	277,485,359

Shares sold under related party stock purchase agreements	40,562,500	$0.08
Shares sold in connection with rights offering	7,920,644	$0.08
Stock issued in lieu of repayment of related party note payable	5,123,287	$0.10
Shares issued in lieu of commitment fee	3,000,000	$0.08
Shares issued in lieu of severance	100,000	$0.08
Shares issued for rent	588,100	$0.08

Shares issued during the nine months ended September 30, 2010	57,294,531

Shares issued at September 30, 2010	334,779,890

On August 4, 2010, we held our 2010 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved the Amended and Restated 1999 Stock Plan (the “Restated Plan”). The Company’s Board of Directors approved the Restated Plan on May 26, 2010, subject to stockholder approval. The Restated Plan, among other things, increases the number of shares of common stock issuable under the Stock Plan from 80,000,000 to 130,000,000 shares.

On August 6, 2010, we commenced the offering of subscription rights to acquire an aggregate of up to 37,500,000 shares of our common stock. Under the terms of the rights offering and subject to applicable law, we distributed, at no charge, to the holders of record as of 5:00 p.m., New York City time, on August 4, 2010 (the “Record Date”) of our common stock, transferrable subscription rights (each a “Right” and collectively “Rights”) to purchase additional shares of our common stock. Holders of our common stock as of the Record Date received one Right for each share of common stock owned on the Record Date. Each right was exercisable to purchase 0.1166 shares of common stock at a subscription price of $0.08 per share. The Rights terminated and the rights offering expired at 5:00 p.m., New York City time, on September 20, 2010. Rights to purchase 7,920,644 shares of common stock were exercised for an aggregate purchase price of approximately $633,552 (net proceeds of $274,434 after related transaction costs).

Note (8)    Warrant Transactions

The Company uses the fair value method to account for transactions with non-employees in which warrants to exercise unregistered common shares are issued in consideration for extensions of short-term loans, commissions for debt and equity financing, and the provision of goods or services. The fair value of all warrants is calculated using the Black Scholes pricing model with the following assumptions: dividend yield of zero percent, expected volatility (calculated on a case by case situation), utilizing the current risk free interest rate, and an average term of 10 years. Warrants to purchase 42,877,097 common shares are exercisable immediately. Warrants to purchase 40,909,091 common shares relating to the Socius transaction are not excisable at this time. All warrants are exercisable into common stock only and do not include Series D preferred stock warrants.

Warrants to purchase 83,786,188 and 5,544,660 common shares were outstanding as of September 30, 2010 and December 31, 2009, respectively.

Note (9)    Share-Based Compensation

Share-based compensation expense for the three months ended September 30, 2010 and 2009 was approximately $640,000 and $175,000, respectively, compared to $3,974,000 and $1,630,000 for the nine months ended September 30, 2010 and 2009, respectively. This expense is presented as part of the operating results in Selling, General and Administrative expenses.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Note (10)    Net Loss per Common Share

Basic loss per share includes no dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. As presented, the Company’s basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per common share for the three and nine months ended September 30, 2010 and 2009 does not include other potential common shares, including shares issuable upon exercise of options, warrants and conversion rights, since their effect would be anti-dilutive due to the Company’s losses. Below is a table of the potential issuable shares as of September 30, 2010 and 2009, respectively:

	September 30, 2010	September 30, 2009
Common stock warrants	83,786,188	5,773,326
Stock options	88,401,511	29,535,710
Preferred stock conversion rights	66,290,766	54,590,121

Total	238,478,465	89,899,157

Note (11)    Commitments and Guarantees

The Company’s commitments as of September 30, 2010, for the years 2010 through 2014 and thereafter are summarized below:

(In thousands)	2010	2011	2012	2013	2014	Thereafter	Total
Employment obligations	$65	$—	$—	$—	$—	$—	$65
Renewable energy credit guarantee obligations	15	60	60	—	—	—	135
Operating lease payments	208	839	842	852	816	1,906	5,463

Total	$288	$899	$902	$852	$816	$1,906	$5,663

Operating Leases

New Jersey

We occupy a 30,000 square foot site located at 200 Ludlow Drive, Ewing, New Jersey. The facility is leased under an operating lease that commenced on July 1, 2007, and terminates on June 30, 2015. On March 11, 2010, the Company committed to an exit plan of its New Jersey facility and seeks to sublease this facility and relocate retained personnel to a smaller facility in or near the New Jersey area. This exit plan has estimated costs of $1.3 million in connection with the restructuring, of which approximately $0.3 million pertain to termination benefits to identified personnel which has been provided for and $1.0 million related to the fair value of the remaining lease obligations, net of estimated sublease income, and other related moving costs in New Jersey which will be provided for when we exit the facility. On June 26, 2010, we entered into an operating lease agreement for an approximately 3,500 square foot site located in Trenton, New Jersey. Our engineering services activities have relocated to this facility. The lease commenced on July 8, 2010 and terminates on July 31, 2013.

Note (12)    Contingencies

We are subject to various claims and suits from time to time in the ordinary course of business. We are not aware of any pending or threatened litigation that could have a material adverse effect on our business, financial condition or results of operations.

Note (13)    Related Party Transactions

On January 6, 2010, January 14, 2010, January 29, 2010, February 8, 2010 and March 1, 2010, we entered into Stock Purchase Agreements with The Quercus Trust whereby we issued an aggregate of 40,562,500 shares of common stock at $0.08 per share to The Quercus Trust.

On February 5, 2010, the Company announced that David Gelbaum, Chairman and Trustee of The Quercus Trust, a major shareholder of the Company, became Chief Executive Officer, replacing Dr. Frank W. Smith, who had served as the Company’s CEO since March 2008.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

On April 30, 2010, we issued and sold to The Quercus Trust of 20 shares of Series H preferred stock for $200,000. As part of the investment transaction, The Quercus Trust received a warrant to purchase 2,076,923 shares of the Company’s common stock at an exercise price of $0.13 per share.

On April 30, 2010, we filed a certificate of designations for the Series H preferred stock. Pursuant to the Series H certificate of designations, the Series H preferred stock shall, with respect to dividend rights, rights upon liquidation, winding-up or dissolution, rank: (i) senior to our common stock, and any other class or series of our preferred stock other than our Series D preferred stock and Series G preferred stock; and (ii) junior to all our existing and future indebtedness. In addition, the Series H preferred stock (i) shall accrue dividends at a rate of 10% per annum, payable in Series H preferred stock, (ii) shall not have voting rights, and (iii) may be redeemed at our option, commencing four years from the issuance date at a price per share of $10,000 plus accrued but unpaid dividends (the “Series H Liquidation Value”), or, at a price per share of: (x) 127% of the Series H Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the initial issuance date, (y) 118% of the Series H Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the initial issuance date, and (z) 109% of the Series H Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the initial issuance date.

On May 10, 2010, we issued and sold 200 shares of Series H preferred stock to The Quercus Trust for an aggregate $2,000,000. As part of the transaction, The Quercus Trust received a warrant to purchase 22,500,000 shares of the Company’s common stock at an exercise price of $0.12 per share.

On June 4, 2010, we entered into a Series I Preferred Stock Purchase Agreement, pursuant to which The Quercus Trust purchased 100 shares of the Company’s Series I preferred stock, par value $0.01 per share, at $100 per share, for an aggregate purchase price of $10,000. On June 4, 2010, in connection with the sale of Series I preferred shares, we filed a certificate of designations for the Series I preferred shares. Pursuant to the Series I certificate of designations, (i) for so long as the beneficial ownership of the holders of a majority of the Series I preferred shares does not fall below 10% of the then outstanding shares of common stock (on a fully-diluted basis), the holders of a majority of the Series I preferred shares shall have the exclusive right to elect two directors to the Company’s Board of Directors, and (ii) for so long as the beneficial ownership of the holders of a majority of the Series I preferred shares is between 5% and 10% of the then outstanding shares of common stock (on a fully-diluted basis), the holders of a majority of the Series I preferred shares shall have the exclusive right to elect one director to the Company’s Board of Directors. If at any time the beneficial ownership of the holders of a majority of the Series I preferred shares falls below 5% of the then outstanding shares of common stock (on a fully diluted basis), the Series I preferred shares shall automatically be converted into shares of the Company’s common stock. The Series I preferred shares shall have no other voting rights with respect to any other matters or proceedings of the Company.

On June 25, 2010, we entered into a Series H Preferred Stock Purchase Agreement pursuant to which The Quercus Trust agreed to purchase, in the event of the death of David Gelbaum on or before December 31, 2010 (the ‘Triggering Event”), 1,000 shares of the Company’s Series H preferred stock, par value $0.01 per share, at $10,000 per share, for an aggregate purchase price of $10,000,000. In connection with this purchase the Company would also issue to The Quercus Trust a warrant to purchase $13,500,000 worth of shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the day prior to the issuance of the warrant. In addition to the occurrence of the Triggering Event, the issuance of the Series H preferred shares is also contingent upon the receipt by The Quercus Trust of life insurance proceeds in the amount of $10,000,000. In exchange for entering into the purchase agreement, the Company paid to The Quercus Trust a commitment fee of $100,000 which was paid by the Company through the issuance of 10 shares of Series H preferred stock to The Quercus Trust along with a warrant to acquire 843,750 shares of the Company’s common stock at an exercise price of $0.16 per share. While the Company is not aware of any facts or circumstances to suggest that Mr. Gelbaum is ill or that the Triggering Event may occur, it is the Company’s understanding that The Quercus Trust has entered into this purchase agreement in an effort to continue its support of the Company should Mr. Gelbaum die on or before December 31, 2010.

On September 30, 2010, the Company and The Quercus Trust entered into a Stock Purchase Agreement, pursuant to which The Quercus Trust purchased 5,123,287 shares of our common stock, par value $0.001 per share, at a price of $0.10 per share, for an aggregate purchase price of approximately $512,000. The Quercus Trust acquired these shares of common stock and paid the purchase price through the cancellation of a promissory note due and payable by the Company to The Quercus Trust. At the time of cancellation and exchange, the amount of principal and accrued interest due and payable by the Company under the promissory note was approximately $512,000, which amount is equal to the purchase price paid for the common stock.

ENTECH SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Note (14)    Supplemental Disclosure of Cash Flow Information

	Nine Months Ended September 30,
	2010	2009
Conversion of Series C 6% Convertible Preferred Stock	$—	$170
Stock issued in lieu of commitment fees	$350	$—

Note (15)    Subsequent Events

On October 12, 2010, we issued and sold to Chapman University, a California non-profit corporation, 15,797,788 shares of the Company’s common stock, par value $0.001 per share, at a price of $0.0633 per share, for an aggregate purchase price of $1,000,000.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of the effective date of the Registration Statement. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

84,375,000

Shares of

Common Stock

ENTECH SOLAR, INC.

PROSPECTUS

February     , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Securities and Exchange Commission Filing Fee	$500
Legal Fees and Expenses	$75,000	*
Accounting Fees and Expenses	$30,000	*
Miscellaneous Expenses	$7,000	*

Total	$112,500	*

*	Estimate

Indemnification of Directors and Officers

The Company’s Certificate of Incorporation and By-Laws include provisions (i) to reduce the personal liability of the Company’s directors for monetary damage resulting from breaches of their fiduciary duty, and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Company has entered into indemnification agreements with certain of the Company’s directors (collectively, “Director Indemnification Agreements”). The obligation to indemnify generally means that we are required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has obtained directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement, or payment of a judgment under certain circumstances.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions of Delaware law, the Director Indemnification Agreements, the Company’s Certificate of Incorporation and our By-Laws, Entech Solar provides indemnification of any person who is, was or shall be a director, officer, employee or agent of the Company, to the fullest extent permitted by the DGCL, as amended from time to time.

Recent Sales of Unregistered Securities

Since January 1, 2007, we have issued or sold the following unregistered securities:

On May 3, 2007, we issued 25,000 shares of common stock to Henry Sartorio for services performed in 2006. The issuance of shares of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On May 9, 2007, we issued and sold to certain investors 10,900,000 shares of our common stock issued at $0.50 per share, with a five-year warrant attached to purchase 2,725,000 shares of the our common stock at $0.50, for total proceeds of $5,450,000. The issuance of shares of our common stock and warrants were made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On July 6, 2007, we issued 50,000 shares of our common stock for services performed. The fair value of the stock at the time of issuance was $85,000. The issuance of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On July 23, 2007, we issued 256,410 shares of our common stock in exchange for shares of stock in Entech Inc. The issuance of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On July 25, 2007, we issued 256,410 shares of our common stock in exchange for shares of stock in Entech Inc. The issuance of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On August 13, 2007, we issued 128,205 shares of our common stock in exchange for shares of stock in Entech Inc. The issuance of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On September 10, 2007, we issued 50,000 shares of our common stock to Prime Solar for services performed. The fair value of the stock at the time of issuance was $69,500. The issuance of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On September 14, 2007, we issued 30,000 shares of our common stock to Prime Solar for services performed. The fair value of the stock at the time of issuance was $45,000. The issuance of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On September 28, 2007, we issued and sold to The Quercus Trust, 7,500,000 million shares of our common stock at a price of $1.782 per share, for total proceeds of $13,365,000. We also issued to The Quercus Trust a warrant to purchase of 9,000,000 million shares of our common stock at an exercise price of $1.815, subject to certain adjustments, and an expiration date of March 28, 2013. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On January 25, 2008, we issued to The Quercus Trust 19,700 shares of our Series E Convertible Preferred Stock in exchange for 19,700,000 shares of the our common stock then held by The Quercus Trust. The issuance of shares of our preferred stock in exchange for shares of our common stock was made pursuant to Section 3(a)(9) of the Securities Act.

On January 28, 2008, we completed a merger with Entech, Inc. pursuant to which Entech, Inc, merger with and into our wholly owned subsidiary WorldWater Merger Corp. In connection with the merger we issued a total of 19,672,132 shares of unregistered common stock to the then holders of capital stock of Entech, Inc. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On February 12, 2008, we issued and sold to The Quercus Trust 20,000 shares of our Series F Convertible Preferred Stock at a price of $1,782.00 per share for total proceeds of $35,640,000. We also issued to The Quercus Trust a warrant to purchase 29,000,000 shares of our common stock at an exercise price of $1.815, subject to certain adjustments, and an expiration date of August 12, 2013. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On June 26, 2008, we issued 19,700,000 shares of our common stock to The Quercus Trust in exchange for the cancellation of 19,700 shares of our Series E Convertible Preferred Stock. The issuance of shares of our common stock in exchange for our preferred stock was made pursuant to Section 3(a)(9) of the Securities Act.

On January 1, 2009, three former stockholders converted their shares of our Series C 6% Convertible Preferred Stock into common stock of Entech, Inc. and collectively own 1% of Entech, Inc. common stock. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On December 15, 2009, we issued 25,498,630 shares of our common stock in satisfaction of a $2,000,000, loan plus accrued interest, due to The Quercus Trust. The indebtedness was a result of a loan agreement entered into by us with The Quercus Trust on September 10, 2009. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On December 15, 2009, we issued and sold 5,000,000 shares of our common stock to The Quercus Trust for total proceeds of $400,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On December 17, 2009, we issued and sold 3,750,000 shares of our common stock to The Quercus Trust for total proceeds of $300,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On December 22, 2009, we issued and sold 3,750,000 shares of our common stock to The Quercus Trust for total proceeds of $300,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On January 5, 2010, we issued and sold 3,750,000 shares of our common stock to The Quercus Trust for total proceeds of $300,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On January 15, 2010, we issued and sold 1,437,500 shares of our common stock to The Quercus Trust for total proceeds of $115,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On February 1, 2010, we issued and sold 2,875,000 shares of our common stock to The Quercus Trust for total proceeds of $230,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On February 8, 2010, we issued and sold 7,500,000 shares of our common stock to The Quercus Trust for total proceeds of $600,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On February 19, 2010, we entered into a Preferred Stock Purchase Agreement with Socius Capital Group, LLC, doing business as Socius Energy Capital Group, LLC (“Socius”) pursuant to which we can issue and sell up to 500 shares of our Series G Preferred Stock at an issue price of $10,000 per share, for an aggregate issue of up to $5,000,000. In connection with the Preferred Stock

Purchase Agreement we issued to Socius a warrant to purchase 40,909,091 shares our common stock at an initial exercise price of $0.165 per share, subject to adjustment. Socius will vest in the warrant with respect to 135% of the dollar amount of Series G Preferred

Stock purchased by Socius. The exercise price for the vested portion of the warrant will equal the closing bid price on the day prior to the date of our notice to Socius of our intent to sell shares of Series G Preferred Stock to Socius. In addition, we also issued to Socius 3,000,000 shares of our common stock as an estimate of certain fees due under the Preferred Stock Purchase Agreement. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On March 1, 2010, issued and sold 25,000,000 shares of our common stock to The Quercus Trust for total proceeds of $2,000,000. The issuance of shares of our common stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On March 19, 2010, we issued and sold 150 shares of our Series G Preferred to The Quercus Trust, for total proceeds of $1,500,000. In addition, we issued to The Quercus Trust a warrant to purchase 11,911,764 shares of our common stock at an exercise price of $0.17 per share. The issuance of shares of our Series G preferred stock and warrant was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On April 1, 2010, we issued 147,025 shares of our common stock to our landlord in connection with our rental agreement. The issuance of shares of our common stock was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On April 1, 2010 we issued 147,000 shares of our common stock to our landlord in connection with our rental agreement. The issuance was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On April 30, 2010, we issued and sold 20 shares of our Series H preferred stock to The Quercus Trust for total proceeds of $200,000. In addition, we issued to The Quercus Trust a warrant to purchase 2,076,923 shares of our common stock at an exercise price of $0.13 per share. The issuances were made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On April 30, 2010, we issued 100,000 shares of common stock to Quentin T. Kelly in connection with the settlement of certain obligations owed to Mr. Kelly under a Separation Agreement and General Release between Mr. Kelly and the Company. The issuance was made pursuant to Section 4(2) and/or Rule 506 of the Securities Act.

On May 10, 2010, we issued and sold 20 shares of our Series H preferred stock to The Quercus Trust for total proceeds of $2,000,000. In addition, we issued to The Quercus Trust a warrant to purchase 22,500,000 shares of our common stock at an exercise price of $0.12 per share. The issuances were made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On June 4, 2010, we issued and sold 100 shares of our Series I preferred stock to The Quercus Trust for total proceeds of of $10,000. The issuance was made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On September 30, 2010, we issued 5,123,287 shares of our common stock to The Quercus Trust in exchange for cancellation of a $500,000 note that was due and payable to The Quercus Trust on September 8, 2010. The issuances were made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On October 12, 2010, we issued and sold to Chapman University, a California Non-profit Corporation, 15,797,788 shares of our common stock, par value $0.001 per share, at a price of $0.0633, for an aggregate purchase price of $1,000,000. The issuances were made pursuant to Section 4(2) and Rule 506 of the Securities Act.

On December 6, 2010, we issued and sold 15,000,000 shares of our common stock to JEMZ Trust for total proceeds of $1,000,500. The issuances were made pursuant to Section 4(2) and/or Rule 506 of the Securities Act.

On December 16, 2010, we issued and sold 15,000,000 shares of our common stock to JEMZ Trust for total proceeds of $1,000,500. The issuances were made pursuant to Section 4(2) and/or Rule  506 of the Securities Act.

Exhibits and Financial Statement Schedules

Exhibits. The following exhibits to this Registration Statement on Form S-1 are either incorporated by reference or append hereto, and we refer you to them for a more complete understanding of these documents.

Exhibit Number	Description

2.1	Plan of Merger of WorldWater, a Nevada corporation with and into WorldWater, a Delaware corporation, filed with the State of Delaware April 30, 2001. Incorporated by reference to Exhibit 2.1 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.2	State of Nevada Articles of Merger, filed with the State of Nevada May 9, 2001. Incorporated by reference to Exhibit 2.2 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.3	Certificate of Merger of Domestic Corporation and Foreign Corporation filed with State of Delaware April 30, 2001. Incorporated by reference to Exhibit 2.3 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.4	Agreement and Plan of Merger by and among WorldWater & Solar Technologies Corp., WorldWater Merger Corp. and Entech, Inc. and All of the Stockholders of Entech, Inc., dated October 29, 2007. Incorporated by reference to Appendix C of the Company’s Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act, filed with the Securities and Exchange Commission on May 15, 2008 (File No. 000-16936).

3.1	Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 of the Company’s Form S-1/A filed with Securities and Exchange Commission on July 26, 2010 (File No. 333-160575).

3.6	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 27, 2010 (File No. 001-34592).

4.1	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of WorldWater & Power Corp. dated November 29, 2006. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

4.2	Certificate of Designation of Series E Convertible Preferred Stock of WorldWater & Solar Technologies Corp. dated January 25, 2008. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008 (File No. 000-16936).

Exhibit Number	Description

4.3	Certificate of Designation of Series F Convertible Stock dated February 12, 2008. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008 (File No. 000-16936).

4.4	Certificate of Designations of Preferences, Rights and Limitations of Series G Preferred Stock dated February 16, 2010. Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010 (File No. 001-34592).

4.5	Series A Convertible Preferred Stock Certificate of Designations, Preferences and Rights dated February 12, 2010. Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010.

4.6	Series B Convertible Preferred Stock Certificate of Designations, Preferences and Rights dated February 12, 2010. Incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010.

4.7	Series H Preferred Stock Certificate of Designations of Preferences, Rights and Limitations dated April 30, 2010. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 (File No. 001-34592).

4.8	Series I Preferred Stock Certificate of Designations, Preferences and Rights dated June 3, 2010. Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 (File No. 001-34592).

4.9	Series D-1 Preferred Stock Certificate of Designations, Preferences and Rights, dated November 29, 2010. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2010 (File No. 001-34592).

5.1*	Opinion of Bingham McCutchen LLP regarding the validity of the securities offered hereby.

10.1	Securities Purchase Agreement between WorldWater Corp. and SBI Brightline VIII LLC dated April 1, 2004. Incorporated by reference to Exhibit 10.1 to the Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.2	Stock Purchase Warrant dated March 29, 2004. Incorporated by reference to Exhibit 10.3 to Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.3	Registration Rights Agreement by and between WorldWater and SBI Advisors, LLC dated as of March 29, 2004 Incorporated by reference to Exhibit 10.4 to the Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.4	Forms of Warrant Purchase Agreements between WorldWater and certain Selling Stockholder. Incorporated by reference to Exhibit 10.5 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.5	Form of Registration Rights Agreement between WorldWater and certain Selling Stockholder. Incorporated by reference to Exhibit 10.6 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.6	Restricted Stock Agreement for Quentin T. Kelly dated July 1, 2002. Incorporated by reference to Exhibit 10.12 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

10.7	Larry Crawford Employment Agreement dated effective as of January 1, 2007. Incorporated by reference to Exhibit 10.10 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 9, 2007 (File No. 000-16936).

10.8	James S. Brown Employment Agreement dated effective as of May 24, 2004. Incorporated by reference to Exhibit 10.10 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.9	Quentin T. Kelly Employment Agreement dated effective as January 1, 2007. Incorporated by reference to Exhibit 10.8 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 9, 2007. Amended by that First Amendment to the Employment Agreement, dated as of December 31, 2008, and incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 7, 2009.

10.10	Robert A. Gunther Executive Employment Agreement dated effective January 7, 2008 and incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2008.

Exhibit Number	Description

10.11	Frank W. Smith Executive Employment Agreement dated effective February 5, 2007 and incorporated by reference to Exhibit 10.21 of the Company’s S-1/A Registration Statement filed with the Securities and Exchange Commission on October 17, 2008 (File No. 333-152096).

10.12	Securities Purchase Agreement dated as of July 21, 2005 between WorldWater & Power Corp., a Delaware corporation as the Company and CAMOFI Master LDC, its successors and assigns as Purchaser. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.13	Registration Rights Agreement dated as of July 21, 2005 between WorldWater & Power Corp., a Delaware corporation and CAMOFI Master LDC as Purchaser. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.14	Common Stock Purchase Warrant dated July 21, 2005 issued to CAMOFI Master LDC as Holder for 9,027,778 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.18 per share and terminating on July 21, 2009. Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.15	Common Stock Purchase Warrant dated July 21, 2005 issued to CAMOFI Master LDC as Holder for 1,277,778 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on July 21, 2009. Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.16	Common Stock Purchase Warrant dated July 25, 2005 issued to The Water Fund, LP for 416,667 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on August 15, 2009. Incorporated by reference to Exhibit 10.18 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on October 21, 2005 (File No. 33-0123045).

10.17	Investment Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation as the Company and Emcore Corporation. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.18	Registration Rights Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation and Emcore Corporation. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.19	Letter Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation and Emcore Corporation. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

Exhibit Number	Description

10.20	Series D Convertible Preferred Stock Purchase Warrant dated November 29, 2006 issued to Emcore Corporation for 505,044 shares of Series D Convertible Preferred Stock of WorldWater & Power Corp. at the exercise price of $3.17 per share and terminating on November 29, 2016. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.21	Promissory Note dated January 25, 2008 by WorldWater & Solar Technologies Corp. in favor The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008 (File No. 000-16936).

10.22	Stock Exchange Agreement dated January 25, 2008 by and between WorldWater & Solar Technologies Corp. and The Quercus Trust. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008 (File No. 000-16936).

10.23	Stock and Warrant Purchase Agreement Exchange Agreement dated February 12, 2008 by and between WorldWater & Solar Technologies Corp. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008 (File No. 000-16936).

10.24	Lease Agreement dated as of March 7, 2008 by and between ENTECH, Inc., as tenant, and Alliance Gateway No. 23, Ltd., as landlord. Incorporated by reference to Exhibit 10.22 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2008 (File No. 000-16936).

10.25	Lease Guarantee dated as of March 7, 2008 by and between WorldWater & Solar Technologies Corp. as guarantor, and Alliance Gateway No. 23, Ltd. Incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2008 (File No. 000-16936).

10.26	Warrant Cancellation Agreement dated as of February 4, 2009 by and between The Quercus Trust and Entech Solar, Inc., formerly known as WorldWater & Solar Technologies Corp. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 10, 2009 (File No. 000-16936).

10.27	Seventh Amendment and Restatement of the Company’s 1999 Incentive Stock Option Plan. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 10, 2009 (File No. 000-16936).

10.28	Subscription Agent Agreement dated October 22, 2009 by and between Entech Solar, Inc., Computershare Inc. and Computershare Trust Company, N.A. Incorporated by reference to Exhibit 10.30 of Amendment Number 3 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 23, 2009 (File No. 333-160575).

10.29	Letter of Agreement dated October 22, 2009 between Entech Solar, Inc. and Georgeson Inc. Incorporated by reference to Exhibit 10.31 of Amendment Number 3 of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2009 (File No. 333-160575).

10.30	Convertible Promissory Note dated September 10, 2009 from the Company, as payee, payable to the order of The Quercus Trust. Incorporated by reference to Exhibit 10.32 of Amendment Number 3 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 23, 2009 (File No. 333-160575).

Exhibit Number	Description

10.31	Stock Purchase Agreement dated December 15, 2009 by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.33 of Amendment Number 4 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 16, 2009 (File No. 333-160575).

10.32	Stock Purchase Agreement dated January 14, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010 (File No. 001-34592).

10.33	Stock Purchase Agreement dated February 1, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010 (File No. 001-34592).

10.34	Stock Purchase Agreement dated February 8, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010 (File No. 001-34592).

10.35	Stock Purchase Agreement Amendment dated February 12, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010 (File No. 001-34592).

10.36	Warrant to Purchase Common Stock, dated as of February 19, 2010. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010 (File No. 001-34592).

10.37	Stock Purchase Agreement, dated March 1, 2010, by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 5, 2010 (File No. 001-34592).

10.38	Series G Preferred Stock Purchase Agreement, dated March 19, 2010, by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2010 (File No. 001-34592).

10.39	Warrant to Purchase Common Stock, dated as of March 19, 2010. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2010 (File No. 001-34592).

10.40	Employment Letter, dated November 6, 2008, by and between Sean C. Rooney and WorldWater & Solar Technologies Corp. Incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 6, 2010 (File No. 333-166115).

10.41	Series H Preferred Stock Purchase Agreement dated April 30, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 (File No. 001-34592).

10.42	Series H Preferred Stock Purchase Agreement dated May 10, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 12, 2010 (File No. 001-34592).

10.43	Series I Preferred Stock Purchase Agreement dated June 4, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 9, 2010 (File No. 001-34592).

10.44	Amended and Restated 1999 Stock Plan. Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed on June 21, 2010 (File No. 001-34592).

10.45	Series H Preferred Stock Purchase Agreement, dated as of June 25, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 30, 2010 (File No. 001-34592).

10.46	Warrant to Purchase Common Stock, dated as of June 25, 2010. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 30, 2010 (File No. 001-34592).

10.47**	Amended and Restated Preferred Stock Purchase Agreement, dated as of November 29, 2010, by and between Entech Solar, Inc. and Socius CG II, Ltd.

10.48**	Amended and Restated Warrant to Purchase Common Stock, dated as of November 29, 2010.

10.49	Preferred Stock Exchange Agreement, dated as of November 29, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2010.

10.50	Preferred Stock Cancellation Agreement, dated as of November 29, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2010.

10.51	Stock Purchase Agreement, dated as of December 6, 2010, by and between Entech Solar, Inc. and JEMZ Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 10, 2010.

10.52	Stock Purchase Agreement, dated as of December 16, 2010, by and between Entech Solar, Inc. and JEMZ Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 16, 2010.

10.53	Amendment to Series H Preferred Stock Purchase Agreement, dated January 5, 2011, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 11, 2011 (File No. 001-34592).

10.54	Warrant to Purchase Common Stock, dated January 5, 2011. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 11, 2011 (File No. 001-34592).

23.1*	Consent of Independent Registered Public Accounting Firm—Amper, Politziner & Mattia, LLP

23.2*	Consent of Bingham McCutchen LLP (included in Exhibit 5.1 hereto)

99.1	Promissory Note, dated as of July 12, 2010. Incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on July 13, 2010 (File No. 001-34592).

*	Filed herewith
**	Previously filed

Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Fort Worth, State of Texas on February 10, 2011.

Entech Solar, Inc.
(Registrant)

By:	/S/ DAVID GELBAUM	Date:	February 10, 2011
David Gelbaum
Chief Executive Officer

By:	/S/ SHELLEY HOLLINGSWORTH	Date:	February 10, 2011
Shelley Hollingsworth
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ DAVID GELBAUM	Chief Executive Officer and Chairman	February 10, 2011
David Gelbaum	(Principal Executive Officer)

/S/ SHELLEY HOLLINGSWORTH	Chief Financial Officer and Treasurer	February 10, 2011
Shelley Hollingsworth	(Principal Financial and Accounting Officer)

*	Director	February 10, 2011
David Field

*	Director	February 10, 2011
Mark J. O’Neill

	Director	February 10, 2011
Carl Pope

*By:	/S/ SHELLEY HOLLINGSWORTH
Shelley Hollingsworth
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Plan of Merger of WorldWater, a Nevada corporation with and into WorldWater, a Delaware corporation, filed with the State of Delaware April 30, 2001. Incorporated by reference to Exhibit 2.1 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.2	State of Nevada Articles of Merger, filed with the State of Nevada May 9, 2001. Incorporated by reference to Exhibit 2.2 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.3	Certificate of Merger of Domestic Corporation and Foreign Corporation filed with State of Delaware April 30, 2001. Incorporated by reference to Exhibit 2.3 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

2.4	Agreement and Plan of Merger by and among WorldWater & Solar Technologies Corp., WorldWater Merger Corp. and Entech, Inc. and All of the Stockholders of Entech, Inc., dated October 29, 2007. Incorporated by reference to Appendix C of the Company’s Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act, filed with the Securities and Exchange Commission on May 15, 2008 (File No. 000-16936).

3.1	Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 of the Company’s Form S-1/A filed with Securities and Exchange Commission on July 26, 2010 (File No. 333-160575).

3.6	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 27, 2010 (File No. 001-34592).

4.1	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of WorldWater & Power Corp. dated November 29, 2006. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

4.2	Certificate of Designation of Series E Convertible Preferred Stock of WorldWater & Solar Technologies Corp. dated January 25, 2008. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008 (File No. 000-16936).

Exhibit Number	Description

4.3	Certificate of Designation of Series F Convertible Stock dated February 12, 2008. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008 (File No. 000-16936).

4.4	Certificate of Designations of Preferences, Rights and Limitations of Series G Preferred Stock dated February 16, 2010. Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010 (File No. 001-34592).

4.5	Series A Convertible Preferred Stock Certificate of Designations, Preferences and Rights dated February 12, 2010. Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010.

4.6	Series B Convertible Preferred Stock Certificate of Designations, Preferences and Rights dated February 12, 2010. Incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010.

4.7	Series H Preferred Stock Certificate of Designations of Preferences, Rights and Limitations dated April 30, 2010. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 (File No. 001-34592).

4.8	Series I Preferred Stock Certificate of Designations, Preferences and Rights dated June 3, 2010. Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 (File No. 001-34592).

4.9	Series D-1 Preferred Stock Certificate of Designations, Preferences and Rights, dated November 29, 2010. Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2010 (File No. 001-34592).

5.1*	Opinion of Bingham McCutchen LLP regarding the validity of the securities offered hereby.

10.1	Securities Purchase Agreement between WorldWater Corp. and SBI Brightline VIII LLC dated April 1, 2004. Incorporated by reference to Exhibit 10.1 to the Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.2	Stock Purchase Warrant dated March 29, 2004. Incorporated by reference to Exhibit 10.3 to Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.3	Registration Rights Agreement by and between WorldWater and SBI Advisors, LLC dated as of March 29, 2004 Incorporated by reference to Exhibit 10.4 to the Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 30, 2004 (File No. 333-115561).

10.4	Forms of Warrant Purchase Agreements between WorldWater and certain Selling Stockholder. Incorporated by reference to Exhibit 10.5 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.5	Form of Registration Rights Agreement between WorldWater and certain Selling Stockholder. Incorporated by reference to Exhibit 10.6 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.6	Restricted Stock Agreement for Quentin T. Kelly dated July 1, 2002. Incorporated by reference to Exhibit 10.12 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on January 3, 2003 (File No. 333-102348).

10.7	Larry Crawford Employment Agreement dated effective as of January 1, 2007. Incorporated by reference to Exhibit 10.10 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 9, 2007 (File No. 000-16936).

10.8	James S. Brown Employment Agreement dated effective as of May 24, 2004. Incorporated by reference to Exhibit 10.10 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on February 11, 2005 (File No. 333-122756).

10.9	Quentin T. Kelly Employment Agreement dated effective as January 1, 2007. Incorporated by reference to Exhibit 10.8 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 9, 2007. Amended by that First Amendment to the Employment Agreement, dated as of December 31, 2008, and incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 7, 2009.

10.10	Robert A. Gunther Executive Employment Agreement dated effective January 7, 2008 and incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2008.

Exhibit Number	Description

10.11	Frank W. Smith Executive Employment Agreement dated effective February 5, 2007 and incorporated by reference to Exhibit 10.21 of the Company’s S-1/A Registration Statement filed with the Securities and Exchange Commission on October 17, 2008 (File No. 333-152096).

10.12	Securities Purchase Agreement dated as of July 21, 2005 between WorldWater & Power Corp., a Delaware corporation as the Company and CAMOFI Master LDC, its successors and assigns as Purchaser. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.13	Registration Rights Agreement dated as of July 21, 2005 between WorldWater & Power Corp., a Delaware corporation and CAMOFI Master LDC as Purchaser. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.14	Common Stock Purchase Warrant dated July 21, 2005 issued to CAMOFI Master LDC as Holder for 9,027,778 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.18 per share and terminating on July 21, 2009. Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.15	Common Stock Purchase Warrant dated July 21, 2005 issued to CAMOFI Master LDC as Holder for 1,277,778 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on July 21, 2009. Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 28, 2005 (File No. 000-16936).

10.16	Common Stock Purchase Warrant dated July 25, 2005 issued to The Water Fund, LP for 416,667 shares of common stock of WorldWater & Power Corp. at the exercise price of $0.22 per share and terminating on August 15, 2009. Incorporated by reference to Exhibit 10.18 to the Company’s Form SB-2 filed with the Securities and Exchange Commission on October 21, 2005 (File No. 33-0123045).

10.17	Investment Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation as the Company and Emcore Corporation. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.18	Registration Rights Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation and Emcore Corporation. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.19	Letter Agreement dated as of November 29, 2006 between WorldWater & Power Corp., a Delaware corporation and Emcore Corporation. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

Exhibit Number	Description

10.20	Series D Convertible Preferred Stock Purchase Warrant dated November 29, 2006 issued to Emcore Corporation for 505,044 shares of Series D Convertible Preferred Stock of WorldWater & Power Corp. at the exercise price of $3.17 per share and terminating on November 29, 2016. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 5, 2006 (File No. 000-16936).

10.21	Promissory Note dated January 25, 2008 by WorldWater & Solar Technologies Corp. in favor The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008 (File No. 000-16936).

10.22	Stock Exchange Agreement dated January 25, 2008 by and between WorldWater & Solar Technologies Corp. and The Quercus Trust. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2008 (File No. 000-16936).

10.23	Stock and Warrant Purchase Agreement Exchange Agreement dated February 12, 2008 by and between WorldWater & Solar Technologies Corp. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008 (File No. 000-16936).

10.24	Lease Agreement dated as of March 7, 2008 by and between ENTECH, Inc., as tenant, and Alliance Gateway No. 23, Ltd., as landlord. Incorporated by reference to Exhibit 10.22 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2008 (File No. 000-16936).

10.25	Lease Guarantee dated as of March 7, 2008 by and between WorldWater & Solar Technologies Corp. as guarantor, and Alliance Gateway No. 23, Ltd. Incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 28, 2008 (File No. 000-16936).

10.26	Warrant Cancellation Agreement dated as of February 4, 2009 by and between The Quercus Trust and Entech Solar, Inc., formerly known as WorldWater & Solar Technologies Corp. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 10, 2009 (File No. 000-16936).

10.27	Seventh Amendment and Restatement of the Company’s 1999 Incentive Stock Option Plan. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 10, 2009 (File No. 000-16936).

10.28	Subscription Agent Agreement dated October 22, 2009 by and between Entech Solar, Inc., Computershare Inc. and Computershare Trust Company, N.A. Incorporated by reference to Exhibit 10.30 of Amendment Number 3 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 23, 2009 (File No. 333-160575).

10.29	Letter of Agreement dated October 22, 2009 between Entech Solar, Inc. and Georgeson Inc. Incorporated by reference to Exhibit 10.31 of Amendment Number 3 of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 23, 2009 (File No. 333-160575).

10.30	Convertible Promissory Note dated September 10, 2009 from the Company, as payee, payable to the order of The Quercus Trust. Incorporated by reference to Exhibit 10.32 of Amendment Number 3 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 23, 2009 (File No. 333-160575).

Exhibit Number	Description

10.31	Stock Purchase Agreement dated December 15, 2009 by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.33 of Amendment Number 4 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 16, 2009 (File No. 333-160575).

10.32	Stock Purchase Agreement dated January 14, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010 (File No. 001-34592).

10.33	Stock Purchase Agreement dated February 1, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2010 (File No. 001-34592).

10.34	Stock Purchase Agreement dated February 8, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010 (File No. 001-34592).

10.35	Stock Purchase Agreement Amendment dated February 12, 2010 by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2010 (File No. 001-34592).

10.36	Warrant to Purchase Common Stock, dated as of February 19, 2010. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2010 (File No. 001-34592).

10.37	Stock Purchase Agreement, dated March 1, 2010, by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 5, 2010 (File No. 001-34592).

10.38	Series G Preferred Stock Purchase Agreement, dated March 19, 2010, by and between The Quercus Trust and Entech Solar, Inc. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2010 (File No. 001-34592).

10.39	Warrant to Purchase Common Stock, dated as of March 19, 2010. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2010 (File No. 001-34592).

10.40	Employment Letter, dated November 6, 2008, by and between Sean C. Rooney and WorldWater & Solar Technologies Corp. Incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 6, 2010 (File No. 333-166115).

10.41	Series H Preferred Stock Purchase Agreement dated April 30, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 4, 2010 (File No. 001-34592).

10.42	Series H Preferred Stock Purchase Agreement dated May 10, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on May 12, 2010 (File No. 001-34592).

10.43	Series I Preferred Stock Purchase Agreement dated June 4, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 9, 2010 (File No. 001-34592).

10.44	Amended and Restated 1999 Stock Plan. Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed on June 21, 2010 (File No. 001-34592).

10.45	Series H Preferred Stock Purchase Agreement, dated as of June 25, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 30, 2010 (File No. 001-34592).

10.46	Warrant to Purchase Common Stock, dated as of June 25, 2010. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on June 30, 2010 (File No. 001-34592).

10.47**	Amended and Restated Preferred Stock Purchase Agreement, dated as of November 29, 2010, by and between Entech Solar, Inc. and Socius CG II, Ltd.

10.48**	Amended and Restated Warrant to Purchase Common Stock, dated as of November 29, 2010.

10.49	Preferred Stock Exchange Agreement, dated as of November 29, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2010.

10.50	Preferred Stock Cancellation Agreement, dated as of November 29, 2010, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 3, 2010.

10.51	Stock Purchase Agreement, dated as of December 6, 2010, by and between Entech Solar, Inc. and JEMZ Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 10, 2010.

10.52	Stock Purchase Agreement, dated as of December 16, 2010, by and between Entech Solar, Inc. and JEMZ Trust. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 16, 2010.

10.53	Amendment to Series H Preferred Stock Purchase Agreement, dated January 5, 2011, by and between Entech Solar, Inc. and The Quercus Trust. Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 11, 2011 (File No. 001-34592).

10.54	Warrant to Purchase Common Stock, dated January 5, 2011. Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 11, 2011 (File No. 001-34592).

23.1*	Consent of Independent Registered Public Accounting Firm—Amper, Politziner & Mattia, LLP

23.2*	Consent of Bingham McCutchen LLP (included in Exhibit 5.1 hereto)

99.1	Promissory Note, dated as of July 12, 2010. Incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed with the Securities and Exchange Commission on July 13, 2010 (File No. 001-34592).

*	Filed herewith
**	Previously filed